Filed Pursuant to Rule 424(b)(3)
File No. 333-115364

CYTOMEDIX, INC.

25,606,551 SHARES OF COMMON STOCK, $.0001 PAR VALUE
OFFERED BY SELLING SHAREHOLDERS

This amended prospectus relates to 25,606,551 shares of Cytomedix common stock, of which:

9,273,725 are shares of Cytomedix common stock that were outstanding as of July 13, 2004, and may be sold from time to time by certain selling shareholders;

665,563 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series A Warrants;

477,263 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series B Warrants;

1,680,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series C-1 Warrants;

1,680,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon exercise of Cytomedix's outstanding Series C-2 Warrants;

3,320,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon conversion of Cytomedix's outstanding Series C Preferred Stock; and

8,510,000 are shares of Cytomedix common stock that as of July 13, 2004, were issuable to certain selling shareholders upon the exercise of other warrants to purchase shares of Cytomedix's common stock.

The shares covered by this prospectus may be sold from time to time by the selling shareholders listed on page 11. The selling shareholders will act independently in determining the timing, manner, and size of each sale. The selling shareholders may also sell the common stock under Rule 144. We will not receive any of the proceeds from the sale of the common stock being offered by the selling shareholders.

Our common stock is currently listed on the American Stock Exchange under the symbol GTF. On November 11, 2005, the closing sale price of our common stock was $2.30.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 16, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	6

A. WE HAVE LIMITED WORKING CAPITAL	6

B. WE HAVE A HISTORY OF LOSSES	6

C. WE HAVE A SHORT OPERATING HISTORY AND LIMITED OPERATING EXPERIENCE	6

D. OUR INTELLECTUAL PROPERTY ASSETS ARE CRITICAL TO OUR SUCCESS	7

E. THE AUTOLOGEL(TM) SYSTEM IS SUBJECT TO GOVERNMENTAL REGULATION	7

F. OUR SUCCESS COULD BE ADVERSELY AFFECTED IF OUR CUSTOMERS CANNOT OBTAIN REIMBURSEMENT	7

G. THE RESULTS FROM THE CLINICAL TRIAL ARE CRITICAL TO OUR SUCCESS	8

H. ROYALTY REVENUES ARE UNPREDICTABLE	8

I. THE SUCCESS OF THE AUTOLOGEL(TM) SYSTEM IS DEPENDENT UPON ACCEPTANCE BY THE MEDICAL COMMUNITY	8

J. WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL	8

K. LEGISLATIVE AND ADMINISTRATIVE ACTION MAY AFFECT US ADVERSELY	8

L. WE COULD BE AFFECTED ADVERSELY BY MALPRACTICE CLAIMS	9

M. THE AUTOLOGEL(TM) SYSTEM HAS EXISTING COMPETITION IN THE MARKETPLACE	9

N. THE PRICE OF OUR COMMON STOCK COULD BE AFFECTED ADVERSELY BY SALES OF COMMON STOCK	9

O. THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE AND SUBJECT TO SWINGS BASED ON SALES AND OTHER MARKET CONDITIONS	10

P. THERE IS A RISK OF DILUTION	10

Q. WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS AND LAWS	11

USE OF PROCEEDS	11

DETERMINATION OF OFFERING PRICE	11

SELLING SHAREHOLDERS	11

PLAN OF DISTRIBUTION	21

i

DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS AND CONTROL PERSONS	22

AUDIT COMMITTEE	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25

DESCRIPTION OF SECURITIES	28

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31

DESCRIPTION OF BUSINESS	31

A. CORPORATE HISTORY	31

B. BUSINESS AND OPERATIONS	33

C. STRATEGY	33

D. CLINICAL TRIAL AND REIMBURSEMENT	33

E. PATENTS AND LICENSING	34

F. NON-REIMBURSEMENT SENSITIVE MARKET	35

G. COMPETITION	37

H. INTELLECTUAL PROPERTY RIGHTS	37

I. GOVERNMENT APPROVAL	39

J. GOVERNMENT REGULATION	40

K. FRAUD AND ABUSE LAWS	41

L. ENVIRONMENTAL LAWS	42

M. RESEARCH AND DEVELOPMENT	42

N. EMPLOYEES	42

O. REPORTS TO SECURITY HOLDERS	42

MANAGEMENT'S DISCUSSION AND ANALYSIS	42

DESCRIPTION OF PROPERTY	51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	53

EXECUTIVE COMPENSATION	55

LEGAL MATTERS	61

EXPERTS	61

ADDITIONAL INFORMATION	61

FINANCIAL STATEMENTS	F-1

ii

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding Cytomedix, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and accompanying notes.

This amended prospectus amends the prospectus contained in the Post-Effective Amendment No. 2 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on May 23, 2005. The purpose of this amended prospectus is to include material information contained in our Form 10-QSB for the period ended September 30, 2005, which was filed on November 9, 2005.

Cytomedix

We are a biotechnology company engaged primarily in developing, producing, licensing and distributing autologous cellular therapies, therapies that use the patient's own body products, for the treatment of chronic non-healing wounds. This includes our propriety AutoloGel™ System, which produces our platelet-rich plasma gel, AutoloGel(TM), and related product therapies. To create AutoloGel(TM), the patient's own plasma, platelets and other essential blood components are separated through centrifugation. These components are combined with several reagents which results in the formation of a gel that is applied topically to a wound under the direction of a physician.

We employ eleven full-time employees and one part-time employee. Our corporate headquarters is located at 416 Hungerford Drive, Suite 330, Rockville, Maryland, 20850. Our telephone number is (240) 499-2680 and our website is located at www.cytomedix.com. The information on our website is not a part of this prospectus.

On August 7, 2001, we filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division. On July 11, 2002, our Plan of Reorganization became effective, and we emerged from bankruptcy. Since emerging from bankruptcy, we have elected new directors and have appointed a new management team. We have also adopted a new business plan emphasizing:

o Reimbursement from third-party payors;

o Successful penetration of market segments that are less sensitive to reimbursement issues; and

o Aggressive protection of our intellectual property rights to protect our proprietary technology and maximize potential royalty and licensing revenue.

The Offering by the Selling Shareholders

The selling shareholders identified in this prospectus are selling up to 25,606,551 shares of our common stock. The selling shareholders acquired these shares, or will acquire these shares upon exercise of warrants or conversion of preferred stock, in transactions exempt from the registration requirements of the Securities Act of 1993. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders.

This prospectus relates to the registration for resale of up to 25,606,551 shares of common stock that were issued, or are issuable, in connection with the following transactions:

2002 Offering

In connection with our bankruptcy reorganization, we initiated a private offering of our common stock and warrants to purchase our common stock to accredited investors only. For each $1.00 invested in the 2002 Offering, investors received one share of common stock, 1/4 of a Series A Warrant (exercisable for two years at $1.00 per share of common stock) and 3/20 of a Series B Warrant (exercisable for three years at $1.50 per share of common stock). In connection with the 2002 Offering, we issued to investors 3,469,252 shares of common stock, Series A Warrants to purchase 867,313 shares of common stock, and Series B Warrants to purchase 520,388 shares of common stock. The number of shares of common stock issuable upon exercise of the Series A and Series B Warrants is subject to adjustment for stock splits, stock dividends, and similar transactions. We also issued 153,963 shares of common stock to broker-dealers as compensation in connection with the 2002 Offering. The common stock issuable upon exercise of the Series A and Series B Warrants is expected to be issued pursuant to exemptions provided by Section 4(2) of the Securities Act.

This prospectus covers the resale of the common stock issued to investors in the 2002 Offering, the common stock issuable upon exercise of the Series A Warrants and the Series B Warrants, and the common stock issued to broker-dealers (or their designees) as compensation in connection with the 2002 Offering.

2003 Offering

On June 4, 2003, we initiated a private offering of our common stock to accredited investors only. In the 2003 Offering, we issued to investors 1,999,200 shares of common stock at a price of $1.25 per share. We also issued 40,776 shares of common stock to broker-dealers as compensation in connection with the 2003 Offering. This prospectus covers the resale of the common stock issued to investors in the 2003 Offering, and the common stock issued to broker-dealers (or their designees) as compensation in connection with the 2003 Offering.

2004 Series C Offering

On March 26, 2004, we completed a private offering to accredited investors only of Series C Convertible Preferred Stock, Series C-1 Warrants, and Series C-2 Warrants raising gross proceeds of $2.8 million. The 2004 Series C Offering, and certain documents material to the 2004 Series C Offering, were disclosed in the Form 8-K filed with the SEC on March 29, 2004. In the 2004 Series C Offering, we issued and sold 280 shares of our new Series C convertible preferred stock, accompanied by Series C-1 Warrants to purchase a total of 1.4 million shares of our common stock and Series C-2 Warrants to purchase 1.4 million shares of our common stock. The Series C-1 Warrants and Series C-2 Warrants had an exercise price of $1.50 and a term of five years. The purchase price of each share of Series C preferred stock was $10,000.

Each share of Series C convertible preferred stock is convertible into 10,000 shares of our common stock based on an initial conversion price of $1.00 per share. However, as is provided in the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock, the holders of the Series C convertible preferred stock are prohibited from converting their Series C convertible preferred stock if the number of shares of common stock to be issued upon such conversion, when added to all other shares of our common stock owned by the holder at that time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then-issued and outstanding shares of common stock. Similarly, holders of the Series C-1 Warrants and the Series C-2 Warrants may not exercise their warrants if such exercise would result in the holder beneficially owning more than 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant.

On or about July 16, 2004, 50% of the outstanding Series C convertible preferred stock automatically converted into common stock. The number of shares of common stock issuable upon conversion of the Series C convertible preferred stock, and the number of shares of common stock issuable upon exercise of the Series C-1 and Series C-2 Warrants, is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities.

In connection with the 2004 Series C Offering, we issued placement agent warrants to purchase 280,000 shares of common stock at an exercise price of $1.00 per share to Burnham Hill Partners, a division of Pali Capital, Inc., and to certain designees of Burnham Hill Partners. Burnham Hill Partners served as placement agent in connection with the 2004 Series C Offering, and the warrants were issued as partial consideration for its services. The placement agent warrants are immediately exercisable and expire on March 25, 2009. The number of shares of common stock issuable upon exercise of the placement agent warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities.

The common stock to be issued upon conversion of the Series C convertible preferred stock, as well as the common stock to be issued upon exercise of the Series C-1 Warrants, Series C-2 warrants, and the placement agent warrants, is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act of 1933. This prospectus covers the resale of the common stock issuable upon conversion of the Series C convertible preferred stock, exercise of the Series C-1 Warrants, exercise of the Series C-2 Warrants, and the exercise of the placement agent warrants.

2004 Unit Offering

On May 1, 2004, we completed a private placement to accredited investors only of 4,500 Units for gross proceeds of $4,500,000 consisting of cash and negotiable term promissory notes. Each Unit consisted of 1,000 shares of common stock and a five-year warrant to purchase an additional 1,000 shares of common stock at an exercise price of $1.50 per share. We received $2,612,500 in cash proceeds, and promissory notes for an additional $1,887,500. As of March 17, 2005, we have received all amounts due under the promissory notes received in connection with the 2004 Unit Offering.

The holders of warrants issued in the Series 2004 Unit Offering may not exercise such warrants if the exercise would result in the holder beneficially owning more than 9.999% of the issued and outstanding common stock, including the shares issuable upon exercise of the warrants. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities. The common stock to be issued upon exercise of the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issued in the 2004 Unit Offering, as well as the common stock issuable upon exercise of the warrants issued in the 2004 Unit Offering.

Other Transactions

In connection with the 2004 Series C Offering, we entered into a consulting agreement with Burnham Hill Partners, pursuant to which Burnham Hill Partners agreed to act as consultant to us for six months in return for consideration of $5,000 per month and consulting warrants to purchase 100,000 shares of our common stock. The consulting warrants have an exercise price of $1.00 and a term of five years. The number of shares of common stock issuable upon exercise of the consulting warrants is subject to adjustment for stock splits, stock dividends and similar transactions, and for certain dilutive issuances of additional securities. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to Burnham Hill Partners (or its designees).

Effective February 24, 2004, we issued to BDR Consulting, Inc., a related party, warrants to purchase 200,000 shares of our common stock. The warrants have a ten-year term and an exercise price of $1.50 per share of common stock. These warrants were issued as partial consideration for the services provided by BDR Consulting under its consulting agreement dated July 16, 2002. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to BDR Consulting.

Effective January 2, 2004, we entered into a Confidential Release and Settlement Agreement with Mr. Kent Smith, our former President and Chief Executive Officer. Mr. Smith consented to the expiration of all vested and unvested options or other stock-based incentives that had been awarded to him. In return, we granted Mr. Smith warrants to purchase 175,000 shares of common stock at an exercise price of $1.50. The warrants expire on January 2, 2007. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Mr. Smith in connection with the Confidential Release and Settlement Agreement.

In October 2003, we entered into a Services Agreement with FEQ Investments, Inc. In accordance with the Services Agreement, and as partial consideration for the services provided by FEQ Investments, we issued warrants to purchase 775,000 shares of common stock at an exercise price of $1.00 per share. In connection with consulting services provided regarding the 2004 Unit Offering, we issued FEQ Investments additional consulting warrants to purchase 450,000 shares of common stock at an exercise price of $1.00 per share. The initial warrants issued to FEQ Investment expire on October 1, 2006. The subsequent consulting warrants issued to FEQ Investments expire on April 1, 2009. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the consulting warrants issued to FEQ Investments.

In October 2003, we entered into a consulting agreement with The Carmen Group, Inc., a related party, to expire on October 1, 2004. Upon the signing of the consulting agreement, and as partial consideration for the services to be provided by The Carmen Group, we agreed to issue a fully-vested and irrevocable warrant to purchase 100,000 shares of common stock at an exercise price of $1.25. As required by the agreement, we issued The Carmen Group an additional warrant to purchase 100,000 shares of common stock exercisable at $2.00 per share. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to The Carmen Group.

In October 2003, we entered into a Services Agreement with IVC Group. Under the terms of the Services Agreement, as partial consideration for the consulting services provided by IVC Group, we issued warrants to purchase 400,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on October 1, 2006. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to IVC Group.

In October 2003, we entered into a Services Agreement with Stern & Co. Under the terms of the Services Agreement, as partial consideration for the consulting services provided by Stern & Co., we issued warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants expire on October 1, 2006. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Stern & Co.

On August 27, 2003, we entered into an agreement with The Research Works, Inc., whereby The Research Works prepared an equity report on the company. This report is published on the Research Works website and is updated periodically. We authorized and issued 40,000 shares of common stock to The Research Works as partial consideration for services rendered. This prospectus covers the resale of the common stock issued to The Research Works.

On April 1, 2003, we entered into a consulting agreement with Ms. Nadine Smith. Under the terms of the agreement, as partial consideration for the services provided by Ms. Smith, we issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on April 1, 2010. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment for stock splits, stock dividends and similar transactions. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to Ms. Smith.

On July 29, 2002, we entered into a Financial Services Agreement with HMA Advisors, Inc. Under the terms of the Financial Services Agreement, as partial consideration for the services provided by HMA Advisors, we issued warrants to purchase 600,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on August 1, 2007. The common stock underlying the warrants is expected to be issued pursuant to exemptions afforded by Section 4(2) of the Securities Act. This prospectus covers the resale of the common stock issuable upon exercise of the warrants issued to HMA Advisors.

Securities Being Offered	Up to 25,606,551 shares of common stock
Offering Price	The selling shareholders will sell the shares at prevailing market prices or at privately negotiated prices.
Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.
Termination of the Offering	The offering will conclude when all of the 25,606,551 shares of common stock have been sold or may be sold without registration or restriction pursuant to Rule 144.
Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholders.

Forward-Looking Information

When used in this prospectus, the words "believes," "plans," "anticipates," "will likely result," "will continue," "projects," "expects," and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including those risks defined above, which could cause actual results to differ materially from those projected.

We caution readers not to place undue reliance on any forward-looking statements, which are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve certain risks, including the risks defined below. Sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, our actual results for future periods could differ materially from those anticipated or projected.

RISK FACTORS

The securities offered under this prospectus are highly speculative and involve high risk. You should purchase them only if you can afford to lose your entire investment. Prior to investing in Cytomedix, a prospective investor should consider carefully the following risk factors which may affect our business and financial condition. Our business and results of operations could be seriously harmed by the following risks, which may cause actual results to differ materially from those expressed or implied by any forward-looking statement included in this prospectus. The risks described below are not to be deemed an exhaustive list of all potential risks.

We have limited working capital.

Because we have been in bankruptcy, we will not be obtaining extensive debt financing. All working capital required to implement our business plan will be obtained through revenues and offerings of our securities. No assurance can be given that we will have revenues sufficient to support and sustain our operations through 2005 or any future period.

We may need to obtain additional funds to support our future operational expenses and capital requirements. We may need to generate increased revenues or may need to raise additional funds through securities offerings or otherwise. No assurance can be given that we will be able to increase revenues or that we will successfully offer and sell securities. Even if such transactions are possible, there is no assurance that they will be on reasonable terms or that they will enable us to satisfy our capital requirements. If additional funds are raised through the issuance of securities, the percentage ownership of existing stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.

If we do not have adequate working capital or if adequate working capital is not available on acceptable terms when needed, we may have to delay the completion of our current business plan or significantly reduce the scope of our business plan. We could be forced to delay or abandon our plans for development, clinical testing, and the initiation of government regulatory and reimbursement approval processes for our wound treatment technologies. We could have to postpone the hiring of new personnel or engagement of sales representatives and distributors. In an extreme situation, we could be forced to cease operations.

We have a history of losses.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future. We may never achieve or maintain profitability. We are not currently profitable and expect to continue to incur net losses in the foreseeable future. We also expect to experience negative cash flow for the foreseeable future. We will need to generate significant revenues to achieve and maintain profitability. We cannot guarantee that we will be able to generate these revenues, and we may never achieve profitability in the future.

We have a short operating history and limited operating experience.

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We are a development stage company and have only recently begun to implement our current business plan since the change in management occurring in October 2001. Thus, we have a very limited operating history and limited experience in conducting these operations. Continued operating losses, together with the risks associated with our ability to gain new customers in the sale of disposable products for The AutoloGel(TM) System may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreasing demand for our products and services, regulatory requirements and unanticipated market pressures.

Since emerging from bankruptcy and continuing through today, we have developed and are currently executing a business model that includes protecting our patent position through an aggressive program of litigating selected infringement cases and addressing our third-party reimbursement issues through an ambitious program of clinical trials approved by the FDA. These areas are being addressed concurrent with an aggressive sales and marketing program that is focusing on niche markets such as federally-funded initiatives, state Medicaid programs and selected commercial insurance pending approval from FDA and a national reimbursement code from CMS. There can be no assurance that our business model in its current form can accomplish our stated goals.

Our intellectual property assets are critical to our success.

We regard our patents, trademarks, trade secrets, and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property assets. We attempt to prevent disclosure of our trade secrets through a number of means, including restricting access to sensitive information and requiring our employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and will be necessary in the future in order to enforce our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We cannot guarantee that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products.

Our patent covering the specific gel formulation that is applied as part of the AutoloGel™ System (the “Worden Patent”) expires no earlier than October 2018.  Our U.S. Knighton Patent (which is the subject of license agreements with Medtronic, Inc., DePuy Spine, Inc., and Harvest Technologies Corporation, among others) expires in November 2009.  We are pursuing an aggressive strategy to obtain FDA approval and CMS reimbursement, with the hope thereafter of capturing a significant share of the wound care market and thereby strengthening our market position. There can be no assurance that we will be able to establish such a significantly increased share of the wound care market prior to the expiration of the U.S. Knighton Patent in 2009, after which we may be more vulnerable to competitive factors because third parties will not then need a license from us to perform the methods claimed in the Knighton Patent.  Absent a license, however, such parties would not be able to practice the methods claimed in the Worden Patent until at least October 2018.

The AutoloGel(TM) System is subject to governmental regulation.

Our success is also impacted by factors outside of our control. Our current therapies are subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by national and provincial regulatory agencies. Specifically, our therapies are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where The AutoloGel(TM) System is practiced, could materially and adversely affect our ability to sell products in those states.

The FDA could require us to stop selling The AutoloGel(TM) System until we obtain clearance or approval of a specific wound healing claim. While we believe that all of the components of The AutoloGel(TM) System are legally marketed, the FDA could take the position that we cannot market the The AutoloGel(TM) System for wound healing until we have a specific approval or clearance to do so from the FDA. We believe, however, that our marketing practices are consistent with what other companies in this field are doing and we have received no indication from the FDA that it objects to our practices or those of our competitors. There is, however, no guarantee the FDA will not do so in the future.

Further, as we expand and offer additional products in the United States and in foreign countries, we may require approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market. We have no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition.

Our success could be adversely affected if our customers cannot obtain reimbursement.

The AutoloGel(TM) System is provided to healthcare providers. Some of these providers, in turn, seek reimbursement from third party payors such as Medicare, Medicaid, and other private insurers. Many foreign countries also have comprehensive government managed healthcare programs that provide reimbursement for healthcare products. Under such healthcare systems, reimbursement is often a determining factor in predicting a product's success, with some physicians and patients strongly favoring only those products for which they will be reimbursed.

In order to achieve a national reimbursement product code for The AutoloGel(TM) System, we have undertaken a prospective, randomized, blinded, controlled, multi-site clinical trial so as to provide the necessary data as required by the Center for Medicare and Medicaid Services, formerly known as the Healthcare Financing Agency. In addition, a 1992 HCFA ruling prohibiting the reimbursement of growth factor products for chronic wounds may have to be dismissed in order to secure a national reimbursement product code. Favorable results from the clinical trials will not guarantee our ability to obtain reimbursement approval from governmental agencies and private insurers. Our ability to obtain reimbursement approval from governmental agencies and private insurers may be a significant factor in determining our ability to increase revenues. We cannot guarantee that third-party payors will elect to reimburse treatments using our products or processes or, if such reimbursement is approved, that the level of reimbursement granted will be sufficient to cover the cost of the product or process to the physician or to the patient.

Healthcare providers' inability to obtain third-party reimbursement for the treatment could have an adverse effect on our success.

The results from the clinical trial are critical to our success.

We are in the final stages of a prospective, randomized, controlled, multi-site clinical trial as approved by the FDA. Preliminary analysis of the data indicates that the healing rate for full wound closure for the patients treated with AutoloGel™ was 58% versus 50% for the patients in the control group who were treated with an enhanced standard treatment using dressings and a saline gel. Statistically the difference is not significant. We can provide no assurance that the final analysis of the data will yield enough compelling information to obtain the approval that it seeks from the FDA. We may need to expand or refine our clinical trial and these activities would most likely require additional financing which we cannot guarantee we can obtain on terms acceptable to us. A lack of FDA approval may make it more difficult to obtain a national reimbursement product code and/or adversely affect our ability to implement a significant portion of our business plan. Lack of sufficient data from the clinical trials could adversely affect our ability to obtain a significant share of the wound care market.

Royalty revenues are unpredictable.

While we currently have six primary licensing agreements that are expected to generate on-going royalty revenues, we cannot currently reasonably predict the magnitude of those revenues. Because our licensing activities are recent, it is premature to predict the resulting royalty streams from these licensing agreements. Furthermore, royalty streams from these agreements are entirely dependent on the sales of its licensees and are therefore outside our control. Past levels of royalty revenues from these agreements are not necessarily an indication of future activity.

The success of the AutoloGel(TM) System is dependent on acceptance by the medical community.

The commercial success of our products and processes will depend upon the medical community and patients accepting our products as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products and processes will be materially and adversely affected.

We may be unable to attract and retain key personnel.

Our success depends on our ability to attract, retain and motivate highly-skilled management and employees. It also depends on our ability to locate and engage independent sales representatives and distributors with expertise and contacts in the wound care market. We have a team of highly-qualified officers, consultants and independent sales representatives, but we cannot assure that we will be able to successfully integrate these officers, consultants and independent sales representatives into our operations, retain any or all of them or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect our business prospects, operating results and financial condition.

Our ability to maintain and provide additional services to our existing customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in cellular therapy technologies. Competition for such personnel is intense, because we compete with pharmaceutical, biotechnology and health care companies. Our inability to retain additional qualified personnel may lead to higher recruiting, relocation and compensation costs. These increased costs may reduce our profit margins or make retaining new personnel impractical.

Legislative and administrative action may affect us adversely.

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems, and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions altering the operating environment for our targeted customers, including hospitals and managed care organizations.

Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.

We could be affected adversely by malpractice claims.

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use our products. We do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. However, we cannot guarantee that claims, suits or complaints relating to the use of the AutoloGel(TM) System administered by physicians will not be asserted against us in the future.

The production, marketing and sale and use of the AutoloGel(TM) System entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that might result from adverse reactions or infectious disease transmission. This liability could materially and adversely affect our business, prospects, operating results and financial condition.

We currently maintain professional and product liability insurance coverage, but we cannot guarantee that the coverage limits of this insurance would be adequate to protect us against all potential claims. We may not be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

The AutoloGel(TM) System has existing competition in the marketplace.

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies and other competitors. Other companies have developed or are developing products which may be in direct competition with The AutoloGel(TM) System. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure any investor that we will be the first to the market with any newly developed products or that we will successfully be able to market these products. If we are not able to participate and compete in the cellular therapy market, our financial condition will be materially and adversely affected. We cannot guarantee that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments which will compete with our products.

The price of our common stock could be affected adversely by sales of common stock.

To date, there has been very limited trading volume in our common stock. As long as this condition continues, it could be difficult or impossible to sell a significant number of shares of common stock at any particular time at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities.

The price of our common stock is likely to be volatile and subject to swings based on sales and other market conditions.

The market price of our common stock is likely to be highly volatile. In addition to market volatility unrelated to our operating performance, the relatively low trading volume of our common stock increases the likelihood and severity of volume fluctuations. These volume fluctuations could result in an increase in the volatility of our common stock price. Factors that could cause such volatility in the price of our common stock may include: (a) actual or anticipated fluctuations in our quarterly operating results; (b) announcements of technological innovations or new sales; (c) changes in financial estimates by securities analysts; (d) governmental regulations; (e) developments in our efforts to protect our intellectual property assets; (f) conditions or trends in the health care industry; (g) changes in the market valuations of other comparable companies; (h) general market conditions; and (i) timing of sales of large positions in our common stock by existing shareholders.

There is a risk of dilution.

As of October 31, 2005, there were outstanding 26,115,606 shares of common stock. As of October 31, 2005, approximately 11,416,015 shares are issuable upon the conversion of preferred stock and the exercise of outstanding warrants and options. Furthermore, we may issue additional common stock or rights to acquire common stock through future private or public offerings. The issuance of additional common stock or rights to acquire common stock could trigger certain anti-dilutive adjustments in the Series C convertible preferred stock, the Series C-1 Warrants, the Series C-2 Warrants, and the warrants issued in connection with the 2004 Unit Offering. Our future issuance of common stock will dilute the tangible book value of each share of common stock. We are unable to predict the effect, if any, that market sales of these shares, or the availability of those shares for future sale, will have on the prevailing market price of the common stock.

We are subject to anti-takeover provisions and laws.

Provisions in our Restated Certificate of Incorporation and Restated Bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered through this prospectus by the selling shareholders. We are registering the shares for sale to provide the selling shareholders with freely tradable securities. The registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. All proceeds from the sale of shares sold under this prospectus will go to the selling shareholders.

We may receive proceeds from the selling shareholders' exercise of warrants, but the issuance of common stock from Cytomedix to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes. However, certain warrants held by selling shareholders may be exercised through a cashless exercise in certain circumstances, in which event we would not receive any proceeds from the exercise.

DETERMINATION OF OFFERING PRICE

This prospectus may be used from time to time by the selling shareholders who offer the common stock in transactions (which may include block transactions) at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling shareholders will act independently in determining the offering price of each sale.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders and the number of shares of common stock being registered for sale by the selling shareholders (or their permitted pledges, donees, transferees or other permitted successors in interest) under this prospectus as of June 17, 2004. The table also sets forth the number of shares of common stock believed to be beneficially owned by each selling shareholder as of June 17, 2004. This table is based upon information provided by the selling shareholders. Except as otherwise indicated in the table below, the number of shares beneficially owned by each of the selling shareholders is determined by rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.

The number of shares offered in this prospectus includes shares of common stock issuable upon conversion of preferred stock and shares of common stock issuable upon exercise of warrants. The number of shares that will ultimately be issued to the selling shareholders cannot be determined at this time because it depends on whether and when the holders of the Series C Preferred Stock convert their Series C Preferred Stock, and whether and when the holders of the warrants ultimately exercise their warrants. Further the number of shares issuable upon conversion of the Series C Preferred Stock and upon exercise of the various warrants may be subject to certain adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in some circumstances, certain other dilutive issuances of securities.

For some of the selling shareholders, the number of shares of common stock being sold in the offering will be greater that the number of shares of common stock beneficially owned prior to the offering. This is due to a limitation on the number of shares of common stock that these selling shareholders can hold at any given time. Under the terms of the Series C convertible preferred stock, the holders of the Series C convertible preferred stock are prohibited from converting their Series C convertible preferred stock if the number of shares of common stock to be issued upon such conversion, when added to all other shares of our common stock owned by the holder at that time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.999% of the then-issued and outstanding shares of common stock. Similarly, holders of the Series C-1 Warrants and the Series C-2 Warrants may not exercise their warrants if such exercise would result in the holder beneficially owning more that 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant. Also, holders of the warrants issued in the 2004 Unit Offering may not exercise their warrants if such exercise would result in the holder beneficially owning more than 9.999% of the then-issued and outstanding shares of common stock, including the shares issuable upon exercise of the warrant. However, regardless of this limitation, we are obligated to register the resale of all of the shares of common stock that are issuable upon conversion of Series C convertible preferred stock or exercise of warrants. Consequently, some of the selling shareholders in the table below are shown as offering and selling a greater number of shares than they beneficially own.

Each selling shareholder who purchased securities from us has represented to us that, at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To our knowledge, each selling shareholder who purchased securities from us and is a broker-dealer or an affiliate thereof purchased the securities in the ordinary course of business.

The following table assumes that each selling shareholder will sell all of the shares of common stock being offered by this prospectus. However, because the selling shareholders may offer all, some or none of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling shareholders upon termination of the offering. The selling shareholders may sell all, part, or none of the shares listed.

Except as is indicated in the footnotes to the table below, none of the selling shareholders has had any position, office or other material relationship with us, other than as a security holder, during the past three years.

The term "selling shareholder" includes the shareholders listed below and their transferees, assigns, pledges, donees or other successors. The percentage of beneficial ownership is based on 16,639,965 shares of common stock issued and outstanding on June 17, 2004. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of June 17, 2004 are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)	(2)
						(2)(3)
All Co.	17,500	*	12,500	3,125	1,875						*	*

Bel-Cal	192,515	1.2	125,015		67,500						*	*
Holdings,
Ltd.

B.J. Hogg	22,437	*	15,625		1,875						4,937	*
Enterprises

Guy H.	84,000	*	60,000	15,000	9,000						*	*
Collins

Steven W.	135,382	*	35,382	62,500	37,500						*	*
Creekmore

David Paul	511,274	3.1	56,500	12,500	7,500						434,774	2.6
Crews
Living
Revocable
Trust,
David Paul
Crews,
Trustee (4)

Jack &	187,912	1.1	71,250		8,550						108,112	*
Joyce Crouse

Gary T. &	70,000	*	50,000	12,500	7,500						*	*
Helene F.
Dalton

John Paul	1,350,000	8.1	750,000	62,500	37,500				500,000		*	*
DeJoria

Norbert J.	24,500	*	17,500	4,375	2,625						*	*
& Marge
Felderhoff

Michael J.	112,469	*		62,500	37,500						12,469	*
Garnick

Gary	12,405	*	5,000								7,405	*
Heathcott

Russell	17,500	*	12,500	3,125	1,875						*	*
Huckaby
R. Lance &	105,000	*	75,000	18,750	11,250						*	*
Lee Lanehart

William F.	270,000	1.6	150,000	12,500	7,500				100,000		*	*
Miller, III

Shirley	295,378	1.8	135,000								160,378	*
Pruett

Jeff Rand	40,000	*		25,000	15,000						*	*

Nancy G.	28,000	*	20,000	5,000	3,000						*	*
Reaves

William	11,319	*		3,125	1,875						6,319	*
Glenn Smith

SPH	175,000	1.1	125,000	31,250	18,750						*	*
Investments,
Inc.

John Steed	63,343	*	20,000	5,000	3,000						35,343	*

Donald J.	17,500	*	12,500	3,125	1,875						*	*
Tackett

Darrell	140,000	*	100,000	25,000	15,000						*	*
Teeter

William C.	710,090	4.3	507,252	45,563	27,338				125,000		4,937	*
Tennison

Trinity	91,083	*	50,000	12,500	7,500						21,083	*
Pacific
Investments
Ltd.

Vitel	100,000	*	100,000								*	*
Ventures
Corp.

Waverly	213,677	1.3	20,000	5,000	3,000						185,677	1.1
Holdings,
LLC

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)
						(2)(3)
Bud & Julie	350,000	2.1	250,000	62,500	37,500						*	*
Whetstone
Charitable
Foundation

Bud	210,000	1.3	150,000	37,500	22,500						*	*
Whetstone

Leon	5,000	*		3,125	1,875						*	*
DeLozier

Steve	100,000	1.4		62,500	37,500						*	*
Holden(5)

Kenneth L	35,000	*	25,000	6,250	3,750						*	*
Erikson

Allen	35,000	*	25,000	6,250	3,750						*	*
Radike

Daniel E	56,000	*	40,000	10,000	6,000						*	*
Switzer and
Mary Ann
Switzer

Cecil B	17,500	*	12,500	3,125	1,875						*	*
Sanders

Blakney	70,000	*	50,000	12,500	7,500						*	*
Corporation

James	28,000	*	20,000	5,000	3,000						*	*
Riederer

Jeffrey O	17,500	*	12,500	3,125	1,875						*	*
Jorgenson

Gary R. and	28,000	*	20,000	5,000	3,000						*	*
Judy Kuphall

Dr. John V	70,000	*	50,000	12,500	7,500						*	*
Keller

Lon P	38,650	*	30,150	3,750	2,250						2,500	*
Frederick

Gloria M	14,000	*	10,000	2,500	1,500						*	*
Frederick

Paul A	15,150	*	15,150								*	*
Frederick

Bartly	52,045	*	34,125								17,920	*
Barnwell &
Anne C
Barnwell
JTWROS

John	40,000	*	40,000								*	*
Bernhardt

Richard	160,000	*	160,000								*	*
Genovese

Michael P	1,700,000	9.9	1,074,200						200,000		425,800	2.6
Marcus

John	40,000	*	40,000								*	*
Vassallo

LOM	125,000	*	125,000								*	*
Securities,
Ltd.

William T	140,000	*	90,000						50,000		*	*
Ratliff, Jr

Ward Family	320,000	2.0	220,000						100,000		*	*
Foundation

RAM	350,000	2.2	350,000								*	*
Trading,
Ltd.

Timothy	40,000	*	40,000								*	*
Tatum

Adam K	40,000	*	40,000								*	*
Stern

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)	(2)
						(2)(3)
William J	120,000	*	120,000								*	*
Ritger

Arthur	20,000	*				10,000	5,000	5,000			*	*
Gronbach

Ball Family	40,000	*				20,000	10,000	10,000			*	*
Trust,
dated Oct
23, 2001,
Trustees
Edward O
Ball &
Susan E
Ball

Byron	50,000	*				25,000	12,500	12,500			*	*
Rosenstein

Christopher	28,000	*				14,000	7,000	7,000			*	*
P. Choma

Dan Foley	40,000	*				20,000	10,000	10,000			*	*

Dana Paul	42,000	*				21,000	10,500	10,500			*	*
Bowler

David P	42,000	*				21,000	10,500	10,500			*	*
Garmus
Caren M
Garmus
TTEEs FBO
Garmus
Living Trust

David	40,000	*				20,000	10,000	10,000			*	*
Prescott

David	50,000	*				25,000	12,500	12,500			*	*
Wiener
Revocable
Trust - 96,
DTD 11/19/96
Trustee
David Wiener

Dennis Pak	28,000	*				14,000	7,000	7,000			*	*
& Cindy Pak

Fiserv	30,000	*				15,000	7,500	7,500			*	*
Securities
A/C/F
George F
Manos IRA

Frederic	70,000	*				35,000	17,500	17,500			*	*
Bauthier

George Manos	30,000	*				15,000	7,500	7,500			*	*

Gerald Ferro	42,000	*				21,000	10,500	10,500			*	*

Greg Downes	28,000	*				14,000	7,000	7,000			*	*

Grenfal J	50,000	*				25,000	12,500	12,500			*	*
Beachler

Harry	100,000	*				50,000	25,000	25,000			*	*
Falterbauer

Helen Jones	50,000	*				25,000	12,500	12,500			*	*
Marital
Trust,
Micheal P
Rucker,
Trustee

Iron Grid	25,000	*				12,500	6,250	6,250			*	*
Ltd.

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)	(2)
						(2)(3)
James R. &	56,000	*				28,000	14,000	14,000			*	*
Diane R
Fisher
TTEEs FBO
James R &
Diane R
Fisher
Living Trust

James St	22,905	*				10,000	5,000	5,000		2,905	*	*
Clair

Jeffrey R	50,000	*				25,000	12,500	12,500			*	*
Bossert

Jerdan	70,000	*				35,000	17,500	17,500			*	*
Enterprises,
Inc.

John O	20,000	*				10,000	5,000	5,000			*	*
Johnston

John P	20,000	*				10,000	5,000	5,000			*	*
Green Roth
IRA

John	20,000	*				10,000	5,000	5,000			*	*
Simonelli

Jonathan	20,000	*				10,000	5,000	5,000			*	*
Balk

Louis	42,000	*				21,000	10,500	10,500			*	*
Cristan &
Kathy
Cristan

Margaret	20,000	*				10,000	5,000	5,000			*	*
Wisnasky &
Donald
Wisnasky

Martin	28,000	*				14,000	7,000	7,000			*	*
Mennes

Michael J	42,000	*				21,000	10,500	10,500			*	*
Leja TTEE /
FBO Michael
J. Leja
Trust

Michael P	50,000	*				25,000	12,500	12,500			*	*
Rucker

Michael R	50,000	*				25,000	12,500	12,500			*	*
MacDonald

Monad	34,000	*				17,000	8,500	8,500			*	*
Realty Inc
(Alan Adler)

Nathaniel	70,000	*				35,000	17,500	17,500			*	*
Orme

NFS, LLC	40,000	*				20,000	10,000	10,000			*	*
Allen Weiss
IRA Rollover

NFS, LLC	50,000	*				25,000	12,500	12,500			*	*
F/B/O Phil
Clark IRA
Rollover

NFS, LLC	40,000	*				20,000	10,000	10,000			*	*
Julius H
Roma IRA
Rollover

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)	(2)
						(2)(3)
North	50,000	*				25,000	12,500	12,500			*	*
Metropolitan
Radiology
Assoc, LLP
401K Profit
Sharing
Plan FBO:
Stuart
Jacobson

Oscar Garza	30,000	*				15,000	7,500	7,500			*	*

Peter A	28,000	*				14,000	7,000	7,000			*	*
Yazkowitz

Philip C	20,000	*				10,000	5,000	5,000			*	*
Bird

Ralph	28,000	*				14,000	7,000	7,000			*	*
Rybacki

Ritchie	1,602,705	9.99				1,500,000	750,000	750,000			*	*
Long/Short
Trading,
Ltd.

Robert A	40,000	*	40,000				20,000	20,000			*	*
Melnick

Robert J	100,000	*				50,000	25,000	25,000			*	*
Neborsky,
MD
Combination
Retirement
Trust U/T/A
11/30/82

Robert	25,000	*				12,500	6,250	6,250			*	*
Kinney

Roger &	28,000	*				14,000	7,000	7,000			*	*
Divina
Lockhart
CRUT

Rose E	50,000	*				25,000	12,500	12,500			*	*
Snyder
Trust (Marc
A. Snyder)

Sean Cusack	450,000	2.7	175,000			50,000	25,000	25,000	175,000		*

Sean M	38,500	*				17,000	8,500	8,500		4,500	*	*
Callahan

Slava Volman	100,000	*				50,000	25,000	25,000			*	*

Stuart	50,000	*				25,000	12,500	12,500			*	*
Jacobson

Thomas J	28,000	*				14,000	7,000	7,000			*	*
Franco

Thomas K	36,000	*				18,000	9,000	9,000			*	*
Beard

Timothy	56,000	*				28,000	14,000	14,000			*	*
Sledz

Valuetel	42,000	*				21,000	10,500	10,500			*	*
Inc.

Walter	28,000	*				14,000	7,000	7,000			*	*
Kuharchik

William M	20,000	*				10,000	5,000	5,000			*	*
Levin

Wolfe LP	25,000	*				12,500	6,250	6,250			*	*
(Gerald
Wolfe)

Yehuda Dachs	25,000	*				12,500	6,250	6,250			*	*

Hilary	15,307	*								15,307	*	*
Bergman

Brad Reitler	15,307	*								15,307	*	*

Matthew Balk	19,233	*	19,233								*	*

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)	(2)
						(2)(3)
Burnham	130,555	*	130,555								*	*
Hill
Holdings LLC

Chris	3,118	*								3,118	*	*
Shufeldt

Hudson	22,397	*								22,397	*	*
Valley
Capital
Management

Kimball &	2,835	*								2,835	*	*
Cross
Investment
Management
Corporation

View Trade	2,275	*								2,275	*	*
Financial

Claude Ware	2,000	*								2,000	*	*

Daniel	1,500	*								1,500	*	*
Pietro

Annabel	2,000	*								2,000	*	*
Lukens

Brian Herman	93,070	*				35,000	17,500	17,500		23,070	*	*

Eric T	5,536	*								5,536	*	*
Singer

Thomas	2,500	*								2,500	*	*
Corona

Roger	700	*								700	*	*
Lockhart

John Green	4,050	*								4,050	*	*

Richard L	200,000	1.2	100,000						100,000		*	*
Barner Trust

David E	560,000	3.4	275,000						275,000		10,000	*
Jorden

James G	110,000	*	50,000						50,000		10,000	*
O'Shaughnessy

Theodore L	50,000	*	25,000						25,000		*	*
Tarson
Revocable
Living Trust

Charles A	50,000	*	25,000						25,000		*	*
Carlson III

FEQ Gas LLC	2,445,000	14.7	2,000,000						2,000,000		*	*

TIHO	200,000	1.2	100,000						100,000		*	*
Investments

Howard M	50,000	*	25,000						25,000		*	*
Freed

Chad Burton	50,000	*	25,000						25,000		*	*

Steven	50,000	*	25,000						25,000		*	*
Jakubowski(6)

Mead	650,000	3.9	325,000						325,000		*	*
Systems,
Inc.

Steve B	50,000	*	25,000						25,000		*	*
Rosner

Carl A	50,000	*	25,000						25,000		*	*
Lessman

Melissa	100,000	*	50,000						50,000		*	*
Diamondidas

Frank L	200,000	1.2	100,000						100,000		*	*
Deleonardo
Jr. Trust
dated
2/15/2003

	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		SHARES OF COMMON STOCK TO BE SOLD IN THE OFFERING								SHARES BENEFICIALLY OWNED AFTER THE OFFERING (1)
Name of	Number	%	Common	Upon	Upon	Upon	Upon	Upon	Upon	Upon	Number	%
Selling			Stock	Exercise	Exercise	Conversion	Exercise	Exercise	Exercise	Exercise
Shareholder				of	of	of	of	of	of	of
				Series	Series	Series	Series	Series	Unit	Other
				A	B	C	C-1	C-2	Offering	Warrants
				Warrants	Warrants	Preferred	Warrants	Warrants	Warrants
						Stock	(2)(3)	(2)(3)	(2)
						(2)(3)
Stephen B	135,722	*	38,394						25,000		72,328	*
Murchison &
Tia C
Murchison

Richard	52,692	*	25,000						25,000		2,692	*
O'Brian

Chris	50,000	*	25,000						25,000		*	*
Allison

BDR	986,337	5.9								200,000	786,387	4.7
Consulting,
Inc.(7)

Kent T	175,000	1.1								175,000	*	*
Smith(8)

FEQ	1,225,000	7.4								1,225,000	*	*
Investments

The Carmen	100,000	*								200,000	*	*
Group(9)

Nadine	1,000,000	6.0								1,000,000	*	*
Smith(10)

IVC Group	400,000	2.4								400,000	*	*

Stern & Co.	100,000	*								100,000	*	*

HMA Advisors	600,000	3.6								600,000	*	*

The	40,000	*	40,000								*	*
Research
Works, Inc.

R.M. Duncan	13,394	*	13,394								*	*
Securities,
Inc.

Canaccord	15,000	*	15,000								*	*
Capital USA
Inc.

LOM Capital	7,500	*	7,500								*	*
Ltd.

* Less than 1%.

(1) Assumes that all shares being offered by the selling shareholders under this prospectus are sold and that each selling shareholder acquires no additional shares of common stock before the completion of this offering.

(2) The holders of the Series C convertible preferred stock, the Series C-1 Warrants, the Series C-2 Warrants, and the warrants issued in the 2004 Unit Offering are subject to certain conversion/exercise blocker provisions so that the holder may not beneficially own more than 9.999% of our common stock.

(3) Pursuant to the registration rights agreements entered into between Cytomedix and the investors in the 2004 Series C Offering, we are required to register for resale the number of shares of common stock equal to no less than 120% of the maximum number of shares of common stock that would be issuable upon conversion of the Series C convertible preferred stock and upon exercise of the Series C-1 Warrants and the Series C-2 Warrants. This results in the following additional shares of common stock being registered for resale by the selling shareholders, which are not reflected in the table above:

Series C convertible preferred stock	560,000
Series C-1 Warrants	280,000
Series C-2 Warrants	280,000

Total Additional Shares Being Registered	1,120,000

(4) David P. Crews is a director and, as a registered broker-dealer, participated as a selling agent in the 2002 Offering.

(5) Steve Holden served as a director from August 22, 2002, until his resignation on October 2, 2003.

(6) Steve Jakubowski is an outside attorney for Cytomedix who represented us during the bankruptcy reorganization and represents us currently in connection with various litigation issues.

(7) BDR Consulting, Inc. is a consulting firm that serves as consultant to the Board and plays a significant role in our operations. Jim D. Swink, Jr. is its sole shareholder and president.

(8) Kent T. Smith is the former President and Chief Executive Officer of Cytomedix.

(9) The Carmen Group, Inc. is a consulting firm that provided business consulting services to Cytomedix. One of our former directors, Mr. Robert Burkett, is a former president of the Non-Profit Sector Division of The Carmen Group and serves currently as a consultant to The Carmen Group. Under the terms of the consulting agreement with The Carmen Group, it received fully-vested and exercisable warrants to purchase 100,000 shares of our common stock at $1.25 per share as of June 17, 2004. The agreement also provided that we issue additional warrants to purchase 100,000 shares of our common stock at $2.00 per share on or before September 30, 2004.

(10) Ms. Nadine Smith is a former consultant to the Board who played a significant role in our operations.

PLAN OF DISTRIBUTION
We are registering all 25,606,551 shares covered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes the selling shareholders' pledgees, donees, transferees, or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares. We will not receive any of the proceeds from this offering or the sales of the common stock by the selling shareholders. We can provide no assurance that all or any shares of the common stock offered will be sold by the selling shareholders.

The selling shareholders may sell the shares in the over-the-counter market, on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling shareholders may sell the shares at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at other negotiated prices. The selling shareholders will act independently in determining the timing, manner, and size of each sale.

The selling shareholders may sell their shares to or through brokers or dealers, or not. The methods by which the shares may be sold include: (1) a block trade in which a broker-dealer may resell a portion of the block, in order to facilitate the transaction; (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (4) an exchange distribution in accordance with the rules of the applicable exchange; (5) privately negotiated transactions; and (6) any other method permitted by applicable law.

The selling shareholders may negotiate and pay commissions, discounts or concessions to broker-dealers for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. If the selling shareholders or broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Further, the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the selling shareholders' sales in the market.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift distribution, or other transfer.

The selling shareholders also could sell their shares under Rule 144 of the Securities Act rather than under this prospectus. Generally under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to and including the greater of 1% of a company's then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and significant employees are listed below:

Name	Age	Position with Company

Dr. Kshitij Mohan	60	Chief Executive Officer/Chairman of the Board (to serve as director until his successor is duly elected)

David Crews	42	Director (to serve until his successor is duly elected)

Mark T. McLoughlin	49	Director (to serve until his successor is duly elected)

David F. Drohan	66	Director (to serve until his successor is duly elected)

James Benson	66	Director (to serve until his successor is duly elected)

Arun K. Deva	60	Director (to serve until his successor is duly elected)

Carelyn P. Fylling	58	Vice President of Professional Services

Andrew Maslan	35	Chief Financial Officer

Dr. Kshitij Mohan became our Chief Executive Officer on April 20, 2004.  He was appointed as a Director by resolution of the Board on May 7, 2004. Following the resignation of Mr. Robert Burkett as director and the Chairman of the Board of Directors on June 30, 2005, Dr. Mohan was appointed by the Board of Directors to serve as Chairman of the Board of Directors. Dr. Mohan most recently served as chief executive officer of International Remote Imaging Systems Inc., the predecessor company to Iris International. Previously, Dr. Mohan was the chief regulatory and technology strategist at King & Spalding, based in the law firm's Washington, D.C. office, where he provided a variety of support to medical device, biologics and pharmaceutical companies, including product development, FDA approval strategies and clinical trials. His prior experience also includes positions as senior vice president and chief technology officer of Boston Scientific Corporation, and corporate vice president for research and technical service of Baxter International. He has served in various capacities within the U.S. Food and Drug Administration, including heading up science and technology programs and the Office of Device Evaluation which is responsible for the review and approval of medical devices. Between 1979 and 1983, Dr. Mohan served in the White House Office of Management and Budget, with responsibilities for national research and development policies, programs of the National Science Foundation and NASA's Aeronautical and Space Research and Technology programs. Before 1979, Dr. Mohan was a researcher at the FDA and the National Bureau of Standards which was the predecessor agency of the National Institute for Standards and Technology in the fields of Applied Optics and Superconductivity. Dr. Mohan has previously served on the boards of AdvaMed, Keravision, Inc., Regulatory Affairs Professional Society, the National Academy of Sciences Roundtable on Drugs, Devices and Biologics, the Baxter Japan Board, the Corporate Advisory Boards of the Schools of Engineering at Dartmouth College and the University of California at Riverside, an Advisory Committee of the Battelle Foundation, the Review Board of the President Truman Foundation, the Regulatory Affairs Professional Society, and various Editorial Boards. Dr. Mohan earned a Ph.D. degree in Physics from Georgetown University, a M.S. degree in Physics from the University of Colorado, Boulder and a B.Sc, First Class Honors, Patna University, Patna, India.

Mr. David Crews has served as a Director since his election through the consent solicitation that became effective on September 28, 2001. Mr. Crews is executive vice president of Crews and Associates, Inc., a brokerage house located in Little Rock, Arkansas, founded by his father. Mr. Crews has worked at Crews & Associates for more than 19 years, specializing in the fixed income markets. He is a former partner of All American Leasing, a municipal finance firm, and also serves as vice president, secretary, and treasurer of CHASC, Inc., an entity that acquired Smith Capital Management (an investment advisory firm). Mr. Crews is also a Board Member of Pure Energy Group, Inc. (an oil and gas company).

Mr. Mark T. McLoughlin has served as a Director since June 7, 2004. Mr. McLoughlin currently serves as vice president and general manager of the Scientific Products Division of Cardinal Health, Inc., one of the world's largest health care manufacturing and distribution companies with sales in fiscal 2003 of $50.4 billion. In this capacity, he has full general management responsibility for the distribution, marketing and sales of thousands of medical devices and reagents that can support more than 90% of laboratory requirements in virtually every clinical laboratory discipline. Prior to joining Cardinal, he was vice president of commercial operations for Norwood Abbey Ltd., an Australian-based medical technology company. His prior experience includes serving as president of North American operations for Ion Beam Application, Inc., a Belgium-based global medical technology company. His executive career experience also includes Mallinckrodt, Inc., as well as positions with other healthcare companies. Mr. McLoughlin earned a B.A. in Psychology from the University of Arizona in 1978.

Mr. David F. Drohan has served as a Director since July 13, 2004. From May 2001 to March 2005, Mr. Drohan served as Senior Vice-President of Baxter Healthcare Corporation and President of Baxter's medication delivery business. In that capacity, he had direct general management responsibility for the development and worldwide marketing of intravenous products, drug-delivery and automated distribution systems, as well as anesthesia, critical care and oncology products representing $4 billion in combined annual sales. He joined Baxter in 1965 as a territory manager in New York and throughout the years has held a succession of senior positions. Prior to joining Baxter, Drohan worked for Proctor & Gamble. He is a member of the St. Louis College of Pharmacy's board of trustees, chairman of Lake County Ecomomic Development Corporation and President of the Riverside Foundation. He earned his bachelor's degree in industrial relations from Manhattan College, New York.

Mr. James S. Benson has served as a Director since November 1, 2004. Mr. Benson has in excess of 25 years in the healthcare industry. Recently, he retired form the Advanced Medical Device Association (Advamed) where he served as executive vice president for technical and regulatory affairs. Prior to that, he held numerous senior positions at the FDA over a twenty year period. He retired from the FDA as director of the Center for Devices and Radiological Health (CDRH). Earlier, he served as deputy commissioner of the FDA, and also as its commissioner for a one-year period. During his tenure with the FDA, Mr. Benson worked closely with other Federal Agencies and worked with Congress to craft and creating various pieces of legislation including "The Food and Drug Modernization Act of 1997", "The Biomaterials Access Act of 1998" and "The Medical Device User Fee and Modernization Act of 2002". Benson earned a B.S. degree in civil engineering from the University of Maryland and a M.S. degree in nuclear engineering from the Georgia Institute of Technology.

Mr. Arun K. Deva has served as a Director since November 23, 2004. Mr. Deva is the founder and President of Deva & Associates, P.C., a Rockville, Maryland based mid-size accounting and consulting firm that provides accounting, auditing, litigation support, due diligence, cost-benefit analysis and other financial consulting services to may Federal agencies and corporation. He is also the founder and President of CPAMoneyWatch.com, LLC, a web based business services provider offering small and mid-sized businesses with online accounting and business solutions. Prior to establishing Deva & Associates in 1991, Mr. Deva was a partner at Touche Ross & Co. (now Deloitte & Touche) He has served as a management consultant for several public and private companies with a focus on financial restructurings, negotiations with lenders and creditors, financial reporting and disclosures, and filings with the Securities and Exchange Commission. Deva is a member of the American Institute of Certified Public Accountants, Maryland Association of Certified Public Accountants and Association of Government Accountants. He was appointed to the Maryland Banking Board by the Governor of Maryland for a six-year ending in 2008. Mr. Deva earned his Bachelor of Commerce degree in accounting from St. Xavier's College in India and a Masters of Business Administration degree in Finance from Indiana University, Bloomington, Indiana.

Ms. Carelyn Fylling, R.N., M.S.N. has served as Vice President of Professional Services since December 2001. Ms. Fylling was director of training and program development at the International Diabetes Center in Minneapolis, Minnesota. She also has served on the national Board of Directors of the American Diabetes Association and numerous national committees of the American Diabetes Association. Ms. Fylling received the prestigious Ames Award for Outstanding Educator in the Field of Diabetes. Subsequently, she joined Curative Health Services and helped the company grow from three employees to over 650 employees. During her 13 years at Curative, Ms. Fylling helped to design the national wound database, developed clinical protocols, conducted outcome studies, trained physicians and nurses in comprehensive wound management, wrote scientific articles and abstracts, assisted in clinical trials and marketing, and developed an Internet-based online wound care training program for health professionals. Recently, she provided independent consulting and outsourcing services to the health care industry through Fylling Associates, LLC, which she wholly owns, and through Strategic Partners, LLC, in which she holds a partnership interest.

Mr. Andrew Maslan became our corporate controller on July 1, 2005, and became our Chief Financial Officer on August 15, 2005. Mr. Maslan most recently served as controller for BioReliance Corporation based in Rockville, Maryland, which was acquired by Invitrogen (Nasdaq: IVGN) in February 2004. Earlier, he held positions with two other Rockville, Maryland-based companies, serving as a principal with GlobeTraders, Inc., and senior accountant for Providence Laboratory Associates. Mr. Maslan began his professional career serving as an auditor with KPMG Peat Marwick.

AUDIT COMMITTEE

At a meeting of the Board of Directors on December 17, 2004, the Board of Directors formed an audit committee and named Arun K. Deva chairman of the audit committee and the audit committee financial expert. The Board has determined that Mr. Deva is "independent" as defined by section 121(A) of the listing standards of the American Stock Exchange. The Board also appointed Messrs. David Crews and David Drohan to serve as members of the audit committee. On March 15, 2005, the audit committee recommended the audit committee charter, and it was approved by the Board by unanimous consent. The charter was an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on March 31, 2005, and has been posted on Cytomedix's website at www.cytomedix.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Of Certain Beneficial Owners

In reliance upon statements filed with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (unless we knew or had reason to know such statements were not accurate or complete) the following persons are known to us to be the beneficial owner of more than five percent of our voting securities as of October 31, 2005, as indicated below.

Title of Class	Name and Address of Beneficial	Amount and Nature of	Percent of Class (3)
	Owner	Beneficial Ownership

Common Stock	Michael P. Marcus	1,388,500 shares(1)	5.3%
	1600 Rockcliff Rd.
	Austin, Texas 78746

Common Stock	David E. Jordan	1,625,000 shares(2)	6.2%
	600 Travis, Suite 3700
	Houston, Texas 78746

(1) Direct ownership. Includes 200,000 shares issuable upon exercise of warrants issued in the 2004 Unit Offering at an exercise price of $1.50 per share. However, pursuant to the terms of the warrants, the reporting person cannot exercise such warrants if the exercise would result in the reporting person being the "beneficial owner" of more than 9.999% of the outstanding common stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

(2) Direct ownership through self and spouse. Includes 275,000 shares issuable upon exercise of warrants issued in the 2004 Unit Offering at an exercise price of $1.50 per share. However, pursuant to the terms of the warrants, the reporting person cannot exercise such warrants if the exercise would result in the reporting person being the "beneficial owner" of more than 9.999% of the outstanding common stock within the meaning of Rule 13d-1 of the Securities Exchange Act of 1934.

(3) Based on 26,115,606 shares outstanding as of October 31, 2005, and including, as to each shareholder, such shareholder's convertible shares, warrants and options currently exercisable for common stock within sixty days of the preparation of this table

Security Ownership Of Management

The following table sets forth the number and percentage of all classes of stock that as of October 31, 2005, are deemed to be beneficially owned by each director and executive officer, and by the highest paid consultant. The table also sets forth the number and percentage of common stock beneficially held by the directors, executive officers, and highest paid consultant as a group.

Title of Class	Name and Address of Beneficial	Amount and Nature of	Percent of Class(2)
	Owner	Beneficial Ownership(1)

Common Stock	David Crews	966,211 shares (3)	3.7%
	521 President Clinton Ave	Indirect by self as
	Little Rock, Arkansas 72201	trustee for trust and by children

Common Stock	Dr.Kshitij Mohan	1,100,000 shares (4)	3.2%
	416 Hungerford Dr., Ste. 330
	Rockville, MD 20850

Title of Class	Name and Address of Beneficial	Amount and Nature of	Percent of Class (2)
	Owner	Beneficial Ownership (1)

Common Stock	Carelyn P. Fylling	293,375 shares (5)	1.0%
	10952 Steamboat Loop NW	Direct Ownership
	Walker, MN 56484

Common Stock	Andrew Maslan	60,000 shares (6)	*
	416 Hungerford Dr., Ste. 330
	Rockville, MD 20850

Common Stock	Mark T. McLoughlin	80,000 shares (7)	0.3%
	416 Hungerford Dr., Ste. 330
	Rockville, MD 20850

Common Stock	David F. Drohan	60,000 shares (8)	0.2%
	416 Hungerford Dr., Ste. 330
	Rockville, MD 20850

Common Stock	James S. Benson	80,000 shares (9)	0.3%
	416 Hungerford Dr., Ste. 330
	Rockville, MD 20850

Common Stock	Arun K. Deva	80,000 shares (10)	0.3%
	1901 Research Blvd., Ste. 410
	Rockville, MD 20850

Common Stock	Jimmy D. Swink, Jr.	965,537 shares (11)	3.6%
	10 Levant	Indirect by BDR
	Little Rock, Arkansas 72212	Consulting, Inc.

Series B Convertible	Jimmy D. Swink, Jr.	13,636 shares	16.1%
Preferred Stock	10 Levant	Indirect by BDR
	Little Rock, Arkansas 72212	Consulting, Inc.

Common Stock	Group consisting of	3,370,123 shares	11.9%
	David Crews, Kshitij
	Mohan, Carelyn P. Fylling,
	Andrew Maslan, Mark T.
	McLoughlin, David F. Drohan,
	James S. Benson, Arun K. Deva, and
	Jimmy D. Swink, Jr.

Less than 0.1%

(1) For purposes of determining the amount of securities beneficially owned, share amounts include all common stock owned outright plus all convertible shares, warrants and options currently exercisable for common stock within sixty days of the preparation of this table.

(2) The Percent of Class for common stock was calculated based on the amounts calculated in (1) above divided by the sum of the outstanding common stock as of August 12, 2005, which was 25,668,971, plus the individual's convertible shares, warrants and options currently exercisable for common stock within sixty days of the preparation of this table.

(3) This amount includes fully vested options representing the right to purchase 200,000 shares of common stock at $1.50, options representing the right to purchase 30,000 shares of common stock at $1.15, all issued as director compensation. On October 20, 2005, the Board of Directors approved options to purchase 30,000 shares of common stock at $2.55 per share as compensation to all directors for service on the Board during 2005.

(4) Dr. Mohan's employment agreement of April 20, 2004, provided for an inducement award of stock options for 1,000,000 shares of our common stock at an exercise price of $1.50 per share. Options for 500,000 shares vested immediately. The options for the remaining 500,000 shares vest at points throughout the term of the agreement. Pursuant to the terms of the employment agreement, on June 6, 2005, Dr. Mohan received an additional award of options to purchase 100,000 shares of common stock at an exercise price of $1.50.

(5) This amount includes options to purchase 250,000 shares of common stock at $1.50 and options to purchase 19,077 shares of common stock at $1.25. On October 20, 2005, the Board of Directors approved options to purchase 20,000 shares of common stock at $2.09 per share. Options to purchase 6,667 shares vest on October 30, 2006. Options to purchase 6,666 shares vest on October 20, 2007, and options to purchase 6,666 shares vest on October 20, 2008.

(6) Pursuant to the terms of his employment agreement, Maslan will receive options to purchase 60,000 shares of common stock at an exercise price of $5.07 per share. Options to purchase 15,000 shares of common stock will vest upon award. Options to purchase 15,000 shares of common stock will vest upon the first, second and third anniversaries, respectively, of the employment agreement.

(7) Upon his appointment as a director, Mr. McLoughlin received options to purchase 30,000 shares of common stock at $1.50 per share. On April 18, 2005, Mr. McLoughlin received options to purchase 10,000 shares of common stock at $2.55 per share as compensation for serving as chairman of the Compensation Committee. On October 20, 2005, the Board of Directors approved options to purchase 30,000 shares of common stock at $2.55 per share as compensation to all directors for service on the Board during 2005. Also on October 20, 2005, the Board of Directors approved options to purchase 10,000 shares of common stock at $2.55 per share as compensation for service as Chairman of the Compensation Committee. All options are fully vested and exercisable.

(8) Upon his appointment as a director, Mr. Drohan received options to purchase 30,000 shares of common stock at $1.50 per share. All options are fully vested and exercisable. On October 20, 2005, the Board of Directors approved options per share to purchase 30,000 shares of common stock at $2.55 per share as compensation to all directors for service on the Board during 2005.

(9) Upon his appointment as a director, Mr. Benson received options to purchase 30,000 shares of common stock at $2.13 per share. On April 18, 2005, Mr. Benson received options to purchase 10,000 shares of common stock at $2.55 per share as compensation for serving as chairman of the Nominating and Governance Committee. On October 20, 2005, the Board of Directors approved options per share to purchase 30,000 shares of common stock at $2.55 per share as compensation to all directors for service on the Board during 2005. Also on October 20, 2005, the Board of Directors approved options to purchase 10,000 shares of common stock at $2.55 per share as compensation for service as Chairman of the Nominating and Governance Committee. All options are fully vested and exercisable.

(10) Upon his appointment as a director, Mr. Deva received options to purchase 30,000 shares of common stock at $2.06 per share. On April 18, 2005, Mr. Deva received options to purchase 10,000 shares of common stock at $2.55 per share as compensation for serving as chairman of the Audit Committee. On October 20, 2005, the Board of Directors approved options to purchase 30,000 shares of common stock at $2.55 per share as compensation to all directors for service on the Board during 2005. Also on October 20, 2005, the Board of Directors approved options to purchase 10,000 shares of common stock at $2.55 per share as compensation for service as Chairman of the Audit Committee. All options are fully vested and exercisable.

(11) This amount includes fully vested options representing the right to purchase 500,000 shares of common stock at $1.50.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 65,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which 25,115,606 shares are issued and outstanding as of October 31, 2005. As of October 31, 2005, approximately 11,416,015 shares are issuable upon the conversion of outstanding preferred stock and the exercise of outstanding warrants and options.

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders.

In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $10,000 per share for each share of outstanding Series C convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series C convertible preferred, and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences.

Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights.

Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We did not pay dividends to holders of our common stock during 2001, 2002, 2003, 2004 or 2005 to date. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth. In fact, we are prohibited from declaring dividends on our common stock as long as any dividends on shares of Series A, Series B or Series C convertible preferred are unpaid and outstanding. Once there are no dividends unpaid and outstanding on any shares of Series A, Series B or Series C convertible preferred, any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

Our transfer agent for our Common Stock is StockTrans, located at 44 West Lancaster Ave., Ardmore, PA 19003. All inquiries may be made at 1-800-733-1121.

Series A Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series A convertible preferred stock, par value $.0001. The Series A convertible preferred has a stated liquidation preference of $1.00 per share and has preference over and ranks (i) senior to the Series B convertible preferred stock, (ii) senior to the common stock, and (iii) senior to all other classes and series of equity securities which by its terms do not rank senior to the Series A convertible preferred. The Series A convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series A convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series A convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series A convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series A convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series A convertible preferred may convert up to 25% of their remaining holdings of Series A convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series A convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to (i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance.

Series B Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series B convertible preferred stock, par value $.0001. These shares have a stated liquidation preference of $1.00 per share. They are subordinate to the Series A convertible preferred, but have preference over and rank senior to (i) the common stock, and (ii) all other classes and series of equity securities which by their terms do not rank senior to the Series B convertible preferred stock. The Series B convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series B convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series B convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series B convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series B convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series B convertible preferred may convert up to 25% of their remaining holdings of Series B convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series B convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to (i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance; or (iii) 103% of the Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than two years from the date of issuance

Series C Convertible Preferred Stock

On March 26, 2004, the Company entered into a Series C Convertible Preferred Stock Purchase Agreement with several accredited investors providing for the sale and issuance of $2.8 million of Series C Convertible Preferred Stock representing 280 shares of preferred stock which are convertible into 2.8 million shares of common stock. The Company also issued Series C-1 and Series C-2 Warrants allowing the holders thereof to purchase an aggregate of approximately 2.8 million shares of common stock at an exercise price of $1.50 per share. In connection with this purchase agreement, the Company entered into a registration rights agreement, whereby the Company agreed to register the resale of the common stock issuable upon conversion of the Series C Convertible Preferred Stock and the common stock issuable upon exercise of the Series C-1 and Series C-2 Warrants. Upon effectiveness of the Company's registration statement, one half of the Series C convertible preferred stock automatically converted into common stock. Commencing one year following the effective date of the registration statement the remaining outstanding shares of Series C convertible preferred stock will automatically convert if (i) commencing on the date the closing bid price of the common stock is equal to or exceeds $3.00 for a period of 10 consecutive days, provided that (ii) the registration statement is effective for a period of 60 consecutive calendar days. The Company received proceeds, net of commissions and expenses of $325,612, from this placement of $2,474,388. In addition to the commissions, the placement agent also received 5-year warrants to purchase 280,000 shares of the Company's common stock at an exercise price of $1.00 per share and was awarded a six month consulting agreement to provide future financing services in return for $5,000 per month and additional warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share.

The Company's stock price on March 26, 2004 was $2.06; consequently, pursuant to the requirements of Emerging Issues Task Force ("EITF") 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5"), as amended by EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments," the issuance of the Series C preferred, with a conversion price initially at $1.00 per share which was below the market price on the date of issue, resulted in a beneficial conversion feature (the difference between the market price and the conversion price) recorded as a preferred stock dividend in the amount of $2,800,000.

The Series C convertible preferred stock ranks junior to the Series A convertible preferred stock regarding distributions upon liquidation of the Company. Series C convertible preferred stock ranks junior to the Series B convertible preferred stock solely with respect to the priority security interest in the Company's intellectual property. The shares accrue dividends at 6% of the stated liquidation preference amount from the date of issuance and increase to 8% commencing on September 25, 2005, are payable annually in cash or shares of stock at the option of the Company. The Series C convertible preferred stock ranks pari passu with Series A convertible preferred stock and Series B preferred stock with respect to payment of dividends. The Series C preferred stock has no voting rights except with respect to transactions upon which they are entitled to vote as a class. The Series C convertible preferred stock is convertible, and the Series C-1 and Series C-2 warrants are exercisable by the holder at any time, however a conversion by a warrant holder cannot result in the individual owning in excess of 9.999% of the outstanding shares of the Company's common stock. Each dollar of liquidation preference amount is initially converted into one share of common stock (subject to certain anti-dilution privileges).

The holders of Series C convertible preferred stock can require the Company to redeem the stock plus accrued dividends at 125% of the liquidation price upon the (i) consolidation, merger or business combination of the Company, (ii) sale of more than 50% of the Company's assets or (iii) a sale of more than 50% of the outstanding shares of the Company's outstanding shares of common stock. However, the Company has the option to pay in cash or shares of common stock.

The C-1 and C-2 warrants provide for a cashless exercise at the option of the warrant holder commencing one year following issuance at the option of the warrant holder provided that (i) the per share market price of one share of common stock is greater than the warrant price and (ii) a registration statement for the resale of warrant stock is not in effect. The Company has the option to call up to 100% of the C-1 and C-2 warrants commencing 12 months and 36 months, respectively, from the effective date of a registration statement registering the common stock that would result from the exercise of the warrant. However, in order to exercise the call option, the Company's common stock must have been trading at a price greater than $3.00 for 10 consecutive trading days prior to the call notice and a registration statement is then in effect and has been effective without lapse for a period of 60 consecutive days and trading in the Company's stock shall not have been suspended. The Company, upon calling the warrant, will remit to the holder of the warrant $.01 per called warrant and issue a new warrant representing the number of warrants not subject to the call.

Change In Control

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interest stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Restated Certificate of Incorporation and Bylaws provide generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification is reflected in the employment agreements we enter into with our executive officers.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities (other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding) is asserted by one of our directors or officers in connection with the registration of the securities in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act. We will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated in Delaware on April 29, 1998. Prior to November 4, 1999, Cytomedix was known as Informatix Holdings, Inc., which was originally a public shell company. On December 11, 1998, Mr. Charles Worden, Sr. and certain other persons formed an unrelated Arkansas corporation named Autologous Wound Therapy, Inc. On November 4, 1999, Autologous Wound Therapy merged with and into Informatix Holdings, Inc. Simultaneous with the merger, the name of the surviving corporation, Informatix Holdings, Inc., was changed to Autologous Wound Therapy, Inc. On March 30, 2000, the surviving entity changed its name to Cytomedix.

Effective January 2, 2001, we acquired certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc., collectively referred to as Curative. The technology and other assets we acquired included the intellectual property rights related to the development and production of platelet-derived growth factors and certain tangible assets related to the production and sale of Curative's leading proprietary wound treatment agent, Procuren. From the onset of the Procuren acquisition, we sustained recurring losses, leading us to begin shutting down the entire Procuren operation in May 2001.

Because we had focused our resources on the Procuren operation, our other operations were also failing. On August 7, 2001, we filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division (Case No. 01-27610). After the filing, we were authorized to continue to conduct our business as debtor and debtor-in-possession. No trustee or creditors' committee was appointed in this case. Our management at the time of the bankruptcy filing moved to retain a business broker that would market our assets, including our intellectual property assets, with a view towards conducting an auction of our assets. A group of shareholders objected to this contemplated disposition of our assets and sought to remove our then-existing board of directors by soliciting support from other shareholders.

Pursuant to this consent solicitation, shareholders who represented a majority of voting shares submitted written consents for the removal of the then-existing board of directors and the election of a new board of directors. The new board then appointed new officers, a new management team was hired and new consultants were retained. New management immediately began formulating a plan of reorganization that would enable us to reorganize and emerge quickly from Chapter 11 in order to preserve our value as a going concern. Our limited available funds mandated that we move swiftly to reorganize.

On June 14, 2002, the bankruptcy court confirmed our First Amended Plan of Reorganization with Technical Amendments. On June 27, 2002, the court approved other technical amendments to the plan, and the bankruptcy court's confirmation of the plan was reported on Form 8-K on June 28, 2002. Both the confirmation order and the plan were attached as exhibits to that report. We filed Amended and Restated Official Exhibits to the plan on February 4, 2004. These Amended and Restated Official Exhibits were originally filed in connection with our Motion to Designate Official Exhibits to the plan filed with the bankruptcy court on December 2, 2002. At the hearing on that motion, the court dismissed the motion as unnecessary and stated that we had the authority to file the Official Exhibits to the Plan without the need for court approval. The Amended and Restated Official Exhibits to the Plan filed with the court on February 4, 2004, were filed and designated as the Official Exhibits to the Plan in accordance with the court's instructions. The Amended and Restated Official Exhibits contain all changes identified in the Motion to Designate Official Exhibits to the Plan, as well as an additional change to the Restated Certificate of Designation which provides, consistent with the financial projections to the Disclosure Statement, that any dividend shares payable to holders of Series A and Series B convertible preferred stock shall be paid at the rate of 8% per annum based on the liquidation preference amount of $1.00 per share of preferred stock. If the dividend is to be paid in additional shares of preferred stock, the number of shares to be issued is calculated using the liquidation preference amount of the preferred stock.

Although the bankruptcy court entered the initial confirmation order on June 14, 2002, the bankruptcy plan did not become effective until we raised the minimum aggregate amount ($2.8 million) through the 2002 Offering. The 2002 Offering was initiated in conjunction with the bankruptcy plan and pursuant to Rule 506 of Regulation D, promulgated under Section 4(2) of the Securities Act of 1933. On July 11, 2002, we had raised the minimum aggregate amount from private accredited investors and such amount was released from the escrow account to us. Accordingly, the bankruptcy plan became effective as of that date and all of our securities or other instruments or documentation representing a claim against or an equity interest in the Company were canceled and of no further force or effect. Holders of certain claims or securities were entitled to receive new securities in exchange for their claims or equity interests in the Company prior to bankruptcy. All known and allowed claims and equity interests have been satisfied and resolved as of March 25, 2005.

Business and Operations

Our business model is premised upon developing, producing, licensing and distributing autologous cellular therapies, therapies that use the patient's own body products. This includes our propriety AutoloGel(TM) System, which produces our platelet-rich plasma gel, AutoloGel(TM), and related product therapies for the treatment of chronic non-healing wounds. To create AutoloGel(TM), the patient's own plasma, platelets and other essential blood components, which include the multiple growth factors necessary for the healing process and the fibrin matrix scaffold, are separated through centrifugation. These components are combined with several reagents which results in the formation of a gel that is applied topically to a wound under the direction of a physician. AutoloGel(TM) contains the patient's own multiple growth factors and fibrin matrix structure, which we believe upon topical application, closely replicates the body's natural healing process.

Multiple growth factor therapies have not been widely used in the traditional commercial setting because such therapies have not generally been known by clinicians or widely available for their evaluation. Until recently, the autologous process of securing multiple growth factors from a patient's blood products was, substantially, an exclusive treatment available through outpatient wound care centers affiliated with Curative. Upon our purchase of certain technology, assets and intellectual property rights associated with autologous multiple growth factor therapies from Curative in January 2001, we have refined the therapy to a more marketable state. With these refinements, our technology and intellectual property can offer autologous multiple growth factor therapies in any health care setting where wound patients are located.

While our current focus (as defined by our ongoing clinical trial and data collection) is the treatment of chronic, non-healing wounds, we believe our patent portfolio also covers the use of Autologel(TM) in any form of tissue healing that involves the use of growth factors and other releasates from platelets.

Company-sponsored retrospective studies of the AutoloGel(TM) System for the treatment of chronic wounds, including diabetic foot ulcers, demonstrated increased healing and rate of healing. Ongoing data reports received from clinical sites using the AutoloGel(TM) System are documenting wound healing in comparison to non-healing while treating the patients with previous traditional treatment modalities. Additionally, clinicians and the health care managers in many sites have reported the cost-effectiveness of the AutoloGel(TM) System when compared to other methods utilized for treating chronic wounds. Based on these results, we have taken the appropriate steps to independently verify these findings through various means.

Strategy

We have identified several significant areas that we believe must be addressed before mass-market penetration of the AutoloGel™ System can be achieved.

The first area involves reimbursement from third-party payers. While we have made inroads with Medicaid reimbursement in some states and within certain segments of the commercial insurance market, the true market potential cannot be achieved without broad third party reimbursement. We believe a necessary predicate to securing this broad reimbursement is through obtaining a national reimbursement code from the Center for Medicare and Medicaid Services (“CMS”). While not an official precondition for a reimbursement code, we believe that securing Food and Drug Administration (“FDA”) clearance or approval of the AutoloGel™ System for specific clinical indications such as for the treatment of non-healing diabetic foot ulcers, in order to increase the clinical acceptance and marketing of this technology, will be heavily weighed by CMS when making its decision. FDA clearance will depend heavily on the final analysis of the results of the clinical trial we initiated to prove the efficacy and safety of AutoloGel™ for the treatment of diabetic foot ulcers.

The second area involves reestablishing and enforcing the rights under our patents in order to ensure that our shareholders derive economic benefit from our intellectual property. We identified and successfully pursued numerous competing companies, both small and large, that currently market products similar to AutoloGel™, that we believe were infringing or inducing infringement of our intellectual property rights. Settlements have been achieved and licenses have been granted to these companies resulting in a royalty stream for us. If we continue to be successful in our patent enforcement strategies, more such companies could be subject to damages or up front licensing payments, potential enjoinment from the market, or at our discretion, candidates for royalty and licensing arrangements.

The third area involves penetrating a segment of the national market that is not reimbursement sensitive. This includes governmentally sponsored and funded programs managed by the Bureau of Indian Affairs and the Veterans Administration.

Clinical Trial and Reimbursement

We are in the final stages of a prospective, randomized, blinded and controlled clinical trial designed to prove the efficacy and safety of our AutoloGel™ system for the treatment of non-healing diabetic foot ulcers. The treatment phase of the trial is complete, however the trial is ongoing as patients are followed for a period of 12 weeks post-treatment, primarily to determine whether any healed wounds reopen. So while we are is still undertaking data gathering and analysis under this trial, data from the treatment phase have been unblinded. A preliminary analysis of the data indicated that the healing rate for full wound closure for the patients treated with AutoloGel™ was 58% versus 50% for the patients in the control group who were treated with an enhanced standard treatment using dressings and a saline gel. Statistically the difference is not significant. We believe that the reason for the lack of statistical significance may be the higher than expected healing rates in the control group patients. Based on published data from other studies, we expect the control group to perform in the 20-30% range. In addition, it was difficult to ensure strict compliance with the clinical protocol due to the highly stringent and onerous clinical trial design that was requested by and agreed upon with the FDA. For example given the stringent inclusion and exclusion criteria, over 650 patients screened yielded only 72 who qualified for enrollment. Therefore, even though the healing rate in the preliminary data appears satisfactory, we are continuing to audit and analyze the data to seek a better explanation of the results. We believe that many other approved competing products and therapies have healing rates of less than 58%. Additionally, several other important endpoints have yet to be analyzed. Those include the rate of healing and the recidivism rate of healed wounds (i.e. the rate at which healed wounds reopen). To aid in this analysis, we have engaged a former FDA manager to conduct a comprehensive audit of the data. We expect to have a final analysis of the data complete before the end of this year. The preliminary data analysis has also indicated that no serious adverse effects resulted from the use of AutoloGel™.

Once all the data has been compiled, audited, and analyzed, we will continue on its course to obtain FDA approval for AutoloGel™ for the treatment of non-healing diabetic foot ulcers. Based on the data from the clinical trial, supplemented by data we have compiled from retrospective studies and other sources, a formal presentation will be made to the FDA. We have consulted with several former FDA managers to determine the most appropriate mechanism within the FDA under which approval could be sought. At this point, we believe pursuit of 510k clearance for its AutoloGel™ treatment to be most appropriate.

At March 1, 2004, we originally budgeted $2,800,000 for completion of the clinical trial that began in June 2003. From March 1, 2004, through September 30, 2005, we spent approximately $2,600,000 toward this budget. We expect to spend approximately an additional $800,000 to complete this trial. However, additional events and situations may emerge that could materially increase the costs, delay the trials, affect the quality of the trials or could yield unanticipated results. For example, the FDA may require us to gather more information which could require enrollment of additional patients and extension of the trial.

Upon completion of the audit and analysis of the clinical trial data, we will evaluate it and if satisfactory submit the data to the FDA to seek approval for specific wound healing labeling. Even though this product is regulated under the Medical Device Amendments of the Food, Drug and Cosmetic Act, the Center for Biologics Evaluation and Research (“CBER”) has the jurisdiction for reviewing such products. FDA assigned CBER as the primary center that reviewed and approved the Investigational Device Exemption (IDE) under which this clinical trial is being conducted. In parallel, we would also be making the necessary submissions to CMS and any other public or private professional groups for evaluation of the data in connection with the granting of the reimbursement codes and further strengthening the general clinical acceptance of this therapy. In order to facilitate the reimbursement process, we have already initiated a pharmaco-economic study to evaluate the cost effectiveness of its AutoloGel™ technology. Such studies are performed primarily in the drugs area but now increasingly in the medical device area to present scientific, demographic and economic information to justify to CMS and other payor organizations that a particular product and therapy is clinically safe and effective and cost effective with respect to its alternatives. Should we be successful in our efforts, the AutoloGel™ System could then be positioned as an approved alternative treatment to capture a significant portion of the estimated 5 million plus chronic wounds that are treated each year in the United States.

We are selling the treatment commercially, as the AutoloGel™ System is an autologous therapy performed under the physicians practice of medicine. This approach represents the practice currently prevalent in the platelet gel therapy industry, both in the treatment of chronic wounds as well as the use of platelet gel therapies in the operating room in fields such as orthopedic and cardiovascular surgery. However, without FDA approval, our ability to make claims for the AutoloGel™ System regarding its use to treat or heal wounds is limited. We believe this is a significant barrier to broad clinical and market acceptance of the our product. It is also possible that at some point the FDA may require companies to conduct clinical trials on all specific clinical therapies and uses for which their products can be used, whether or not they make a specific labeled claim to that effect. It is also possible that FDA could require companies to stop marketing platelet gel therapies until FDA approval for specific wound healing claims is obtained.

Patents and Licensing

Simultaneous with the reimbursement strategy, we have also initiated a broad based licensing strategy intended to (i) assist us in establishing a dominant market position for the AutoloGel™ System within the market for autologous growth factor products used for the treatment of chronic wounds, and (ii) maximize the value of our intellectual property. Based on our ownership of the “Knighton Patent” (US Patent No. 5,165,938), we had initiated litigation against several strategic targets believed to be infringing or inducing infringement of this patent. Further, we had also entered discussions with several other potential strategic partners to explore the possibilities of executing licensing agreements.

We have received several favorable rulings with respect to the broad applicability of our Knighton patent. Two separate U.S. District Courts, in Illinois and Massachusetts, have supported our positions with respect to claims it had brought regarding the infringement of our patents by various other entities. Based on the success of these cases, on our unwavering commitment to protect our patents, and on our desire to make available our technology to strategic licensing partners to the mutual benefit of the parties and the medical community, we have entered into several non-exclusive licensing agreements. The primary license agreements are listed below:

LLicensee	Date of Agreement	Date of Expiration(4)	Initial Licensing Fee		On-going Royalty Percentage(2)

DePuy Spine, Inc.(1)	03/19/01 03/04/05	11/24/09	$750,000		6.5%
Medtronic, Inc.	05/01/05	11/24/09	$680,000		7.5% on disposables 1.5% on hardware
Harvest Technologies, Inc.	06/30/05	11/24/09	$500,000		7.5% on disposables 1.5% on hardware
Perfusion Partners, Inc.	06/26/05	11/24/09	$250,000	(3)	10%
COBE Cardiovascular, Inc.	10/07/05	11/24/09	$45,000		7.5% on disposables 1.5% on hardware
SafeBlood Technologies, Inc.	10/12/05	11/24/09	$50,000	(3)	8.0% to 9.0%
——————
(1)
We have two license agreements with DePuy Spine. The Original License Agreement was dated 3/19/01, amended 3/3/05, and  provides for the license to the use of applications under our patents in the fields of diagnostic and therapeutic spinal, neurosurgery and  orthopedic surgery. The second license agreement is dated 3/4/05 and applies to all fields not covered in the Original License Agreement as amended.

(2)	Certain minimum royalties may apply to certain agreements and other royalty percentages may apply to future products covered under selected license agreements.

(3)	Some of these amounts are payable over a period of time as defined in executed notes payable to us.

(4)
These dates reflect the expiration of the license in the U.S., which coincides with the expiration of the Knighton patent in the U.S. In  some cases, the licensing agreements applicable to territories outside the U.S. extend to the expiration of the patents in the respective  foreign countries.

Since our licensing activities are recent, it is premature to predict the resulting royalty streams from these licensing agreements. Royalty revenues through September 30, 2005, do not reflect amounts associated with the COBE or SafeBlood agreements as these agreements were reached subsequent to that date.

Our patent enforcement strategy is being conducted on a full contingency basis by the law firms Fitch, Even, Tabin & Flannery and Robert F. Coleman and Associates, both based in Chicago, Illinois (except with respect to the action against Medtronic, which was handled on a full contingency basis by Fish & Richardson).

We expect to incur “Cost of royalties” (consisting of royalty expense and contingent legal fees) in the range of 30-50% of on-going royalty revenues relating to these and future settlements.

We intend to press forward aggressively in other instances of infringement with aggressive legal and business actions to defend our intellectual property and, where possible, arrive at equitable settlements with infringers. We believe there remain several companies with substantial current or future revenues associated with products and services that infringe its patents, and will continue to pursue such companies for royalties or other damages.

Non-Reimbursement Sensitive Market

We continue to explore distribution channels for its AutoloGel™ System that are not dependent on third party reimbursement.

On October 31, 2005, we entered into a distributor agreement with National Wound Therapies, LLC (“NWT”) whereby NWT was granted an exclusive license to sell gel therapy-related wound care products in more than 1,750 facilities owned or operated by members and affiliates of NWT. We will be the exclusive provider of such products to NWT. Under the terms of the agreement, NWT is required to reach minimum order quantities totaling $5.8 million over four years. We have the right to terminate the agreement if these minimum order quantities are not met.

During 2004, we entered into an agreement with the Indian Health Service in Oklahoma to perform an Educational Initiative (the “Initiative”) on wound care with selected hospitals and clinics managed by the Indian Health Service. Our AutoloGel™ System as prescribed by various staff physicians at these hospitals and clinics has been the cornerstone of this Initiative. This Initiative was completed during the first quarter of 2005 and based on the results, we are exploring the possibility of creating or expanding wound care initiatives through additional hospitals and clinics within the Indian Health Service jurisdiction throughout Oklahoma. In addition, we are currently providing its AutoloGel™ System to two Veterans Administration Hospitals.

Competition

Traditional wound care is being provided in the health care system through a large variety of wound coverings. The current standards of care for the treatment of chronic wounds are wet to moist gauze dressings, and dressings that provide a longer term moist wound environment. Other dressings are designed to absorb large amounts of exudates. Several devices are also being used to try and assist with wound healing. The goal of many of these products is to optimize the wound environment so it is more conducive for the patient's body to enact the healing process.

A device that is being used extensively is the Vacuum Assisted Closure (V.A.C.) system produced by Kinetic Concepts, Inc. (KCI). Several of the sites that have used the V.A.C. system have now tried the AutoloGel(TM) System. It has been reported to us by several of these sites that The AutoloGel(TM) System was very competitive with the V.A.C. and may even be better in both clinical and cost effectiveness. This, however, was based on individual case reports and experience of physicians rather than any rigorous comparative studies. Yet the V.A.C.'s established position and reimbursement issues have made market share penetration very difficult. The V.A.C. is substantially CMS reimbursed, which provides for a substantial current economic competitive advantage.

Dermagraft is a dermal fibroblast skin substitute used to help in the wound closure of diabetic foot ulcers. Dermagraft is manufactured from human cells known as fibroblasts, that are then placed on a dissolvable mesh material. The product is marketed by Smith & Nephew, a large health care company with an established wound care presence. While Dermagraft is easy to apply in a physician's office, a significant drawback to Dermagraft is that it requires storage in a minus 70 degree centigrade freezer, which most physicians do not own. Dermagraft has not been used in the long-term care or home health market.

In December 2003, another product produced by Ortec International, Inc. completed its FDA testing with reported favorable results for the treatment of venous leg ulcers. This product was reported to be a cryopreserved (frozen) version of its tissue engineered product, OrCel. While the company has shown only limited revenues since inception and is currently not a competitor, it could become significant when and if its PMA (pre-market approval) application currently pending with the FDA is approved.

The use of growth factors has been increasingly accepted as a significant aid in wound healing. Many physicians believe that multiple growth factors can be more effective than the action of a single growth factor alone. Regranex, a prescription cream marketed by a division of Johnson & Johnson, Inc., contains a single recombinant growth factor. Having been introduced after lengthy clinical trials several years ago, its revenues, based on our best estimate, have grown significantly. We perceive the single growth factor Regranex as a less effective method of healing chronic wounds in comparison with autologous multiple growth factors. While we acknowledge the success of the Regranex product in the marketplace, an excellent opportunity exists to capture market share from this product once reimbursement is available. We understand that the use of Regranex is reimbursed by public and private insurance carriers.

Another competing treatment is Hyperbaric Oxygen (HBO). Patients are placed in either a monoplace or multiplace chamber and provided inspired oxygen under pressure to increase the tissue saturation of oxygen. There are a limited number of HBO chambers, so this therapy is not accessible to many wound patients, and is a therapy generally not reimbursed by third party payor sources.

Intellectual Property Rights

We regard our patents, trademarks, trade secrets, and other intellectual property (collectively, the "Intellectual Property Assets") as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our Intellectual Property Assets. In the past several years, we have filed numerous patent applications worldwide seeking protection of our technologies. We own five U.S. patents (including U.S. Patent No. 5,165,938 (the "Knighton Patent") and U.S. Patent No. 6,303,112 (the "Worden Patent")), various corresponding foreign patents, and various trademarks. We have received, filed, or are in the process of filing trademarks for the names "Cytomedix," "Procuren," "AutoloGel," and a few variants thereof. In addition, we have numerous pending trademark applications and foreign patent applications involving enriched platelet wound healant, platelet derived wound healant, angiogenic peptides, and anti-inflammatory peptides.

Certain Cytomedix Patents

WOUND HEALING AGENTS
(This patent has an international presence.) U.S. Patent 5,165,938, issued November 24, 1992 Inventors: David R. Knighton
Abstract: A process for treating damaged, live, animal tissue which comprises applying over the damaged tissue an effective amount of a treating composition containing the materials released by platelets during the platelet release reaction and facilitating healing of the damaged tissue.

ENRICHED PLATELET WOUND HEALANT
(This patent has an international presence.) U.S. Patent 6,303,112, issued October 16, 2001 Abstract: A wound healant composition comprising a therapeutically effective amount of activated growth factors and ascorbic acid and/or at least one retinoid and/or at least one antibiotic that facilitates the growth of new tissue.

ENRICHED PLATELET WOUND HEALANT
U.S. Patent 6,524,568, issued February 25, 2003 Abstract: An improved platelet gel wound healant, and methods of preparation and use thereof for healing wounds are disclosed. The improved wound healant comprises a therapeutically effective amount of activated growth factors and ascorbic acid with optional one or more additional anti-oxidant such as vitamin A and/or E, and optional one or more antibiotics.

SELECTING AMOUNTS OF PLATELET RELEASATE FOR EFFICACIOUS TREATMENT OF TISSUE
U.S. Patent 5,599,558, issued February, 4, 1997 Inventors: Dawn D. Newman, Richard H. Gordinier, and Ronald G. Duff. Abstract: A method of making a platelet releasate product is disclosed involving performing an assay on a platelet releasate sample for a component of the releasate and forming platelet releasate product by comparing the assay results to a predetermined range of amounts of the component to be contained in the product. A method of treatment of tissue is disclosed involving the topical application of such product.

METHOD FOR PROMOTING HAIR GROWTH
U.S. Patent 4,957,742, issued September 18, 1990 U.S. Patent 5,178,883 issued January 12, 1993 Inventor: David R. Knighton
Abstract: Platelet enriched plasma is produced from blood. The platelets are activated by thrombin, which causes the release of platelet-derived growth and angiogenesis factors. A carrier such as a microcrystalline collagen is added to produce a wound-treating salve. The composition is applied directly to wounds and initiates healing in nonhealing wounds as well as accelerates normal wound healing by increasing vascularization, stimulating fibroblast mitosis and migration, and increasing collagen synthesis by fibroblasts. The composition is also applied to tissue to facilitate the growth of hair.

In addition to chronic wound healing, there are numerous uses of platelet gel in various settings throughout healthcare, including the following areas:

Orthopedics	Neurosurgery
Oral & Maxillofacial Surgery	Gynecology
Urology	Otolaryngology
General Surgery	Vascular
Cardio-thoracic	Plastic Surgery

To prevent disclosure of our trade secrets, we restrict access to our proprietary information and all of our employees, consultants, and other persons with access to our proprietary information to execute confidentiality agreements. We have also commenced litigation against those persons believed to be infringing on our intellectual property assets seeking both damages and injunctive relief. Despite these efforts, we may not be able to prevent misappropriation of its technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our Intellectual Property Assets is difficult. Litigation necessary to enforce our Intellectual Property Assets could result in substantial costs and diversion of resources.

We intend to vigorously protect our intellectual property assets against infringement and position Cytomedix to capture significant licensing and royalty revenue. Our intellectual property portfolio provides us broad claims to the use of platelets releasates for the healing of wounds and other damaged tissues. Our intellectual property position is that the activation of platelets for clinical use in any field is protected by our patent portfolio, and that any party producing a product involving the utilization of platelet releasate to facilitate wound healing must have a license under the Knighton Patent or Worden Patent to avoid infringement.

The Curative Royalty Agreement

We entered into a royalty agreement, as later amended, with Curative (the "Curative Royalty Agreement") contemporaneously with our purchase of certain intellectual property and assets from Curative in January 2001. Under this royalty agreement, we agreed to pay Curative a six percent royalty for sales of Procuren to customers other than Curative. On March 21, 2001, we entered into a licensing agreement with DePuy Spine, Inc. (f/k/a DePuy AcroMed, Inc.) ("DePuy"), a subsidiary of Johnson and Johnson. Under this agreement (which was amended on March 8, 2005 to eliminate exclusivity), we granted to DePuy a license relating to platelet-based growth factors in the specific field of use covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery. Under the terms of the Curative Royalty Agreement, we are required to pay Curative approximately 92.3% of the royalties collected from DePuy under this first license agreement (as amended).

Under a separate agreement dated effective as of August 9, 2001, between Curative and Waverly Holdings, LLC, Curative assigned to Waverly all royalties in excess of three percent of our aggregate net sales of Procuren and/or "Future Products." Waverly also obtained from Curative in this agreement a covenant that in the event Curative should become the sole owner or possessor of any patents covered by the security interests granted under the Curative Royalty Agreement, Curative will transfer ownership of such patents to Waverly, reserving for itself only its rights to payments of amounts due there under.

On December 5, 2002, we entered into a Second Amendment to the Curative Royalty Agreement. This Second Amendment provides that we will pay Curative ten percent of the aggregate amount received by Cytomedix relating to the intellectual property acquired from Curative (i.e. the Knighton Patent) in January 2001 excluding the amounts considered in the first DePuy licensing agreement and the patent in which The AutoloGel(TM) System currently relies upon.

No royalties from licensing the Worden Patent are payable to Curative.

The Worden Royalty Agreement

Charles E. Worden, Sr., is the sole inventor of the intellectual property covered by U.S. Patent No. 6,303,112 (the "Worden Patent") as well as the sole inventor and initial applicant on the first non-provisional patent application (PCT/US99/02981), the parent application to the submission from which the Worden Patent was issued. Mr. Worden also invented all of the technology described in the various United States and foreign patent applications listing Mr. Worden as sole inventor. The Worden Patent and the technology described in the various applications are referred to collectively as the "Worden-Related Patents."

We have entered into both a patent license agreement and a substitute royalty agreement with Mr. Worden, both of which became effective on July 11, 2002. Under the patent license agreement, we have agreed to license to Mr. Worden and his assigns the use of the Worden-Related Patents for veterinary applications. Under the substitute royalty agreement, we have agreed (i) to pay a five percent royalty from profits from the sale, licensing, or other exploitation of the Worden-Related Patents (with a minimum of $6,250 per month and up to a maximum of $600,000 per year), and (ii) to grant Mr. Worden a security interest in the Worden-Related Patents to secure payment of these royalties.

Government Approval

We have sought to ensure compliance with the FDA regulations and policies as enforced in the field of platelet gel therapies and have determined that each component of The AutoloGel(TM) System is a legally marketed product that has either been cleared by FDA for marketing or is exempt from premarket clearance. In its current form, AutoloGel(TM) is currently available without specific claims for wound healing to be used at the physician's discretion. We believe that the "physician's practice of medicine" provision of the Federal Food, Drug and Cosmetic Act permits the use of legally marketed devices for any condition or disease within a legitimate doctor-patient relationship as long as we do not make specific claims for the product.

Government Regulation

During 2003, we made a business decision to undertake a prospective, randomized, blinded and controlled trial under the jurisdiction of the FDA for our primary product, The AutoloGel(TM) System, to independently demonstrate the safety and efficacy for the scientific and reimbursement community, as well as for FDA. In making this decision, we have voluntarily placed the Company under increased FDA oversight and the regulations governing medical devices.

Before a new medical device can be introduced to the market, the manufacturer must generally obtain FDA clearance or approval. In the United States, medical devices are classified into one of three classes - Class I, II or III. The controls applied by the FDA to the different classifications are those believed by the FDA to be necessary to provide reasonable assurance that the device is safe and effective. Class I devices are non-critical products which can be adequately regulated by "general controls" that include provisions relating to labeling, manufacturer registration, defect notification, records and reports, and Good Manufacturing Practices ("GMP") (Most Class I devices are exempt from pre-market notification and some are also exempt from GMP requirements). Class II devices are products for which the general controls of Class I devices, by themselves, are not sufficient to assure safety and effectiveness and therefore require special controls. Additional special controls for Class II devices include performance standards, post-market surveillance patient registries, and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. The FDA inspects medical device manufacturers and distributors and has a broad authority to order recalls of medical devices, to seize non-complying medical devices, and to criminally prosecute violators.

Section 510(K) of the Federal Food, Drug and Cosmetic Act requires individuals or companies manufacturing medical devices intended for human use to file a notice with the FDA at least ninety (90) days before introducing the device into the market. This notice, commonly referred to as "510(K) notification", must identify the type of classified device into which the product falls, the class of that type, and a specific product already being marketed to which the product is "substantially equivalent". In some instances the 510(K) notification must include data from human clinical studies in order to establish "substantial equivalence". If the registrant states the device in unclassified, but nonetheless claims substantial equivalence to the marketed device or recognized diagnostic procedure, it must explain the basis for determination. The FDA must agree with the claim of "substantial equivalence" before the device can be marketed. If a product is Class III and does not qualify for the 510(K) process, then the FDA must approve a pre-market approval (PMA) application before marketing can begin. PMA applications must demonstrate, among other factors, that the device in question is safe and effective. Obtaining a PMA application approval can take several years, depending upon the complexity of the issues involved with the device. Clearance pursuant to the 510(K) process can be obtained in comparatively less time.

Devices that we distribute are subject to pervasive and continuing regulation by the FDA and certain state agencies, including record-keeping requirements, good manufacturing practices and mandatory reporting of certain adverse experiences resulting from use of the devices. Labeling and promotional activities are subject to regulation by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses and the FDA scrutinizes the labeling and advertising of medical devices to ensure that unapproved uses of medical devices are not promoted.

Fraud and Abuse Laws

We may also be indirectly subject to federal and state physician self referral laws. Federal physician self-referral legislation (commonly known as the Stark Law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal health care programs such as Medicare and Medicaid. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a health care provider to their patients when referring patients to that provider. Both the scope and exception for such laws vary from state to state.

We may also be subject to federal and state anti-kickback laws. Section 1128B (b) of the Social Security Act, commonly referred to as the Anti-Kickback Law, prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal health care program such as Medicare and Medicaid. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are otherwise lawful in businesses outside of the health care industry. The U.S. Department of Health and Human Services ("DHHS") has issued regulations, commonly known as safe harbors that set forth certain provisions which, if fully met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Although full compliance with these provisions ensures against prosecution under the Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued. The penalties for violating the Anti-Kickback Law include imprisonment for up to five years, fines of up to $250,000 per violation for individuals and up to $500,000 per violation for companies and possible exclusion from federal health care programs. Many states have adopted laws similar to the federal Anti-Kickback Law, and some of these state prohibitions apply to patients for health care services reimbursed by any source, not only federal health care programs such as Medicare and Medicaid.

In addition, there are two other health care fraud laws to which we may be subject, one which prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any health care benefit program, including private payers ("fraud on a health benefit plan") and one which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for health care benefits, items or services. These laws apply to any health benefit plan, not just Medicare and Medicaid.

We may also be subject to other laws which prohibit submitting claims for payment or causing such claims to be submitted that are false. Violation of these false claims statutes may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim (or causing the submission of a false claim) or the knowing use of false statements to obtain payment from the U.S. federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act can be brought by an individual on behalf of the government (a "qui tam action"). Such individuals (known as "qui tam relators") may share in the amounts paid by the entity to the government in fines or settlement. In addition certain states have enacted laws modeled after the False Claims Act. "Qui tam" actions have increased significantly in recent years causing greater numbers of health care companies to have to defend false claim actions, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

Several states also have referral, fee splitting and other similar laws that may restrict the payment or receipt of remuneration in connection with the purchase or rental of medical equipment and supplies. State laws vary in scope and have been infrequently interpreted by courts and regulatory agencies, but may apply to all health care products and services, regardless of whether Medicaid or Medicare funds are involved.

Environmental Laws

We are not aware of any material costs or effects resulting from our compliance with any federal, state or local environmental laws.

Research And Development

We have engaged in limited research and development work during our reorganization and subsequent implementation of the new business plan. In 2002, we engaged independent research facilities to perform initial evaluations documenting the existence of the fibrin matrix structure and multiple growth factors. In addition, a Wound Data Analysis System was developed to assist clients in objectively assessing changes in wound measurements due to the impact of use of the AutoloGel(TM) System or any other treatment modalities. Because these activities plus other testing activities were not aimed at developing a new process or technique, the expenses associated with these activities are not characterized as research and development costs in our audited financial statements.

Employees

We currently employ eleven full-time employees. These include three executive officers, Kshitij Mohan as Chief Executive Officer, Mr. Andrew Maslan as Chief Financial Officer and Ms. Carelyn Fylling as Vice President of Professional Services. In addition to these named persons, we employ an office manager/assistant controller, a national accounts manager, a territory sales manager, two clinicians, and a part-time regulatory specialist. We have retained BDR Consulting, Inc. (Mr. Jimmy D. Swink, Jr.) as consultant to the Board.

Reports to Security Holders

Our common stock is registered under the Securities Exchange Act of 1934, and we are therefore required to file certain periodic and current event reports with the Securities and Exchange Commission as required by that Act. Upon request, we will provide any security holder with a copy of our annual report which includes our audited financial statements. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC also maintains a website where you can view and print all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Below is a discussion of our operations for the two years ended December 31, 2004, and for the three and nine month periods ended September 30, 2005 and 2004. This discussion should be read together with the financial statements and the notes to the financial statements contained elsewhere in this document. The results of operations and the notes to the financial statements pertain to the years ending December 31, 2004 and 2003, and for the three and nine month periods ending September 30, 2005 and 2004.

We are a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7. Our main activities during this start-up phase have consisted of recruiting and hiring a new management team and corresponding personnel, as well as the development of both a short and long-range business plan that has included all aspects of the business. Considerable resources were expended in previous years and continuing into 2005 on non-reoccurring activities relating to the legal defense of our patents, researching and preparing the IDE for submission to the FDA, including development of the protocol for our FDA clinical trials, the subsequent initiation of clinical trials, and securing and diversifying our current and anticipated capital requirements.

Comparative Results Of Operations For The 12 Months Ending December 31, 2004 And 2003

For the twelve months ending December 31, 2004, we had revenue of $1,145,591 as compared to revenue of $1,086,922 for the twelve months ending December 31, 2003, an increase of $58,669 or 5.39%. Revenues are generated from two sources: from the sale of disposable kits and reagents and from royalties received from licensing activities. Comparing 2004 to 2003, revenues increased $91,931or 26.04%, from the sale of kits and reagents ($444,932 in 2004 as compared to $353,001 in 2003). This increase between years is primarily attributable to the diversification of our marketing efforts into other areas besides the large health care chains. During 2004, revenues received from two large health care chains declined from $161,065 to $116,724 or 27.5%. However, increased revenues generated from the Illinois Department of Public Aid, $44,255, the Indian Health Service, $36,522, and from the commercial insurance market, $84,655 ($101,224 as compared to $16,569) more than exceeded this shortfall. Revenues from royalties and licensing activities were $700,659 in 2004 as compared to $733,922 in 2003, a decrease of $33,263 or 4.53%. This decrease is attributable to the DePuy licensing arrangement.

Gross profit for the twelve months ending December 31, 2004 was $433,764 or $37.86% of revenue as compared to gross profit of $328,490 or 30.22% for the comparable period in 2003. The gross profit from the sale of disposable kits and reagents increased 24.96% from a gross profit earned in 2004 of 68.47% as compared to the 54.79% earned in 2003. This increase is attributable to the diversification of our sales and marketing efforts that are focusing on more profitable sectors of the market. The decline in revenues from the large health care chains also contributed to this increase as pricing has been at substandard ranges due to the volumes purchased and the competitiveness of this segment of the market. While revenues decreased from royalties received from licensing activities, the gross profit margins remained flat at 18.4% for both 2003 and 2004. We record revenue of $81,448 per year on the initial deposit of $750,000 paid by DePuy in 2001 for the licensing rights to our patent. The current royalties received quarterly reflect a gross profit of 7.7%.

Operating Expenses for the twelve months ending December 31, 2004 were $8,622,124 with non-cash equity based expenses of $3,097,256 as compared to 2003 operating expenses of $4,460,195 with non-cash equity based expenses of $975,201. This results in a net increase in net operating expense excluding non-cash equity based expenses between years of $2,039,784 or 58.53%.

Financial Information Not In Conformity With Generally Accepted Accounting Principles

We rely heavily on the use of equity based compensation for employees, consultants and other parties that provide services to us. Throughout this report, we have presented income statement items in conformity with generally accepted accounting principles ("GAAP"). However, due to the magnitude of this non-cash expense during 2004, the following exhibits highlight the impact of this equity based compensation on our operating expenses. The exhibits below present our operating expenses in accordance with generally accepted accounting principles ("GAAP") and present the amount of equity based compensation expense included in the respective expense accounts and also the respective expenses without the equity based compensation which is not in accordance with GAAP ("NON-GAAP"). The following exhibits are presented to provide an alternative comparison of expenditures between years.

Salaries and Wages

				NON-GAAP
				SALARIES
	GAAP SALARIES		EQUITY BASED	WITHOUT EQUITY BASED
YEAR ENDED DECEMBER 31	AS REPORTED		COMPENSATION	COMPENSATION
2004	$1,769,170	(1)	$578,402	$1,190,768
2003	954,315		--	954,315
Increase (decrease)	$814,855		$578,402	$236,453

(1) Consists of the value of options to purchase common stock granted to Kent Smith and Mark Cline in accordance with their respective termination agreements, $115,938 and $204,000, respectively. Also includes the amortization of stock options granted to Dr. Mohan valued at $258,464.

Net salaries and wages for the year ended December 31, 2004 was $1,190,768 as compared to $954,315 for the comparable period in 2003, an increase of $236,453 or 24.78%. This increase is substantially attributable to the change in the Chief Executive Officer compensation and the increase from two to four executive level positions during part of 2004 (one position was eliminated in July 2004). Through a majority of 2003, we maintained two executive level positions. This increase was partially mitigated by the elimination of three lower-level positions in September 2004. During 2004, we incurred expenses relating to executive compensation of $504,281 with a bonus accrual of $100,237; this is a total of $604,518 in 2004 as compared to $352,542 incurred for 2003, an increase of $251,976 or 71.47%.

Consulting and Related Party Consulting

				NON-GAAP
				CONSULTING
				EXPENSE WITHOUT
	GAAP CONSULTING		EQUITY BASED	EQUITY BASED
YEAR ENDED DECEMBER 31	AS REPORTED		COMPENSATION	COMPENSATION
2004	$3,230,090	(1)	$2,462,427	$767,663
2003	1,532,160	(2)	973,164	558,996
Increase (decrease)	$1,697,930		$1,489,263	$208,667

(1) Consists of amounts paid to Nadine C. Smith totaling $830,738, $1,102,604 for investment banking/financing support, $289,027 to BDR Consulting, and $240,058 to The Carmen Group.

(2) Consists of amounts paid to Nadine C. Smith totaling $550,313, $273,817 for investment banking/financing support, $97,162 to BDR Consulting, and $51,872 to The Carmen Group.

For the year ended December 31, 2004, the net consulting and related party consulting excluding the equity based compensation was $767,663 as compared to $558,996 for the comparable period in 2003; an increase of $208,667 or 37.32%. This increase is comprised of $45,000 of contractual payments to FEQ Investments, $60,000 in 2004 as compared to $15,000 in 2003; a new contract with Maier and Company for public relations assistance, $35,200 in 2004; payments to Burnham-Hill for consulting and placement agent services totaling $30,000; short-term contracts with other consultants utilized for commercial insurance reimbursement assistance, state Medicaid consulting, etc. totaling $43,823; $28,450 to InteCap for licensing strategies and modeling services; and an additional $15,000 to BDR Consulting for special project assistance ($123,000 in 2004 as compared to 108,000 in 2003).

Professional Fees

For the year ended December 31, 2004, professional fees were $867,928 as compared to $672,136 incurred for 2003, an increase of $195,792 or 29.13%. During 2004, $655,571 in legal expenses relating to various lawsuits was incurred as compared to $546,040 incurred in 2003, an increase of $109,531 or 20.06%. Of this amount, we incurred legal expenses of $327,284 attributable to the litigation in defense of our patents as compared to $196,135 in 2003, an increase of $131,149 or 66.87%. Additionally, we incurred legal fees of $74,356 attributable to the private financings completed in March 2004 and the subsequent filing of the registration statement in May 2004. This amount was appropriately netted against the proceeds from the private placement. As an offset to these fees, our legal expenditures for general corporate matters and securities compliance decreased in 2004 as compared to the 2003 expenditures.

Another significant component of professional fees is the audit and tax fees charged by our outside auditor. During 2004, audit and tax fees were $254,900 as compared to $174,000 incurred in 2003, an increase of $80,900 or 46.49%. During 2004, accounting fees increased substantially due to their involvement with the private placements and subsequent registration statement. This increase was mitigated in part by an offsetting decrease in the fees incurred for quarterly filings.

Royalty Expense-Related Party

The royalty expense-related party expenditures for 2004 were $75,000 as compared to $76,676 incurred in 2003. These expenditures are made to Mr. Charles Wordon as compensation for use of his patent.

Clinical Trial Related Expense

During 2004, we began the clinical trials as is described throughout this report. During 2004, we incurred expenditures of $1,385,120 related to the clinical trials. During 2003, our focus was to prepare and gain approval for the clinical trial. During 2003, we incurred expenses of $269,904 toward this end.

General and Administrative

For the year ended December 31, 2004, we incurred General and Administrative expenses of $1,294,816 as compared to $955,004 for the comparable period in 2003, an increase of $339,812 or 35.58%. A substantial part of this increase is attributable to an increase in travel and entertainment of $119,475 of which $56,236 is attributable to the cost of relocating the office and temporary living expenses for those employees involved with the relocation of the corporate offices from Little Rock, Arkansas to Rockville, Maryland. We also experienced large increases in 2004 as compared to 2003 in general insurance of $41,826 attributable to the increased levels of coverage required for the clinical trials and enhanced coverage on the Directors and Officers liability policy. Additional increases were also experienced in office supplies, $31,894, attributable to the move, and freight and postage of $38,606 attributable to the clinical trials. Also, amortization expense reflected an increase of $21,522 with bad debt expense increasing $46,684 between years.

For the year ended December 31, 2004, we earned $54,241 in interest derived from investing excess cash in short term, fixed income vehicles and from the interest earned on the outstanding subscriptions.

Liquidity And Capital Resources As Of December 31, 2004

Our cash position as of December 31, 2004 is as follows:

Cash on Hand	$3,274,934
Restricted Cash	21,375
Subscriptions Receivable	831,599
Total Sources of Cash	$4,127,908

Committed Cash for Completion Of Clinical Trials	(1,750,000)
Cash Available for Operations	$2,377,908

During the first quarter of 2005, we received $831,599 of the subscriptions receivable which were in arrears at December 31, 2004. Additionally, from January 1 through March 15, 2005, we received an additional $1,210,538 from the exercise of warrants and options. With this additional cash injection, we believe that we have adequate cash on hand to fund operations for the next twelve months. However, for subsequent periods, cash may be required if the clinical trials require substantially more cash than expected or if anticipated operating revenues do not materialize and if the cost of operations increase substantially.

COMPARATIVE RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2005 AND 2004.

Revenues

Revenues rose $206,000 (86%) to $446,000 and $215,000 (27%) to $1,023,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively. Revenues are normally generated from two sources: the sale of disposable kits and reagents and royalties received from licensing activities.

Comparing the three months ended September 30, 2005 to the same period last year, the increase in revenue is primarily attributable to an increase in royalties earned from two new major licensing agreements entered into with Medtronic, Inc. and Harvest Technologies, Inc. during the second quarter of 2005.

Comparing the nine months ended September 30, 2005 to the same period last year, the increase in revenue is attributable to increased royalties of $299,000, primarily due to royalties from the Medtronic and Harvest licensing agreements. This increase was partially offset by an $84,000 decrease in AutoloGel™ kit sales. AutoloGel™ kit sales decreased due to reduced sales to two large nursing home customers and difficulty qualifying patients for commercial insurance reimbursement, partially offset by an increase in sales to the non-reimbursement sensitive market.

Since our licensing activities are recent, it is premature to predict the future royalty streams from these licensing agreements. However, we believe there remain several companies with substantial current or future revenues associated with products and services that infringe our patents and will continue to pursue such companies for royalties or other damages. We expect sales of its AutoloGel™ kits to rise as we increase our focus on the non-reimbursement sensitive market.

Gross Profit

Gross profit rose $164,000 (187%) to $251,000 and $165,000 (54%) to $469,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively. For the same periods, gross margins rose to 56% from 36% and to 46% from 38%, respectively.

Comparing the three and nine months ended September 30, 2005 to the same periods last year, the increase in gross profit is primarily attributable to the Medtronic and Harvest licensing agreements which carry a greater gross margin than previously existing licensing agreements. This increase in gross profit was partially offset by a decrease in gross profit from AutoloGel™ kit sales. This decrease was primarily attributable to an aggressive sales and marketing program requiring no-charge, educational treatments in an effort to penetrate more profitable segments of the market as well as the write-off of obsolete inventory.

The DePuy royalties, inclusive of the amortization of deferred revenue associated with the initial deposit of $750,000, generates a gross margin of approximately 20%. We expect gross margins generated from all other licensing agreements to be in the range of 50-70%.

Operating Expenses

Operating expenses rose $718,000 (37%) to $2,664,000 and $279,000 (4%) to $6,925,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively. We rely heavily on the use of equity-based compensation to various employees, consultants and other parties that provide services to us. Due to the magnitude of this non-cash expense, the following exhibit highlights the impact of this equity-based compensation on our operating expenses. The exhibit below presents us operating expenses in accordance with generally accepted accounting principles (“GAAP”) and presents the amount of equity-based compensation expense included in the respective line items and then reflects the operating expenses without the equity-based compensation, which is not in accordance with GAAP (“NON-GAAP”). The following exhibits are presented to provide an additional tool to evaluate our operating expenditures between years.

Operating Expense Information Not in Conformity with Generally Accepted Accounting Principles

	Three Months Ended September 30, 2005			Nine Months Ended September 30, 2005
Account	GAAP As Reported	Net Equity Based Compensation	Non-GAAP Operating Expenses Without Equity Based Compensation	GAAP As Reported	Net Equity Based Compensation	Non-GAAP Operating Expenses Without Equity Based Compensation

Salaries and wages	$1,422,081	$(969,932)	$452,149	$2,533,088	$(1,385,703)	$1,147,385
Consulting expenses	267,100	(160,434)	106,666	735,031	(391,133)	343,898
Consulting expenses - related party	27,000	—	27,000	158,764	(77,764)	81,000
Professional fees	202,322	—	202,322	882,055	—	882,055
Royalty expenses - related party	18,750	—	18,750	56,250	—	56,250
Clinical trial related expenses	429,916	—	429,916	1,387,452	—	1,387,452
General and administrative expenses	297,189	(6,200)	290,989	1,171,879	(202,444)	969,435
Total operating expenses	$2,664,358	(1,136,566)	$1,527,792	$6,924,519	$(2,057,044)	$4,867,475

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
Account	GAAP As Reported	Net Equity Based Compensation	Non-GAAP Operating Expenses Without Equity Based Compensation	GAAP As Reported	Net Equity Based Compensation	Non-GAAP Operating Expenses Without Equity Based Compensation

Salaries and wages	$398,834	$(93,260)	$305,574	$1,379,227	$(485,232)	$893,995
Consulting expenses	446,006	(292,117)	153,889	2,054,277	(1,674,943)	379,334
Consulting expenses - related party	206,804	(118,499)	88,305	680,472	(447,368)	233,104
Professional fees	202,783	(2,562)	200,221	569,732	(7,686)	562,046
Royalty expenses - related party	18,750	—	18,750	56,250	—	56,250
Clinical trial related expenses	350,406	—	350,406	953,486	—	953,486
General and administrative expenses	322,714	(10,811)	311,903	951,665	(44,761)	906,904
Total operating expenses	$1,946,297	$(517,249)	$1,429,048	$6,645,109	$(2,659,990)	$3,985,119

Salaries and Wages

Salaries and wages rose $1,023,000 (257%) to $1,422,000 and $1,154,000 (84%) to $2,533,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively.

For the three and nine-month periods, the increase was primarily due to increased non-cash equity-based compensation ($877,000 and $900,000, respectively). Of these amounts, $798,000 related to the revaluation and expense associated with the change in terms to existing options, pursuant to the separation agreement with our former CFO dated July 15, 2005. The remainder of the increase is due to additional employees, increased bonus accrual, and severance costs for the former CFO.

Consulting and Related Party Consulting Expenses

Consulting and related party consulting expenses fell $359,000 (55%) to $294,000 and $1,841,000 (67%) to $894,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively.

For the three and nine-month periods, the decrease was primarily due to lower non-cash equity-based compensation ($250,000 and $1,653,000, respectively). The remaining change was due to decreases in other compensation and expenses relating to these consultants. During 2004, we relied upon the issuance of stock options and warrants to attract and retain senior level consultants to assist in all phases of our operations. This included strategic planning, financing related support, governmental support and lobbying, and on-going managerial support. Most of these activities were significantly curtailed or eliminated in 2005.

Professional Fees

Professional fees were nearly unchanged at $202,000 and rose $312,000 (55%) to $882,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively. Professional fees consist primarily of legal and accounting services.

For the three-month period, the changes in the nature and amounts were not significant.

For the nine-month period, the increases were primarily due to increased patent litigation related expenditures ($280,000). Higher auditing/accounting fees were offset by decreases in fees to securities and general counsel attorneys.

Clinical Trial Related Expenses

Clinical trial related expenses rose $80,000 (23%) to $430,000 and $434,000 (46%) to $1,387,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively. During 2005, the trials were in the active treatment phase.

For the three-month period, the increase was primarily due to greater expenditures ($105,000) for the various clinical sites participating in the trials and higher fees from our contract research organization, partially offset by reduced costs for equipment and supplies.

For the nine-month period, the increase was primarily due to greater expenditures ($372,000) for the various clinical sites participating in the trials and higher fees ($211,000) from our contract research organization, partially offset by reduced costs ($157,000) for equipment and supplies.

General and Administrative Expenses

General and administrative expenses fell $26,000 (8%) to $297,000 and rose $220,000 (23%) to $1,172,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively.

For the three-month period, the decrease was primarily due to lower travel and moving related costs as we relocated our headquarters from Arkansas to Maryland in the third quarter of 2004.

For the nine-month period, the increase was primarily due to an increase in non-cash equity-based compensation for the board of directors ($123,000), filing fees for the listing of our common stock on the American Stock Exchange ($77,000), and executive search fees ($65,000), partially offset by reduced travel related expenses.

Other Income/Expenses

Other income rose $115,000 (713%) to $131,000 and $770,000 (2,565%) to $807,000 comparing the three and nine months ended September 30, 2005 to the same periods last year, respectively.

For the three-month period, the increase was primarily attributable to patent litigation settlements (net of related costs) in the amount of $98,000. A net gain on the disposal of fixed assets and higher interest income also contributed to the increase.

For the nine-month period, the increase was primarily attributable to patent litigation settlements (net of related costs) in the amount of $956,000, with a lesser impact from higher interest income. These increases were partially offset by expenses ($227,500) recorded for the issuance of 65,000 shares of our common stock in return for a full settlement and release of all claims from a lawsuit brought against us in our emergence from bankruptcy.

MODIFIED EBITDA INFORMATION NOT IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Throughout this report, we have presented income statement items in conformity with generally accepted accounting principles (GAAP), except where otherwise noted. Given the magnitude of the non-cash expenses, we utilize a modified EBITDA (earnings before income taxes, depreciation and amortization and other non-cash items) to evaluate and monitor the results of operations. Although EBITDA is a non-GAAP financial measure, we believe that this information will allow for an additional clarification of our performance and provide the readers of our financial statements an additional tool to evaluate the comparative performance of us. Following, is a reconciliation of the comparative net (loss) to common shareholders to modified EBITDA utilized by us.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net loss to common stockholders as stated (GAAP)	$(2,290,959)	$(1,928,514)	$(5,724,451)	$(9,358,634)
Adjustments to reconcile net loss to common stockholders to EBITDA:
Preferred dividends accrued	9,011	85,659	76,260	247,800
Series C Preferred stock dividend attributable to below market beneficial conversion features	—	—	—	2,800,000
Depreciation and amortization of patents	56,663	54,469	170,637	162,259
Amortization of Research Works report(1)	—	10,761	—	44,761
Amortization - deferred consulting fees(2)	160,434	413,228	468,897	2,129,997
Amortization of the value of stock options recorded as compensation (net)(3)	976,132	93,260	1,553,147	485,232
Other expense(4)	—	—	262,500	—
Modified EBITDA - Non GAAP	$(1,088,719)	$(1,271,137)	$(3,193,010)	$(3,488,585)
——————
(1)	Consists of the amortization of stock valued a $68,000 issued in August 2003 to Research Works as compensation for analyst report.

(2)	Consists of the amortization attributable to the value of stock rights issued to various consultants as compensation in lieu of cash.

(3)
In 2004, consists of the value as determined for the options and rights granted upon termination of Kent Smith, former CEO, and Mark  Cline, former President. In 2005, consists of the value as determined for options granted to the current CEO, members of the Board of  Directors and Medical Advisory Board, and the former CFO whose terms had been modified as part of his severance package.

(4)
Consists of 65,000 shares of our common stock (market value $227,500) issued in return for a full settlement and release of all claims  from a lawsuit brought against us in our emergence from  bankruptcy and 8,673 shares of our common stock (market value $35,000)  issued for executive search fees.

LIQUIDITY AND CAPITAL RESOURCES

Our current cash position is as follows:

Cash on hand as of September 30, 2005	$3,921,383
Less: Cash budgeted for remaining clinical trials expense	800,000
Cash available for operations as of September 30, 2005	$3,121,383

We believe that we have adequate cash on hand to fund operations for the next twelve months. However, additional cash will be required if the clinical trials require more cash than expected, operating revenues do not materialize, or the cost of operation increases.

Beginning on July 26, 2005, we, at our option, may call the remaining class C-1 warrants if the per share market value of the Common Stock has been greater than $3.00 for a period of ten consecutive trading days immediately prior to the date of delivery of the call notice and certain other conditions are met. As of September 30, 2005, approximately 837,000 of the original 1,400,000 warrants remain outstanding, which, if fully exercised, could generate an additional $1,256,000.

PROSPECTS FOR THE FUTURE

Our success is directly dependent on the success of AutoloGel™, and we believe that AutoloGel™ has a good chance for success in the marketplace for several reasons. In the long-term care, long-term acute care, and home healthcare markets where healthcare products and services are delivered in a capitated environment, the weekly use of AutoloGel™ saves both the cost of daily and multiple dressing changes as well as the labor needed to perform these tasks. Combining this significant cost savings in this economically-driven environment with a faster wound-healing rate as shown by our retrospective studies and current reports from clinicians, we expect that both the facility/agency providing the care as well as the wound patient will see added value through the use of AutoloGel™. We believe that this model of providing easy-to-access advanced therapy with increased healing in a shorter period of time will be very attractive to all types of capitated health care providers and we are actively pursuing these customers at both the group level and, to a lesser degree, the individual facility.

In addition, based on the cost of current treatments and competitive products for this market, the cost of the AutoloGel™ System provides an economic benefit. With what we believe to be a strong patent position, we are positioned to successfully introduce the AutoloGel™ System while rapidly gaining a significant market share position in the capitated care market. Thereafter, upon the successful completion of a strategy to have the AutoloGel™ System reimbursed and approved by the FDA, we believe the product can be successfully positioned against the higher priced biological and device alternatives, as well as more traditional wound therapies (such as wet to moist dressings) based on its efficacy and ease of overall use in hospitals, wound care centers, and physicians’ offices. We believe that in order to capture a significant share of the reimbursement market, we must first obtain a CMS reimbursement code. Obtainment of this reimbursement code is much more likely if FDA approval is received. FDA approval may be closely dependent on the final analysis of data from the clinical trials.

DESCRIPTION OF PROPERTY

We do not own any real property and do not intend to invest in any real property.

Our principal executive offices are located at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850. We occupy the facilities consisting of 3,100 square feet in Rockville under a lease expiring on July 31, 2008. We have a one-time right to terminate the lease on July 31, 2007, upon three months’ written notice, payment of three months’ rent, and payment of the unamortized portion of certain leasehold improvements. Additionally, the lease is all inclusive with the landlord bearing the cost of all utilities and maintenance. Our monthly lease payment is $5,166.67 per month through July 31, 2006. Monthly lease payments for years two and three are scheduled to increase to $5,321.67 and $5,481.32 respectively. For the twelve months ended December 31, 2004, we incurred rent expense of $31,899.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Carmen Group

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent us before the federal government and the various federal agencies affecting us. A former director, Robert Burkett, is also a consultant with the Carmen Group, Inc. Effective on October 1, 2003, a formal agreement was signed with the Carmen Group, Inc. for a period of one year to provide services for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that we would issue to The Carmen Group, Inc. an option to purchase 100,000 shares immediately exercisable at $1.25 with an additional 100,000 shares being issuable one year from the date of agreement at an exercise price of $2.00. This agreement expired on September 30, 2004, and was not renewed.

Kshitij Mohan

Prior to becoming Chief Executive Officer on April 20, 2004, Kshitij Mohan was a consultant to Cytomedix under a Consulting Agreement effective January 1, 2004. On April 20, 2004, Dr. Mohan and Cytomedix entered into a Termination Agreement whereby the Consulting Agreement was terminated. Under the Consulting Agreement, we had agreed to indemnify and hold harmless Dr. Mohan against claims and expenses arising out of his services as a consultant under the Consulting Agreement. Under the Termination Agreement, we agreed to extend the indemnification provisions of the Consulting Agreement until the expiration of any applicable statute of limitations period. Dr. Mohan recently served as Chief Executive Officer of International Remote Imaging System Inc., the predecessor company to Iris International ("IRIS"). We purchased centrifuges from a subsidiary of IRIS during 2004 for use in the clinical trials. As a part of his termination agreement with IRIS, Dr. Mohan was given the title Senior Consultant and received $260,000 per annum through the end of 2004. Dr. Mohan has not provided any consulting services for IRIS since before joining Cytomedix and does not anticipate providing any material time or services in the immediate future. In addition, pursuant to the termination agreement any requests for consulting services by IRIS are subordinate to Dr. Mohan's contractual obligations to Cytomedix.

Mark E. Cline

Pursuant to an employment agreement effective as of November 15, 2003, Mr. Mark E. Cline assumed the position of President. Under his employment agreement, Mr. Cline was to receive a base salary of $125,000 per annum. Mr. Cline also received options to purchase 175,000 shares of our common stock at a price of $1.50 per share. These options were to vest on November 15, 2004, unless Cytomedix terminated Mr. Cline's employment without cause prior to such date, in which case 1/12th of the options vested on the 15th day of each month beginning on November 15, 2003, and continuing until the date of termination. Mr. Cline also was appointed as a Director by resolution of the Board of Directors on March 1, 2004.

On June 28, 2004, Mr. Cline and Cytomedix entered into a separation agreement and release. Pursuant to this agreement, Mr. Cline tendered his resignation as President and also resigned as a Director of Cytomedix. Mr. Cline also agreed to a covenant not to sue and a release of all known or unknown, fixed or contingent claims which he may have against Cytomedix. As consideration for the agreement, Cytomedix agreed to pay Mr. Cline his base salary, as well as certain other benefits, until July 31, 2004. Additionally, 25,000 of the 175,000 options originally awarded to Mr. Cline expired upon execution of the agreement. The remaining 150,000 shall continue to vest as per the original vesting schedule. As of June 15, 2003, 87,500 options have vested. These options will expire on November 15, 2008.

William L. Allender

The employment agreements with Mr. William L. Allender, to serve as Chief Financial Officer became effective as of November 15, 2003. Under this agreements, Allender was to receive a base salary of $95,000. He also received ten-year options to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share. These options vested one year from the date of grant. On September 9, 2004, the employment agreement with Mr. Allender was amended to provide Mr. Allender a base salary of $110,000 and to provide for bonuses of an additional $20,000 with $15,000 payable in April 2005 and $5,000 payable in September 2005. Additionally, this amendment provided additional language regarding future contract negotiation, relocation and severance benefits upon the occurrence of certain events. On July 15, 2005, Cytomedix, Inc. and Mr. Allender entered into a Separation Agreement and Release under which Mr. Allender remained as the Company's Chief Financial Officer and Secretary until August 15, 2005, and agreed to remain available by telephone for a period of three months following such date. As a severance package, Mr. Allender will receive his regular salary with benefits until January 22, 2006, and the extension of the previously awarded employee stock options with cashless exercise provisions. The parties also agreed that Mr. Allender's departure is not due to any disagreement regarding accounting principles or practices utilized by the Company or financial statement disclosures made by the Company, nor is Mr. Allender's departure the result of the Company's dissatisfaction with Mr. Allender's performance as Chief Financial Officer or Mr. Allender's dissatisfaction with any aspect of the Company's management, policies or actions. Rather, Mr. Allender's departure was due to circumstances caused in large part by the considerable travel required of Mr. Allender during his employment.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of June 1, 2005, our common stock has been listed on the American Stock Exchange under the symbot GTF. Prior to this listing, our common stock was traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol CYME. Set forth below are the high and low closing sale prices for the common stock for each quarter since the quarter beginning January 1, 2003, as reported by NASDAQ and AMEX, as appropriate. These are over-the-counter market quotations and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter ended:	High	Low
September 30, 2005	6.850	1.680
June 30, 2005	5.070	3.120
March 31, 2005	3.500	2.350
December 31, 2004	2.580	1.990
September 30, 2004	2.140	1.240
June 30, 2004	2.830	1.800
March 31, 2004	2.550	1.150
December 31, 2003	1.400	.950
September 30, 2003	1.900	1.260
June 30, 2003	2.010	.650
March 31, 2003	1.150	.650

There are approximately 683 shareholders of record of our common stock and 26,115,606 shares of common stock outstanding as of October 31, 2005.

We did not pay dividends to holders of our common stock in 2005, 2004 or 2003. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth. In fact, we are prohibited from declaring dividends on our common stock as long as there are any accrued and unpaid dividends due on the Series A Convertible Preferred, Series B Convertible Preferred, or Series C Convertible Preferred. Once there are no accrued and unpaid dividends on the Series A Convertible Preferred, Series B Convertible Preferred, or Series C Convertible Preferred, any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

EXECUTIVE COMPENSATION

During 2004, our executive officers consisted of Dr. Kshitij Mohan, Chief Executive Officer (effective April 21, 2004); Mr. William L. Allender, Chief Financial Officer; Ms. Carelyn P. Fylling, Vice President of Professional Services; and Mr. Mark E. Cline, President (through June 29, 2004). We have identified Mr. Jim Swink and Ms. Nadine C. Smith as playing significant roles as consultants to our Board. Therefore, their compensation information is also provided below.

Summary Compensation Table

				Securities
			Restricted Stock	underlying
Name and Principal Position	Year	Salary ($)	award(s) ($)	options/SARs

Carelyn P. Fylling	2004	$130,545.28
Vice President of Professional Services	2003	$130,000.00		19,077 shares
	2002	$124,326.92		250,000 shares of
				common stock (2)
William L. Allender	2004	$100,000.08
Chief Financial Officer	2003	$ 11,875.02		175,000 shares of
(Effective November 15, 2003				common stock (3)
Resigned August 15, 2005)

Mark E. Cline	2004	$ 72,841.02		150,000 shares of
Former President	2003	$ 15,625.02		common stock (4)
(Effective November 15, 2003
Resigned June 28, 2004)

Dr. Kshitij Mohan	2004	$192,709.28		1,000,000 shares
Chief Executive Officer		$ 35,557.50 (5)		of common stock(5)
(Effective April 21, 2004)

Nadine C. Smith	2004	$125,000.00
Consultant to the Board	2003	$ 93,750.00		1,000,000 shares
				of common stock (6)

Jimmy D. Swink	2004	$123,000.00		200,000 shares of
Consultant to the Board	2003	$108,000.00		common stock (7)
	2002	$ 51,815.39	$389,775 (1)	300,000 shares of
		$ 45,000.00 (7)		common stock (7)

(1) In conjunction with the bankruptcy reorganization plan, a reorganization bonus of 389,775 shares of restricted common stock was issued to Jim D. Swink, Jr. in 2002.

(2) The entry of the court's order confirming the bankruptcy plan constituted an order of the court authorizing us to take certain corporate actions without the need for any further action by the court or any of the officers, directors or shareholder. Pursuant to this order, we were authorized and did take all actions necessary and appropriate to execute and adopt a new Long-Term Incentive Plan. These options were granted on August 7, 2002, pursuant to the Long-Term Incentive Plan effective July 11, 2002 (the Effective Date of the Plan). In 2003, additional shares were granted to Fylling in accordance with her employment agreement.

(3) These options were granted to Mr. Allender under our Long-Term Incentive Plan and in accordance with his employment agreement with an effective date being the first day of employment, November 15, 2003. These options vested on the one year anniversary of employment. Pursuant to the terms of a separation agreement and release between Mr. Allender and the Company, these options have a cashless exercise provision.

(4) Pursuant to his employment agreement, Mr. Cline originally received options to purchase 175,000 shares of our common stock under our Long-Term Incentive Plan. These options were to vest on November 15, 2004, unless Cytomedix terminated Mr. Cline's employment without cause prior to such date, in which case 1/12th of the options vested on the 15th day of each month beginning on November 15, 2003, and continuing until the date of termination. On June 28, 2004, Mr. Cline and Cytomedix entered into a separation agreement and release. Pursuant to this agreement, Mr. Cline tendered his resignation as President and also resigned as a Director of Cytomedix. Additionally, 25,000 of the 175,000 options originally awarded to Mr. Cline expired upon execution of the agreement. The remaining 150,000 vested as per the original vesting schedule and will expire on November 15, 2008.

(5) Prior to accepting the position of Chief Executive Officer, Dr. Mohan performed services for the Company under a contractual basis and was paid $35,557.50 during the contract period. On April 20, 2004, upon acceptance of the position of Chief Executive Officer, Dr. Mohan was awarded 1,000,000 ten-year options to purchase the Company's common stock for $1.50 in accordance with his employment contract. The contract stipulates that 500,000 options vested immediately, and the remaining options vest at a rate of 250,000 annually over the next two years on the anniversary of the original contract.

(6) As part of her consulting agreement, Ms. Smith was awarded 1,000,000, 7 year warrants exercisable at $1.00 per share.

(7) Jimmy D. Swink, Jr. was paid $51,815.39 as an employee during our bankruptcy in 2002 (through July 11, 2002). On July 11, 2002, we entered into a consulting agreement with BDR Consulting, Inc. (president and sole shareholder, Jimmy D. Swink, Jr.) under which BDR Consulting, Inc. receives compensation of $108,000 per annum for services rendered. We paid BDR, Inc. $45,000 during 2002. On August 7, 2002, BDR Consulting received options to purchase 300,000 shares of our common stock pursuant to our Long-Term Incentive Plan. In 2004, options to purchase an additional 200,000 shares of common stock were issued to BDR Consutling.

Option/SAR Grants In 2004

The following table provides all option grants in 2004 made under the new Long-Term Incentive Plan approved in conjunction with the Bankruptcy Plan and amended at the shareholders' meeting held in October 2004.

		Percent of total
		options/SARs
	Number of	granted to
	Securities	employees and
	underlying options/	consultants in	Exercise or base
Name	SARs granted	fiscal year	price ($/share)	Expiration Date

Dr. Kshitij Mohan	1,000,000 shares of	75.75%	$1.50	April 20, 2014
Chief Executive Officer	common stock (1)
(Effective April 21, 2004)

Robert Burkett	100,000 shares of	7.58%	$1.50	March 23, 2014
Chairman of the Board	common stock (2)

David Crews	100,000 shares of	7.58%	$1.50	March 23, 2014
Director	common stock (2)

David F. Drohan	30,000 shares of	2.27%	$1.50	August 18, 2014
Director	common stock (3)

Mark T. McLoughlin	30,000 shares of	2.27%	$1.50	August 18, 2014
Director	common stock (3)

James Benson	30,000 shares of	2.27%	$2.13	December 17, 2014
Director	common stock (3)

Arun K. Deva	30,000 shares of	2.27%	$2.06	December 17, 2014
Director	common stock (3)

(1) On April 20, 2004, upon acceptance of the position of Chief Executive Officer, Dr. Mohan was awarded 1,000,000 ten-year options to purchase the Company's common stock for $1.50 in accordance with his employment contract. The contract stipulates that 500,000 options vested immediately, and the remaining options vest at a rate of 250,000 annually over the next two years on the anniversary of the original contract.

(2) These options were granted to Messrs. Burkett and Crews as consideration for services performed for calendar year 2003 as members of our Board of Directors.

(3) These options were granted to Messrs. Drohan, McLoughlin, Benson, and Deva as consideration for accepting appointments to serve as members of our Board of Directors.

Aggregated Option/SAR Exercises In FY 2004 And FY-End Option/SAR Values

				Value of unexercised
				in-the-money
	Shares		Number of securities	options/SARs at
	Acquired		underlying unexercised	FY-end ($)
Name and Principal	On		options/SARs at FY-end (#)	Exercisable/
Position	Exercise	Value Realized($)	(Exercisable/Unexercisable)	Unexercisable

Dr. Kshitij Mohan	0	$0	1,000,000 shares	$1,000,000
			(500,000/500,000)	($500,000/$500,000)

Mark E. Cline	0	$0	150,000 shares	$150,000
			(150,000/0) ($150,000/0)

Carelyn P. Fylling	0	$0	269,077 shares	$273,846
			(269,077/0) ($273,846/0)

William L. Allender	0	$0	175,000 shares	$175,000
			(175,000/0) ($175,000/0)

Jimmy D. Swink, Jr.	0	$0	500,000 shares	$500,000
			(500,000/0) ($500,000/0)

Employment Agreements

Mr. Kent T. Smith was appointed in October 2001, immediately following the consent solicitation, and Ms. Carelyn P. Fylling was hired in December 2001. Subsequently, upon emerging from bankruptcy in 2002, we entered into formal employment agreements with both Smith and Fylling. On December 1, 2003, Mr. Smith voluntarily resigned thereby terminating his employment agreement. The employment agreement with Ms. Carelyn P. Fylling to serve as Vice President of Professional Services is also a one-year contract and provides for an extension of the contract for an additional two years. After the two-year extension, both parties may make additional extensions in one-year increments thereafter. Under the contract, Fylling's base salary is $130,000 (which may be increased by consent of the Board), stock options, annual bonus in accordance with our performance, and various benefits. In the event that Ms. Fylling is terminated as a result in a change of control of Cytomedix, she is entitled to a severance payment equal to six months or her base salary in effect on the date of termination and a prorated bonus and prorated Long-Term Incentive Plan payment. For twelve months following her termination associated with a change in control, Ms. Fylling would be entitled to all medical, disability, life and dental benefits in effect on the date of her termination, and she would be entitled to all deferred compensation owed to her under any other agreements. Additionally, all of her issued and unvested stock options would immediately become fully vested and exercisable, and the exercise date of all options would be extended for a term of twelve months from the date of termination.

The employment agreements with Mr. Mark E. Cline, to serve as President, and Mr. William L. Allender, to serve as Chief Financial Officer, were signed on March 25, 2004, but became effective as of November 15, 2003. Under these agreements, Cline and Allender are to receive base salaries of $125,000 and $95,000 respectively (which may be increased by consent of the Board). They each received ten-year options to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share. These options vest one year from the date of grant. The employment agreements provide that Cline and Allender are eligible for participation in our bonus plan. Further, they are eligible for other standard benefits we offer our officers and employees. In the event that Mr. Cline or Mr. Allender are terminated as a result of a change in control of Cytomedix, they are entitled to a lump sum payment equal to fifty percent of their base salary at the time of the change of control. Additionally, all unvested options or other stock-based incentives that have been awarded prior to the change of control become immediately vested.

On June 28, 2004, Mr. Cline and Cytomedix entered into a separation agreement and release. Pursuant to this agreement, Mr. Cline tendered his resignation as President and also resigned as a Director of Cytomedix. Mr. Cline also agreed to a covenant not to sue and a release of all known or unknown, fixed or contingent claims which he now may have against Cytomedix. As consideration for the agreement, Cytomedix agreed to pay Mr. Cline his base salary, as well as certain other benefits, until July 31, 2004. Additionally, 25,000 of the 175,000 options originally awarded to Mr. Cline expired upon execution of the agreement. The remaining 150,000 shall continue to vest as per the original vesting schedule and will expire on November 15, 2008.

On September 9, 2004, the employment agreement with Mr. Allender was amended to provide Mr. Allender a base salary of $110,000 and to provide for bonuses of an additional $20,000 with $15,000 payable in April 2005 and $5,000 payable in September 2005. Additionally, this amendment provided additional language regarding future contract negotiation, relocation and severance benefits upon the occurrence of certain events. On July 15, 2005, Cytomedix, Inc. and Mr. Allender entered into a Separation Agreement and Release under which Mr. Allender remained as the Company's Chief Financial Officer and Secretary until August 15, 2005, and agreed to remain available by telephone for a period of three months following such date. As a severance package, Mr. Allender will receive his regular salary with benefits until January 22, 2006, and the extension of previously awarded employee stock options. The parties also agreed that Mr. Allender's departure is not due to any disagreement regarding accounting principles or practices utilized by the Company or financial statement disclosures made by the Company, nor is Mr. Allender's departure the result of the Company's dissatisfaction with Mr. Allender's performance as Chief Financial Officer or Mr. Allender's dissatisfaction with any aspect of the Company's management, policies or actions. Rather, Mr. Allender's departure was due to circumstances caused in large part by the considerable travel required of Mr. Allender during his employment.

Dr. Kshitij Mohan became our Chief Executive Officer on April 20, 2004. Prior to becoming Chief Executive Officer, Dr. Mohan was a consultant to Cytomedix under a Consulting Agreement effective January 1, 2004. On April 20, 2004, Dr. Mohan and Cytomedix entered into a Termination Agreement whereby the Consulting Agreement was terminated. Under the Consulting Agreement, we had agreed to indemnify and hold harmless Dr. Mohan against claims and expenses arising out of his services as a consultant under the Consulting Agreement. Under the Termination Agreement, we agreed to extend the indemnification provisions of the Consulting Agreement until the expiration of any applicable statute of limitations period.

Dr. Mohan's two-year employment contract provides for extensions of one year unless Dr. Mohan's employment is terminated in accordance with the provisions of the contract. Under the contract, Dr. Mohan receives a base salary of $275,000 which will be increased by at least 10% for the second year and each subsequent year. In order to induce Dr. Mohan to serve as our CEO, we granted Dr. Mohan an inducement award. This inducement award consists of stock options for 1,000,000 shares of our common stock at an exercise price of $1.50 per share, of which options for 500,000 shares vest immediately. The options for the remaining 500,000 shares vest in the amounts of 250,000 shares per year for the next two years on the anniversary date of the contract. Also included in our inducement award to Dr. Mohan is an anti-dilution provision, which assures Dr. Mohan a 2.76% target percentage of the outstanding common stock on a fully diluted basis. If we issue additional shares of common stock or other security convertible into or exercisable for common stock, then we will issue Dr. Mohan additional options to purchase common stock at an exercise price of $1.50 so that he will remain the beneficial owner of the target percentage of the outstanding common stock on a fully diluted basis. However, the number of shares of common stock issuable upon the exercise of the inducement award options shall never exceed 2,000,000. Our inducement award to Dr. Mohan also includes provision regarding adjustments in the event of a stock split or a stock dividend. In addition to his base salary and inducement award, Mohan will receive an annual bonus. In the first year, his annual bonus will be $100,000 notwithstanding the achievement of any performance criteria. In the first and second year, if we meet certain performance criteria, Dr. Mohan's annual bonus will be $150,000. Dr. Mohan is also entitled to $25,000 in fringe benefits to be paid at the beginning of each year the employment agreement is renewed.

If Dr. Mohan's employment is terminated as a result of a change in control or in connection with a change in control and Dr. Mohan is not offered post-closing employment by Cytomedix or its successor-in-interest on substantially the same terms as the terms of his employment immediately prior to the change in control, then we shall pay him severance in an amount equal to two years of his base salary in effect on the date of termination, plus annual bonus and inducement awards for the two years. Furthermore, if Dr. Mohan's employment is terminated as a result of a change in control, all of his issued and unvested stock options will immediately become fully vested and exercisable until the original date of expiration.

Andrew Maslan became our corporate controller on July 1, 2005, and became our Chief Financial Officer on August 15, 2005. Pursuant to the terms of his employment agreement, Mr.Maslan will receive a base salary of $135,000 per year and will be eligible for an annual target bonus of twenty percent of his earned salary. Mr. Maslan also received options to purchase 60,000 shares of the company's common stock at an exercise price of $5.07.

Consulting Agreements

We entered into consulting agreement with BDR Consulting, Inc. (president and sole shareholder Jimmy D. Swink, Jr.) on July 11, 2002 continuing until June 30, 2005. Under this agreement, BDR receives compensation of $108,000 per annum for services rendered. In addition, we have granted BDR stock options representing the right to purchase a total of 500,000 shares of common stock at $1.50 per share. This Consulting Agreement was renewed on September 30, 2005, and expires on December 31, 2005.

We entered into a consulting agreement with Nadine C. Smith on April 1, 2003 and continuing through March 30, 2004 to provide general business consulting services. Under this agreement, Smith receives compensation of $125,000 per year. Additionally, we granted Smith 1,000,000 warrants with an exercise price of $1.00 share. The expiration date of these warrants is March 31, 2010. This agreement automatically renews for a successive twelve month period unless either party provides written notice thirty days in advance of the end of the consulting term. Additionally, this agreement may be terminated by either party upon thirty days advance notice.

In October 2003, we entered into three agreements with various private investment and financial advisory companies to compensate them for work performed prior to the date of the agreements and to compensate them for continued involvement. The three agreements were with Stern & Company, IVC Group and FEQ Investments, Inc. The Stern & Company agreement was for advisory services through December 31, 2004 and consisted of a grant of 100,000, three-year warrants at a price per share of $1.25. The agreement with the IVC Group was for investment advisory services through December 31, 2004 with IVC receiving $2,500 per month plus a grant of 400,000, three-year warrants at a price per share of $1.00. The agreement with FEQ Investments, Inc was for investment advisory services through December 31, 2004 with FEQ receiving $5,000 per month plus a grant of 775,000, three-year warrants at an exercise price of $1.00. On April 1, 2004, we issued FEQ additional warrants to purchase 450,000 shares of common stock. The IVC Group and the FEQ Investments agreement can be terminated at any time for any cause. The IVC Group agreement was terminated in March 2004. The FEQ Investments and Stern & Company agreements expired in December 2004 and were not renewed.

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent us before the federal government and the various federal agencies affecting Cytomedix. Effective on October 1, 2003, a formal agreement was signed with The Carmen Group, Inc. for a period of one year to provide services for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that we would issue to The Carmen Group, Inc. an option to purchase 100,000 shares immediately exercisable at $1.25 with an additional 100,000 shares being issuable one year from the date of agreement at an exercise price of $2.00. This agreement expired in September 2004 and was not renewed.

On May 18, 2004, we entered into a letter agreement with Maier & Company with an effective date of May 1, 2004. Pursuant to the letter agreement, Maier & Company will provide corporate communications and investor relations services to Cytomedix for a six-month period ending on October 31, 2004. This agreement was subsequently extended on a month to month basis. Maier & Company is to receive a monthly retainer of $3,500, and received options to purchase 12,000 shares of our common stock exercisable at $1.24 per share expiring five years from the date of grant.

Directors

As of the Effective Date of the Bankruptcy Plan (July 11, 2002), the only remaining members of the Board were Messrs. Burkett and Crews. On August 7, 2002, Mr. Burkett was issued an option representing the right to purchase 100,000 shares of common stock at $1.50 per share to vest and become exercisable immediately; Mr. Crews was granted an option with identical terms on that same date.

Subsequently in 2002, Stephen Holden was appointed to the Board of Directors. On August 16, 2002, the Board granted Holden an option representing the right to purchase 33,000 shares of common stock at $1.50 to vest and become exercisable on August 16, 2003. On October 2, 2003, Mr. Holden resigned from the Board.

On November 15, 2003, Mark E. Cline was appointed to the Board of Directors. Mr. Cline was compensated for his role as President as more fully described above and was not separately compensated for his duties as a member of the Board. On June 29, 2004, Mr. Cline resigned from the Board.

On March 23, 2004, options representing the right to purchase 200,000 shares of common stock at $1.50 per share were granted to Messrs. Burkett and Crews (100,000 each) as consideration for services performed as members of the Board of Directors during 2003.

On April 20, 2004, Dr. Kshitij Mohan was appointed to the Board of Directors. Dr. Mohan is compensated for his role as Chief Executive Officer as fully described above and is not separately compensated for his duties as a member of the Board.

On June 7, 2004, Mark T. McLoughlin was appointed to the Board of Directors. On August 18, 2004, the Board granted Mr. McLoughlin a ten year option representing the right to purchase 30,000 shares of common stock at $1.50 per share to vest and become exercisable immediately.

On July 13, 2004, David F. Drohan was appointed to the Board of Directors. On August 18, 2004, the Board granted Mr. Drohan a ten year option representing the right to purchase 30,000 shares of common stock at $1.50 per share to vest and become exercisable immediately.

On November 1, 2004, James Benson was appointed to the Board of Directors. On December 17, 2004, the Board granted Mr. Benson a ten year option representing the right to purchase 30,000 shares of common stock at $2.13 per share to vest and become exercisable immediately.

On November 23, 2004, Arun K. Deva was appointed to the Board of Directors. On December 17, 2004, the Board granted Mr. Deva a ten year option representing the right to purchase 30,000 shares of common stock at $2.06 per share to vest and become exercisable immediately.

During the year ending December 31, 2004, we did not incur any expenses for Board members other than travel reimbursement related items.

On April 18, 2005, we granted each of the chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee (Messrs. Deva, McLoughlin, and Benson, respectively) options to purchase 10,000 shares of our common stock at exercise prices of $2.55 as compensation for service as committee chairpersons. We also granted Messrs. Burkett and Crews options to purchase 30,000 shares of our common stock each exercisable at $1.15 for their services as directors in 2004. Furthermore, we granted options to purchase 10,000 shares of common stock to the then-Chairman of the Board of Directors (Mr. Robert Burkett) with an exercise price of $2.55 per share.

Effective July 1, 2005, Mr. Robert Burkett resigned as a director and Chairman of the Board of Directors. The Board of Directors selected Dr. Kshitij Mohan to succeed Mr. Burkett as Chairman of the Board of Directors.

On October 20, 2005, the Board of Directors approved compensation to each director of options to purchase 30,000 shares of common stock at $2.55 per share. The Board of Directors also approved compensation to the Chairmen of the Audit, Compensation and Nominating and Governance Committee of options to purchase 10,000 shares of common stock at $2.55 per share.

LEGAL MATTERS

Williams & Anderson PLC has provided an opinion regarding the shares of common stock offered in this prospectus.

EXPERTS

L J Soldinger Associates, LLC, independent registered public accounting firm, has audited our financial statements as of December 31, 2004 and 2003 and for the years then ended as set forth in their report. We have included these audited financial statements in the prospectus and elsewhere in this registration statement in reliance on the L J Soldinger Associates, LLC reports, given their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. You should refer to the registration statement and exhibits thereto for information not provided in this prospectus. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F. Street, NE, Room 1580, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC also maintains a website where you can view and print the registration statement, all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

FINANCIAL STATEMENTS

CYTOMEDIX, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Cytomedix, Inc.
Rockville, Maryland

We have audited the accompanying balance sheets of Cytomedix, Inc. (a development stage enterprise) as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and the period July 1, 2002 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytomedix, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, and the period July 1, 2002 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

L J SOLDINGER ASSOCIATES, LLC

Deer Park, Illinois
March 23, 2005

Cytomedix, Inc.
(A Development Stage Entity)
Balance Sheets

ASSETS

	December 31
	2004	2003

Current assets
Cash	$3,274,934	$811,385
Receivables	315,566	235,741
Prepaid expenses, other current assets and inventory	274,045	185,296
Total current assets	3,864,545	1,232,422

Cash - restricted	21,375	20,775
Property and equipment, net	194,719	235,449
Intangibles	4,105,833	4,232,149
Other assets	--	20,125
	$8,186,472	$5,740,920

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,015,185	$629,806
Deferred revenue	81,448	81,448
Note payable	--	13,066
Dividends payable on preferred stock	199,891	120,735
Total current liabilities	1,296,524	845,055

Long-term liabilities
Deferred revenue	356,335	437,783
Total liabilities	1,652,859	1,282,838

Commitments and contingencies

Stockholders' equity
Series A Convertible preferred stock; $.0001 par value, $1.00 per share liquidation value, authorized 5,000,000 shares; 2004 issued 1,575,784 shares; at 2003, issued, 1,365,923, issuable - 109,548 shares	157	147

Series B Convertible preferred stock; $.0001 par value, $1.00 per share liquidation value, authorized 5,000,000 shares; 2004 issued - 1,387,042 shares; at 2003 issued 1,402,650, issuable - 112,212 shares	138	151
Series C Convertible preferred stock: $.0001 par value, $10,000 liquidation value, authorized 1,000 shares; 2004 issued- 83.9 shares	--	--
Common stock; $.0001 par value, authorized 65,000,000 shares; 2004 issued 20,675,837, issuable 825,000 shares: 2003 issued 13,211,453	2,151	1,323
Additional paid-in capital	25,674,088	12,378,878
Deferred compensation	(567,788)	(1,438,070)
Subscriptions receivable	(831,599)	--
Deficit accumulated in the development stage	(17,743,534)	(6,484,347)
Total stockholders' equity	6,533,613	4,458,082
	$8,186,472	$5,740,920

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statements of Operations

	Year Ended December 31,		July 1, 2002 (Inception) Through December
	2004	2003	31, 2004
Sales	$444,932	$353,001	$1,131,763
Royalties	700,659	733,922	1,766,934

Revenues	1,145,591	1,086,923	2,898,697

Cost of sales	140,247	159,565	361,859

Cost of royalties	571,580	598,868	1,436,182

Cost of revenues	711,827	758,433	1,798,041

Gross profit	433,764	328,490	1,100,656

Operating expenses
Salaries and wages	1,769,170	954,315	3,120,467
Consulting	2,440,901	1,128,429	3,801,773
Consulting - related party	789,189	403,731	1,511,472
Professional fees	867,928	672,136	2,160,026
Royalty expense - related party	75,000	76,676	189,176
Clinical trial related expense	1,385,120	269,904	1,655,024
General and administrative expenses	1,294,816	955,004	3,001,248

Total operating expenses	8,622,124	4,460,195	15,439,186

Loss from operations	(8,188,360)	(4,131,705)	(14,338,530)

Other (income) expense
Interest expense	192	950	23,967
Interest income	(54,241)	(7,766)	(68,507)
Other, net	5,015	--	(12,814)

Total other (income) expense, net	(49,034)	(6,816)	(57,354)

Net loss	(8,139,326)	(4,124,889)	(14,281,176)

Preferred dividend on Series A and Series B preferred stock	240,666	231,738	583,163
Preferred dividend on Series C preferred stock	2,879,195	--	2,879,195

Net loss to common stockholders	$(11,259,187)	$(4,356,627)	$(17,743,534)

Weighted average shares outstanding	18,085,769	11,836,435	13,884,516

Earnings per common share - basic and diluted
Net loss to common stockholders	$(0.62)	$(0.37)	($1.28)

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Common Stock		Series A Preferred		Series B Preferred
	Shares	Amount	Shares	Amount	Shares	Amount

Stock issuable as part of the reorganization in June 2002	5,452,989	545	1,365,923	137	1,402,650	140

Common stock issued to shareholders for new money received as part of the financing for Successor Company in July 2002	2,800,000	280	--	--	--	--

Warrants issued in connection with investor services in July 2002	--	--	--	--	--	--

Amortization of warrants issued in connection with investor securities	--	--	--	--	--	--

Options issued to BDR, Inc. in connection with consulting services in July 2002	--	--	--	--	--	--

Amortization of options issued to BDR, Inc. in July 2002 for consulting services	--	--	--	--	--	--

Conversion of Debtor in Possession notes and accrued interest to common stock in July 2002 as part of reorganization	825,290	83	--	--	--	--

Common stock issued to new investors in Successor Company in August 2002	332,000	33	--	--	--	--

Common stock issued to new investors in Successor Company in September 2002	82,252	8	--	--	--	--

Balance to be brought forward	9,492,531	$949	1,365,923	$137	1,402,650	$140

The accompanying notes are an integral part of these financial statements

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage

Stock issuable as part of the reorganization in June 2002	1,718,411	--	--

Common stock issued to shareholders for new money received as part of the financing for Successor Company in July 2002	2,799,720	--	--

Warrants issued in connection with investor services in July 2002	60,000	(60,000)	--

Amortization of warrants issued in connection with investor services	--	30,000	--

Options issued to BDR, Inc. in connection with consulting services in July 2002	151,000	(151,000)	--

Amortization of vested Options issued to BDR, Inc. in July 2002 for consulting services	--	25,167	--

Conversion of Debtor in Possession notes and accrued interest to common stock in July 2002 as part of reorganization	825,207	--	--

Common stock issued to new investors in Successor Company in August 2002	331,967	--	--

Common stock issued to new investors in Successor Company in September 2002	82,244	--	--

Balance to be brought forward	$5,968,549	$(155,833)	$--

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Common Stock		Series A Preferred		Series B Preferred
	Shares	Amount	Shares	Amount	Shares	Amount
Balance brought forward	9,492,531	$949	1,365,923	$137	1,402,650	$140

Commissions on new money raised in September 2002 to be paid in stock and cash	--	--	--	--	--	--

Stock issued in September 2002 for commissions on new money raised	128,463	13	--	--	--	--

Common stock issued to legal counsel in October 2002 for legal services performed during the reorganization period	523,565	53	--	--	--	--

Common stock issued in October 2002 to BDR, Inc., K Smith and the Board of Directors for a reorganization bonus	487,218	49	--	--	--	--

Common stock issued for new money received in October through December 2002	77,500	8	--	--	--	--

Commissions on new money raised in October through December 2002 to be paid in cash and stock	--	--	--	--	--	--

Common stock issuable in December 2002 to consultant for reorganization consulting expenses	10,000	1	--	--	--	--

Dividends accrued on Preferred Stock Series A and Series B	--	--	--	--	--	--

Value of options issued to consultant for services	--	--	--	--	--	--

Net loss	--	--	--	--	--	--

Balance at December 31, 2002	10,719,277	$1,073	1,365,923	$137	1,402,650	$140

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage
Balance brought forward	$5,968,549	$(155,833)	$--

Commissions on new money raised in September 2002 to be paid in stock and cash	(256,926)	--	--

Stock issued in September 2002 for commissions on new money raised	128,450	--	--

Common stock issued to legal counsel in October 2002 for legal services performed during the reorganization period	523,512	--	--

Common stock issued in October 2002 to BDR, Inc., K Smith and the Board of Directors for a reorganization bonus	487,170	--	--

Common stock issued for new money received in October through December 2002	77,493	--	--

Commissions on new money raised in October through December 2002 to be paid in cash and stock	(7,750)	--	--

Common stock issuable in December 2002 to consultant for reorganization consulting expenses	9,999	--	--

Dividends accrued on Preferred Stock Series A and Series B	--	--	(110,759)

Value of options issued to consultant for services	11,800	--	--

Net loss	--	--	(2,016,961)

Balance at December 31, 2002	$6,942,297	$(155,833)	$(2,127,720)

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Common Stock		Series A Preferred		Series B Preferred
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2002	10,719,277	$1,073	1,365,923	$137	1,402,650	$140

Common stock issued to legal counsel in March 2003 for legal services performed during 2002	105,076	11	--	--	--	--

Common stock issued for new money received in March 2003, net of offering costs	178,000	18	--	--	--	--

Common stock issued for new money received in May 2003	25,000	3	--	--	--	--

Common stock issued to legal counsel in May 2003 for legal services performed during January through March 2003	68,318	7	--	--	--	--

Common stock issued to legal counsel in May 2003 for legal service performed during 2002 and 2003	31,037	3	--	--	--	--

Common stock issued for new money received in June 2003, net of offering costs	855,000	86	--	--	--	--

Common stock issued upon exercise warrants in July 2003	20,345	2	--	--	--	--

Common stock issued to consultant as consideration for services in August 2003	40,000	4	--	--	--	--

Common stock issued for new money received in July, August, September 2003, net of offering costs	1,169,400	116

Record the issuable shares of Series A preferred stock as a first year dividend in December 2003	--	--	109,548	10	--	--

Balance to be brought forward	13,211,453	$1,323	1,475,471	$147	1,402,650	$140

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage
Balance at December 31, 2002	$6,942,297	$(155,833)	$(2,127,720)

Common stock issued to legal counsel in March 2003 for legal services performed during 2002	165,234	--	--

Common stock issued for new money received in March 2003, net of offering costs	152,480	--	--

Common stock issued for new money received in May 2003	24,997	--	--

Common stock issued to legal counsel in May 2003 for legal services performed during January through March 2003	91,168	--	--

Common stock issued to legal counsel in May 2003 for legal services performed during 2002 and 2003	15,537	--	--

Common stock issued for new money received in June 2003, net of offering costs	1,005,981	--	--

Common stock issued upon exercise of warrants in July 2003	24,158	--	--

Common stock issued to consultant as consideration for service in August 2003	67,996	--	--

Common stock issued for money received in July, August and September 2003, net of offering costs	1,409,854	--	--

Record the issuable shares of Series A preferred stock as a first year dividend in December 2003	109,537	--	--

Balance to be brought forward	$10,009,239	$(155,833)	$(2,127,720)

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Common Stock		Series A Preferred		Series B Preferred
	Shares	Amount	Shares	Amount	Shares	Amount
Balance brought forward	13,211,453	$1,323	1,475,471	$147	1,402,650	$140

Record the issuable shares of Series B preferred stock as a first year dividend in December 2003	--	--	--	--	112,212	11

Revalue options issued to BDR, Inc. in connection with consulting services provided in July 2003 which had not yet vested	--	--	--	--	--	--

Warrants issued in connection with a general business consulting contract with N.C Smith in April 2003	--	--	--	--	--	--

Options issued to sales representatives between April - August 2003	--	--	--	--	--	--

Options issued and issuable to the Carmen Group in connection with a services contract on October 1, 2003	--	--	--	--	--	--

Warrants issued to Investment Advisors in connection with investor services during 2002 and 2003 in November 2003	--	--	--	--	--	--

Amortization of deferred compensation related to options and warrants issued for services rendered -
Related parties	--	--	--	--	--	--
Other parties	--	--	--	--	--	--

Net loss	--	--	--	--	--	--

Balance at December 31, 2003	13,211,453	$1,323	1,475,471	$147	1,514,862	$151

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage
Balance brought forward	$10,009,239	$(155,833)	$(2,127,720)

Record the issuable shares of Series B preferred stock as a first year dividend in December 2003	112,201	--	--

Revalue options issued to BDR, Inc. in connection with consulting services provided in July 2002 which had not yet vested	93,660	(93,660)	--

Warrants issued in connection with a general business consulting contract with N.C Smith in April 2003	733,750	(733,750)	--

Options issued to sales representatives between April - August 2003	3,452	(3,452)	--

Options issued and issuable to the Carmen Group in connection with a services contract on October 1, 2003	207,490	(207,490)	--

Warrants issued to Investment Advisors in connection with investor services during 2002 and 2003 in November 2003	1,219,086	(1,219,086)	--

Amortization of deferred compensation related to options and warrants issued for services rendered
Related parties	--	149,034	--
Other parties	--	826,167	--

Net loss to common stockholders	--	--	(4,356,627)

Balance at December 31, 2003	$12,378,878	$(1,438,070)	$(6,484,347)

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Common Stock		Series A Preferred		Series B Preferred
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2003	13,211,453	$1,323	1,475,471	$147	1,514,862	$151

Record private placement of 4,500,000 common shares with warrant net of direct commissions and expenses	4,500,000	$450	--	--	--	--

Record private placement of 2,800,000 shares of Series C convertible preferred stock with warrants net of direct commissions and expenses	--	--	--	--	--	--

Beneficial conversion featured recorded as a preferred stock dividend related to the Series C convertible preferred stock	--	--	--	--	--	--

Record receipt of subscriptions

Record interest earned on subscriptions

Issued common shares as a result of conversion of Series A preferred shares	5,999	1	(17,999)	(2)	--	--

Issued common shares as a result of conversion of Series B preferred shares	88,736	9	--	--	(250,212)	(25)

Issued dividend on Series A and Series B preferred shares	--	--	118,312	12	122,392	12

Issued common shares as a result of conversion of Series C preferred shares	1,960,500	196	--	--	--	--

Balance to be brought forward	19,766,688	$1,979	1,575,784	$157	1,387,042	$138

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Series C Preferred		Additional Paid-In	Deferred	Subscriptions	Deficit Accumulated During the Development
	Shares	Amount	Capital	Compensation	Receivable	Stage
Balance at December 31, 2003			$12,378,878	$(1,438,070)	--	$(6,484,347)

Record private placement of 4,500,000 common shares with warrants net of direct commissions and expenses	--	--	4,011,175	--	(2,312,500)	--

Record private placement of 2,800,000 shares of Series C convertible preferred stock with warrants net of direct commissions and expenses	280.00	--	2,474,193	--	--	--

Beneficial conversion feature recorded as a preferred stock dividend related to the Series C convertible preferred stock	--	--	2,800,000

Record receipt of subscriptions	--	--	--	--	1,501,908	--

Record interest earned on subscriptions	--	--	--	(21,007)	--

Issued common shares as a result of conversion of Series A preferred shares	--	--	1	--	--	--

Issued common shares as a result of conversion of Series B preferred shares	--	--	16	--	--	--

Issued dividend on Series A and Series B preferred shares	--	--	240,679	--	--	--

Issued common shares as a result of conversion of Series C preferred shares	(196.05)	--	--	--	--

Balance to be brought forward	83.95	$--	$21,904,942	$(1,438,070)	$(831,599)	$(6,484,347)

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Common Stock		Series A Preferred		Series B Preferred
	Shares	Amount	Shares	Amount	Shares	Amount
Balance brought forward	19,766,688	$1,979	1,575,784	$157	1,387,042	$138

Issued common shares resulting from the exercise of Class A warrants	659,418	66	--	--	--	--

Issued common shares resulting from the cashless exercise of 268,945 Class A warrants	93,500	9	--	--	--	--

Issued common shares resulting from the exercise of Class B warrants	51,898	5	--	--	--	--

Issued common shares resulting from the exercise of C-1 warrants	99,500	10	--	--	--	--

Issued common shares resulting from the exercise of C-2 warrants	85,000	8	--	--	--	--

Issued common shares resulting from the exercise of employee stock options	55,000	5	--	--	--	--

Issued common shares resulting from the exercise of other warrants	500,000	50	--	--	--	--

Issued common shares resulting from the exercise of Series C placement warrants	17,455	2	--	--	--	--

Issued common shares resulting from the exercise on a cashless basis of 292,397 Series C placement and consulting warrants	160,078	16	--	--	--	--

Issued shares in lieu of cash for commissions earned in private placement	12,300	1	--	--	--	--

Record other legal and accounting expenses associated with the private placements	--	--	--	--	--	--

Options issued and issuable to Dr. Kshitij Mohan in accordance with the contract dated April 20, 2004	--	--	--	--	--	--

Revalue options issued to BDR, Inc. in connection with consulting services agreement	--	--	--	--	--	--

Warrants issued in connection with a general business consulting contract with N.C Smith in April 2003	--	--	--	--	--	--

Options issued and issuable to the Carmen Group in connection with a services contract on October 1, 2003	--	--	--	--	--	--

Warrants issued to Burnham-Hill in March, 2004	--	--	--	--	--	--

Termination options issued to Cline and Smith	--	--	--	--	--	--

Other options	--	--	--	--	--	--

Amortization of deferred compensation related to options and warrants issued for services rendered
Related parties	--	--	--	--	--	--
Terminated parties	--	--	--	--	--	--
Other parties	--	--	--	--	--	--

Net loss	--	--	--	--	--	--

Balance at December 31, 2004	21,500,837	$2,151	1,575,784	$157	1,387,042	$138

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statement of Stockholders' Equity
Inception (July 1, 2002) through December 31, 2004

	Series C Preferred		Additional Paid-In	Deferred	Subscriptions	Deficit Accumulated During the Development
	Shares	Amount	Capital	Compensation	Receivable	Stage
Balance brought forward	83.95	$--	$21,904,942	$(1,438,070)	$(831,599)	$(6,484,347)

Issued common shares resulting from the exercise of Class A warrants	--	--	659,352	--	--	--

Issued common shares resulting from the cashless exercise of 268,945 Class A warrants	--	(9)	--	--	--

Issued common shares resulting from the exercise of Class B warrants	--	--	77,842	--	--	--

Issued common shares resulting from the exercise of C-1 warrants	--	--	149,240	--	--	--

Issued common shares resulting from the exercise of C-2 warrants	--	--	127,491	--	--	--

Issued common shares resulting from the exercise of employee stock options	--	--	82,495	--	--	--

Issued common shares resulting from the exercise of other warrants	--	--	524,950	--	--	--

Issued common shares resulting from the exercise of placement warrants	--	--	17,453	--	--	--

Issued common shares resulting from the exercise on a cashless basis of 292,397 Series C placement and consulting warrants	--	(21)	--	--	--

Issued shares as commissions earned in private placement	--	--	15,374	--	--	--

Record other legal and accounting expenses associated with the private placements	--	--	(67,234)	--	--	--

Options issued and issuable to Dr. Kshitij Mohan in accordance with the contract dated April 20, 2004	--	--	740,000	(740,000)	--	--

Revalue options issued to BDR, Inc. in connection with consulting services agreement	--	--	244,459	(244,459)	--	--

Warrants issued in connection with a general business consulting contract with N.C. Smith in April 2003	--	--	647,300	(647,300)	--	--

Options issued and issuable to the Carmen Group in connection with a services contract on October 1, 2003	--	--	84,440	(84,440)	--	--

Warrants issued to Burnham-Hill in March 2004	--	--	111,430	(111,430)	--	--

Termination options issued to Cline and Smith	--	--	319,938	(319,938)	--	--

Other options	--	--	34,646	(34,646)	--	--

Amortization of deferred compensation related to options and warrants issued for services rendered Related parties	--	--	--	787,550	--	--
Terminated parties	--	--	--	319,938	--	--
Other parties	--	--	--	1,945,007	--	--

Net loss	--	--	--	--	--	(11,259,187)

Balance at December 31, 2004	83.95	$--	$25,674,088	$(567,788)	$(831,599)	$(17,743,534)

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Statements of Cash Flows

	Year Ended December 31,		July 1, 2002 (Inception) Through December 31,
	2004	2003	2004
Cash Flows from operating activities
Net loss	$(8,139,326)	$(4,124,889)	$(14,281,176)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and patent amortization	218,954	216,475	517,847
Amortization - deferred consulting fees	3,052,495	975,201	4,082,863
Amortization of stock issued for services	44,761	23,239	68,000
Loss on disposal of assets	4,655	--	4,655
Interest earned on subscriptions outstanding	(21,008)	--	(21,008)
Consulting/Legal expense recorded for issuance of warrants and options under service agreement	--	102,499	113,904
Stock issued for reorganization bonus	--	--	487,218
Other	--	(13,738)	(11,506)
Change in assets and liabilities:

Accounts receivables, net	(79,825)	2,532	(124,039)
Inventory	(23,629)	(3,678)	(34,931)
Other assets	(89,756)	150,424	134,390
Accounts payable and accrued expenses	319,304	(49,958)	(316,351)

Net cash used in operating activities	(4,713,375)	(2,721,893)	(9,380,134)

Cash flows from investing activities:
Purchase of equipment	(56,563)	(12,902)	(374,336)
Increase in restricted cash	(600)	(775)	(21,375)

Net cash used in investing activities	(57,163)	(13,677)	(395,711)

Cash flows from financing activities:
Proceeds from sale of equity, net	5,608,188	2,677,323	11,448,800
Repayment of note payable	(13,066)	(75,666)	(140,841)
Proceeds from option and warrant exercises	1,638,965	--	1,638,965

Net cash provided by financing activities	7,234,087	2,601,657	12,946,924

Net increase (decrease) in cash	2,463,549	(133,913)	3,171,079
Cash, beginning of period	811,385	945,298	103,855

Cash, end of period	$3,274,934	$811,385	$3,274,934

The accompanying notes are an integral part of these financial statements.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 1 - DESCRIPTION OF THE BUSINESS

Nature of Operations

Cytomedix, Inc. ("we," "our," the "Company") is a biotechnology company whose business model is premised upon developing, producing, and licensing autologous cellular therapies (i.e., therapies using the patient's own body products) for the treatment of chronic non-healing wounds using our propriety platelet gel and related product therapies. To create the proprietary platelet gel product, the patient's own platelets and other essential blood components for the healing process are separated through centrifugation and formed into a gel (the "AutoloGel(TM)") that is topically applied to a wound under the direction of a physician. The Company's headquarters are in Rockville, Maryland. The Company was incorporated in the state of Delaware on April 29, 1998.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted ("GAAP") in the United States of America.

Since the inception of the Company, management has been in the process of raising capital, hiring personnel, obtaining customers and developing and marketing the Company's product line. Accordingly, the Company is a development stage enterprise, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting For Development Stage Enterprises. Under SFAS No. 7, certain additional financial information pertaining to the Successor Company is required to be included in the financial statements for the period from inception of the fresh-start accounting (July 2002) to the current balance sheet date.

The Company filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court of the Northern District of Illinois, Eastern Division (the "Court") on August 7, 2001 (the "Petition Date").

The Company emerged from Bankruptcy on July 11, 2002, pursuant to the terms of the Plan of Reorganization (the "Plan") as approved by the Court.

Securities outstanding prior to the effective date of the Plan (the "Effective Date") are identified as "Existing" or Predecessor Company securities. Securities issued upon or after the Effective Date are identified as "New" or Successor Company securities. The Plan provides that upon receipt of shares of New common stock under the Plan, the recipient shall be deemed to have affirmatively covenanted to the "Short-Selling Bar Representation," which requires the recipient of the New common stock to refrain from engaging in short sales for a period of five years following the Effective Date.

Pursuant to the guidance provided by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adopted fresh-start accounting upon emergence from bankruptcy.

For financial reporting purposes, the effective date of the adoption of fresh-start reporting was considered to be June 30, 2002, although the Company's confirmation date was July 11, 2002. The results of operations from July 1 to July 11, 2002 were not significant. The financial statements for the Company for the periods subsequent to June 30, 2002 are referred to as the "Successor Company" and are not comparable to those for the periods prior to June 30, 2002, which are referred to as the "Predecessor Company."

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under fresh-start reporting, the Company's assets and liabilities were adjusted to fair values and the effects of the plan of reorganization were recorded. A reorganization value for the total assets was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt settled in the reorganization. The portion of the reorganization value which was not attributed to specific tangible or identified intangible assets for the Company at that time was referred to as reorganization value in excess of amounts allocable to identifiable assets in the financial statements and will be treated similar to goodwill. The adjustment of assets and liabilities to fair values was included in net reorganization expense in the financial statements at June 30, 2002.

Consequently, the Company had no accumulated deficit as of July 1, 2002. The reorganization value in excess of amounts allocable to identifiable assets recognized in fresh-start reporting will not be amortized, but will be reviewed annually for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Tangible Assets." Future impairment of the excess reorganization value may result if actual results of operations or changes in economic or industry conditions differ significantly from assumptions used to derive the reorganization value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company provides credit in the normal course of business and performs ongoing credit evaluations of its customers while maintaining a provision for potential credit losses which, when realized, have been within the range of management's expectations.

During the periods presented in these financial statements, the Company maintained cash balances at financial institutions. At December 31, 2004 and 2003, the amount of funds in accounts not covered under Federal Deposit Insurance Corporation ("FDIC") insurance was approximately $3,206,345 and $961,925, respectively. Management does not believe that maintaining balances of these amounts in excess of FDIC insurance resulted in a significant risk to the Company.

Concentration of Products

The Company currently has one product that is presently marketed. Significant changes in technology could lead to new products or services that compete with the product offered by the Company. These changes could materially affect the price of the Company's product or render it obsolete.

Cash Equivalents

For purposes of the cash flow statement, the Company considers all highly-liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

The Company is required to maintain a certain balance in a certificate of deposit at a bank to serve as collateral for corporate credit cards.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

Accounts receivable are carried at the amount owed by customers, reduced by an allowance for estimated amounts that may not be collectible in the future. The allowance for doubtful accounts is estimated based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when the Company determines that amounts are not collectible and recoveries of previously written-off accounts are recorded when collected.

Inventory

Inventory is stated at the lower of its cost or net realizable value. Cost is determined on a first-in-first-out (FIFO) basis. The Company's primary product is a kit that is composed of multiple items that expire at different periods with the earliest item in the kit being the determining factor in its classification as a salable item. As these kits with expired components are segregated and used for demonstration purposes only, the Company maintains inventory at full value for these kits but reserves, at full value, these kits. At December 31, 2004 and 2003, the Company maintained an allowance of $14,285 and $21,242, respectively, for kits rendered unusable due to components whose lives had passed their related expiration date.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Office and medical equipment are depreciated using the straight-line method over their estimated lives of four and three years, respectively. Furniture and fixtures are depreciated over a seven-year period while the automobile is depreciated over five years.

Long-Lived Assets and Intangibles

The Company follows the guidance of Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets with regard to its intangibles. SFAS No. 142 requires that goodwill be assessed at least annually for impairment by applying a fair-value based test.

The Company accounts for impairments under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and therefore reviews the recoverability of long-lived and finite-lived intangible assets when circumstances indicate that the carrying amount of assets may not be recoverable. This evaluation has been independently performed for 2004 and 2003 and is generally based on various analyses including undiscounted cash flow projections. In the event undiscounted cash flow projections indicate an impairment, the Company would record an impairment loss, if any, based on the fair value of the assets. No impairments of long-lived assets or intangibles were recorded in 2004 and 2003.

Income Taxes

Income taxes are recorded in the period in which the related transactions are recognized in the financial statements, net of valuation allowances, which have been recorded against deferred tax assets. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Net deferred tax assets and liabilities are recognized for future tax benefits such as net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation reserve has been recorded against deferred tax assets because management has determined future realization of these benefits is not assured.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), as amended. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) consideration is fixed and determinable; and
(4) collectibility is reasonably assured.

Revenue from the sale of disposable supplies is recognized either upon delivery or upon acknowledgement from a patient's commercial insurance carrier authorizing treatment depending on the circumstances.

Additionally, the Company has contracted with several governmental agencies that require multiple layers of approval before payments are remitted. While services are performed by the Company and all costs are recognized upon treatment, no revenue is recognized until remittances are approved.

Revenue for the licensing of technology is recognized over the life of the license agreement.

Stock-Based Compensation Arrangements

The Company applies the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting For Stock Issued To Employees", and related interpretations, in accounting for its stock-based grants to employees. Under the intrinsic value method of accounting, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company provides fair value reporting disclosures for these transactions in the footnotes as required by SFAS No. 148, Accounting For Stock Based Compensation - Transition and Disclosure - an Amendment of SFAS 123. The Company applies SFAS No. 123 "Accounting for Stock-Based Compensation" in accounting for stock-based grants to non-employees which requires equity-based compensation be valued and expensed using a fair value method of calculation such as Black Scholes.

Loss Per Share

Loss per share is calculated in accordance with SFAS No. 128, Earnings Per Share. Basic loss per share is computed based upon the weighted average number of shares of common stock outstanding for the period and excludes any potential dilution. Diluted earnings per share reflects potential dilution from the exercise of securities into common stock. Outstanding options and warrants to purchase common stock are not included in the computation of diluted loss per share because the effect of these instruments would be anti-dilutive for the loss periods presented. The common shares potentially issuable upon the exercise of these instruments, which were outstanding during the periods presented in the financial statements, are as follows:

	2004	2003
Options	2,678,577	2,040,698

Warrants	11,078,570	4,572,474

Preferred A	525,261	491,824

Preferred B	462,347	504,954

Preferred C	839,000	--

	15,583,755	7,609,950

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

Reclassifications

Certain reclassifications have been made to conform to prior year's data to the current presentation. These reclassifications had no effect on reported earnings.

SFAS 148 Disclosure

The Company follows the provisions of SFAS No. 123. As permitted under SFAS No. 123, the Company has continued to utilize APB 25 in accounting for its stock-based compensation to employees. Had compensation expense for the years ended December 31, 2004 and 2003 been determined under the fair value provisions of SFAS No. 123, as amended by SFAS No. 148, the Company's net loss and net loss per share would have differed as follows:

	2004	2003
Net loss to common stockholders, as reported	$(11,259,187)	$(4,356,627)
Add: Stock-based employee compensation expense included in reported net loss determined under APB No. 25, net of related tax effects	258,464	--
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(793,792)	(105,413)
Pro forma net loss	$(11,794,515)	$(4,462,040)

Earnings per share:
Basic and diluted - as reported	(0.62)	$(0.37)
Basic and diluted - pro forma	$(0.65)	$(0.38)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted was calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model.

	2004	2003

Risk free rate	3.9%	4.2%
Expected years until exercise	9.3	9
Expected stock volatility	100%	100%
Dividend yield	--	--

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued FASB Statement ("SFAS") No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation . SFAS 123(R) supersedes Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Generally, the approach in SFAS 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

options, to be expensed based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) must be adopted no later than January 1, 2006 and early adoption is permitted in periods in which financial statements have not yet been issued.

As required, the Company will adopt SFAS No. 123(R) no later than January 1, 2006. Under SFAS No. 123(R), the Company may either recognize compensation cost for share-based payments to employees based on the grant-date fair value from the beginning of the period in which the provisions are first applied, without restating periods prior to adoption, or may elect to restate prior periods by recognizing compensation costs in the amounts previously reported in the pro-forma footnote disclosures under the provisions of SFAS 123. The Company is evaluating the impact of the two adoption methods and as yet has not determined which method we will utilize.

The Company cannot estimate the impact of adopting Statement No. 123(R) because it will depend on levels of share-based payments granted in the future but, based solely upon the pro-forma disclosures for prior periods, we believe that the impact may be material to our results of operations.

NOTE 3 - WORKING CAPITAL

Since emerging from bankruptcy in 2002, the Company incurred a cumulative net loss to common shareholders under GAAP of $17,743,536 through the period ended December 31, 2004. Included in this net loss number were non-cash preferred stock dividends in the amounts of $3,462,358. Also included in this net loss number are additional non-cash charges representing depreciation, amortization and the cost of common stock, options and warrants granted to consultants and other parties of $5,155,928. The Company's operating revenues do not cover the costs of its operations.

Management has implemented a network of independent manufacturer representatives with wound care experience who are focusing on niche markets in chronic wound care and has begun the execution of an aggressive business plan. Additionally, the current cash on hand as of December 31, 2004 plus the outstanding subscriptions receivable attributable to the financing activity completed in March 2004, will provide the Company with capital to complete the prospective, randomized, blinded and controlled trial under the jurisdiction of the Food and Drug Administration ("FDA") to obtain a medical reimbursement code. The company has found that lack of a reimbursement code from third party payers is a major barrier to achieving significant market penetration for its product. While management is optimistic about the outcomes of their current activities and their ability to complete the clinical trials and fund operations for the next twelve months, there can be no assurance that the Company will be successful in implementing its business plan and be able to achieve positive long-term operating cash flows in subsequent years.

The cash position of the Company as of December 31, 2004 is as follows:

Sources of cash
Cash on hand	$3,274,934
Restricted cash	21,375
Subscription receivable	831,599

Total sources of cash expected in 2005	$4,127,908

Committed cash for completion of clinical trials	(1,750,000)
Cash available for operations in 2005	$2,377,908

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 3 - WORKING CAPITAL (Continued)

From January 1 through March 15, 2005, the Company collected $754,465 of the outstanding subscriptions receivable in arrears at December 31, 2004 and received an additional $1,210,538 from the exercise of warrants and options. With this additional cash injection, the Company believes that it has adequate cash on hand to fund operations for the next twelve months yet, for subsequent periods, the Company may be required to raise additional cash if significant overruns are experienced for the clinical trials, if anticipated operating revenues do not materialize and if the cost of operations increase substantially.

NOTE 4 - LICENSING AGREEMENT

On March 21, 2001, Cytomedix signed an exclusive licensing agreement with DePuy AcroMed, Inc. ("DePuy"), a subsidiary of DePuy, Inc. Under this agreement, Cytomedix has granted to DePuy an exclusive, worldwide license to use certain of the U.S. and foreign issued patents relating to platelet-based growth factors that Cytomedix acquired from Curative. This license is limited to a specific field of use, which is defined as covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery (including soft tissue damage resulting from such surgery). DePuy has no rights to use the technology embodied in Cytomedix's patents outside the defined field of use. In consideration of these rights, DePuy paid to Cytomedix a one-time up front license fee of $750,000 and agreed to pay running royalties of 6.5% on all relevant sales as defined under the terms of the agreement for the life of the patents, which is, on average, approximately nine years. Under the terms of Cytomedix's royalty agreement with Curative, Cytomedix must pay Curative 92.3% of the royalties Cytomedix collects from DePuy. Cytomedix retains the right to practice under its patents and to grant licenses to other parties to the technology embodied in its patents outside the defined field of use. On March 8, 2005, this agreement was amended to expand the fields of use contained in the original agreement plus other consideration in exchange for the exclusivity contained in the original license.

NOTE 5 - ROYALTY AGREEMENT

On December 26, 2000, the Company entered into a Royalty Agreement with Curative Health Services ("Curative") which was amended April 20, 2001 under the First Amendment to the Royalty Agreement whereas, the Company entered into a licensing agreement with DePuy (see Note 4). The Company was to pay Curative 92.3% of the royalties it was to receive under the DePuy licensing agreement. The agreement was further amended on December 5, 2002 under the Second Amendment to the Royalty Agreement whereas, the Company is to subsequently pay Curative 10% of the total amount received by the Company in connection with upfront, milestone and other similar payments relating to the patents previously acquired from Curative. Through December 31, 2004, the Company has had no new upfront payments and therefore was not indebted to Curative in regards to upfront payments.

NOTE 6 - RECEIVABLES

Receivables consisted of the following at December 31:

	2004	2003
Trade accounts	$143,821	$72,553
Royalty receivables	174,746	163,188
Other receivables (1)	35,822	--
	354,389	235,741

Less: allowance for doubtful receivables	(38,823)	--
	$315,566	$235,741

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 6 - RECEIVABLES (Continued)

(1) Includes $13,595 in interest bearing employee notes receivable, $13,000 in refunds due from non-performing clinical sites and $9,227 in receivables owed by the Illinois Department of Public Aid withheld due to contested payroll tax disputes with the State of Illinois incurred in 2002 and 2003.

NOTE 7 - PREPAID EXPENSES, OTHER ASSETS AND INVENTORY

Prepaid expenses and other assets consisted of the following at December 31:

	2004	2003
Prepaid expense
Travel advance	$18,330	$9,839
Prepaid fees	95,996	44,761
Prepaid insurance	97,926	76,659
Prepaid airpass	11,728	32,813
Inventory	44,403	20,098
Prepaid other	5,662	1,126

Total	$274,045	$185,296

NOTE 8 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	2004	2003
Office equipment	$74,559	$38,994
Medical equipment	300,135	307,503
Automobile	21,000	—

	395,694	346,497

Less: Accumulated depreciation	200,975	111,048

	$194,719	$235,449

Depreciation expense amounted to $92,639 and $83,739 for the years ended December 31, 2004 and 2003, respectively.

NOTE 9 - INTANGIBLE ASSETS

Cytomedix owns five U.S. patents (including U.S. Patent No. 5,165,938 (the "Knighton Patent") and U.S. Patent No. 6,303,112 (the "Worden Patent")), various corresponding foreign patents, and various trademarks.

The Company's policy is to capitalize the costs of purchased and internally-developed patents. The Company acquired Knighton patent as part of the acquisition of assets acquired from Curative. The Company's policy is to capitalize direct costs related to the rights it has licensed, and amortize them on a straight-line basis over the remaining portion of the 20-year period.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 9 - INTANGIBLE ASSETS (Continued)

Due to Fresh-Start Accounting (see Note 2), as of December 31, intangible assets consisted of:

	2004	2003
Reorganization value in excess of amounts allocable to identifiable assets	$2,021,623	$2,021,623
Patent	2,400,000	2,400,000
Less: Accumulated amortization	(315,790)	(189,474)

	$4,105,833	$4,232,149

Amortization expense related to the patents is expected to be approximately $126,000 per year for each of the succeeding five years.

NOTE 10 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts used for income tax purposes and net operating loss carryforwards. The tax effects of temporary differences and net operating loss carryforwards that give rise to significant portions of the deferred tax assets recognized as of December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Amortization of deferred compensation	$1,712,000	$427,000
Other	37,000	19,000

Total deferred tax assets	1,749,000	446,000

Deferred liabilities:
Depreciation and amortization	(701,000)	(718,000)

Net deferred tax assets (liabilities)	1,048,000	(272,000)

Net operating loss carryforwards	5,825,000	4,010,000

	6,873,000	3,738,000

Less: valuation allowance	(6,873,000)	(3,738,000)

Total deferred tax assets	$—	$—

Income tax (expense) benefit for the years ended December 31, 2004 and 2003 consisted of the following:

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003
Deferred:
Federal	$1,138,000	$(180,100)
State	182,000	(42,000)

Increase in tax benefit of net operating loss carryforward	1,815,000	1,032,000
Increase in valuation allowance	(3,135,000)	(809,900)

Total income tax expense	$—	$—

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 10 - INCOME TAXES (Continued)

The Company has loss carryforwards of approximately $16,640,000 as of December 31, 2004 that may be offset against future taxable income. The carryforwards will expire between 2018 and 2024. Utilization of these carryforwards may be subject to annual limitations based upon previous significant changes in stock ownership. Management has determined that realization of deferred tax assets is less likely than not and accordingly has established a valuation allowance of $6,873,000 and $3,738,000 at December 31, 2004 and 2003, respectively.

The following table presents the principal reasons for the difference between the Company's effective tax rates and the United States statutory income tax rate.

	Year Ended
	December 31,
	2004	2003
U.S. Federal statutory income tax	35%	35%

Federal income benefit at statutory rate	$(2,847,000)	$(1,444,000)

State and local income tax benefits, net of effect of Federal benefit	(206,000)	(27,000)
Other	(90,000)	—
Nondeductible expenses	8,000	661,100
Increase in valuation allowance for deferred income tax benefit	3,135,000	809,900

Income tax expense	$—	$—

Effective income tax rate	0%	0%

NOTE 11 - CAPITAL STOCK ACTIVITY

A summary of capital stock transactions follows:

Upon confirmation of the Plan on July 11, 2002, in accordance with the Plan, all outstanding shares of Existing common stock, Series A preferred stock, Existing Series B preferred stock and Existing warrants/options were cancelled on the Company's books and of no further force or effect. Under the Plan, New common stock was issued to creditors and existing stockholders in amounts approved by the Court. Under the Plan, the Company's Existing common stock was exchanged for New common stock at a rate of one New share for every five Existing shares. The New common stock succeeded to the registered status of the Existing common stock under Rule 12g-3 as explained in 3S and 5S Rule 12g-3 in the Division of Corporation Finance: Manual of Publicly Available Telephone Interpretations - March 1999 Supplement. Because the share exchange was part of the Plan it was required to be reflected as "stock issuable as part of the reorganization in June 2002," which is the opening entry in the accompanying statement of stockholders equity.

On July 11, 2002, the Successor Company filed an Amended and Restated Certificate of Designation of the Relative Rights and Preferences of New Series A Convertible Preferred (the "New Series A Convertible Preferred"), New Series B Convertible Preferred (the "New Series B Convertible Preferred") and New common stock.

The New authorized capital stock of the Successor Corporation consists of 55,000,000 shares of capital stock, of which 40,000,000 shares is New common stock, with a par value of $.0001 per share, and 15,000,000 shares are New Preferred stock, with a par value of $.0001 per share. The voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are set forth as follows:

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

New Common Stock

The New common stock is subordinate to both the New Series A Convertible Preferred and New Series B Convertible Preferred stock and to all other classes and series of equity securities of the Company which by their terms rank senior to the New common stock, in the event of a liquidation, dissolution, or winding up of the Company or with regard to any other rights, privileges or preferences. Each share of New common stock represents the right to one vote. Holders of New common stock are entitled to receive dividends as may be declared by the Board of Directors. The Company is prohibited from declaring and paying dividends on the New common stock as long as shares of New Series A Convertible Preferred and/or New Series B Convertible Preferred stock are outstanding.

New Series A Convertible Preferred Stock

The New Series A Convertible Preferred stock, par value $.0001 per share is limited to a maximum of 5,000,000 shares. The New Series A Preferred will have a stated liquidation preference of $1.00 per share and have preference over and rank (i) senior to the New Series B Preferred stock, (ii) senior to the New common stock, and (iii) senior to all other classes and series of equity securities of the Company which by its terms do not rank senior to the New Series A Preferred. The New Series A Preferred contains a negative covenant prohibiting the Company from granting any security interest in the Company's patents and/or future royalty streams ("Intellectual Property"). The holders of record of shares are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of New common stock or any other equity securities of the Company ranking junior as to the payment of dividends. The dividends are to be paid in the initial year in additional shares of New Series A Preferred. The number of shares to be paid is to be based on the liquidation value of a share of New Series A Preferred. Each year thereafter dividends are to be paid in shares of New Series A Preferred or, in the sole discretion of the Board of Directors, in cash. So long as any shares of New Series A Convertible are outstanding, the Company may not declare any dividend on Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time the Company shall have paid all accrued and unpaid dividends on the outstanding shares of New Series A Preferred. If the Company fails to pay dividends as required for six consecutive quarters, a majority of the holders of New Series A Preferred will have the power to elect one Director to the Company's Board of Directors, either by filling an existing vacancy on the Board or by removing a Director of their choice. Each share of New Series A Convertible Preferred stock shall entitle the holder thereof to vote on all matters voted on by holders of the New common stock of the Company voting together as a single class with the other shares entitled to vote.

In September 2003, the Company recorded 254,155 issuable shares of this security as a first year dividend for an accrued dividend balance of $109,294. In December 2003, the language contained in the Certificate of Designation was re-evaluated and clarified; the results of which resulted in a reversal of the original transaction to record the issuable securities. Based on this clarification, the transaction was re-recorded with 109,548 issuable securities for an accrued dividend of $109,537. During 2004, the Company issued 118,312 securities for a dividend of $118,300 and 17,999 shares were converted into 5,999 shares of common stock. Preferred dividends of $56,616 and $59,643 have been accrued as of December 31, 2004 and 2003, respectively.

Limited Conversion Rights

All New Series A Convertible Preferred stock not converted into shares of New Common Stock prior to the confirmation of the Plan cannot be converted into New common stock until the first year anniversary of the date the New Series A Preferred was issued. On this first anniversary date and every six months thereafter, the holder of the New Series A Preferred may convert up to 25% of remaining holdings of New Series A Preferred into New common stock. Preferred shares are converted based on the liquidation preference amount and the conversion price of the New common stock shall be equal to 90% of the twenty-day average closing ask price of the New common stock, but in no case shall this price be less than $3.00 per share.

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

Redemption

The New Series A Convertible Preferred stock is not subject to redemption except as provided below:

The Company shall redeem for cash at a price per share equal to (i) 105% of the New Series A Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed within one year of the date of issuance; (ii) 104% of the New Series A Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance (the "Corresponding Redemption Price").

The Company may redeem all of the then outstanding shares of New Series A Convertible Preferred stock at the Corresponding Redemption Price at any time as long as proper notice of not less than 10 days nor more than 60 days prior to a redemption date set by the Company.

New Series B Convertible Preferred Stock

The New Series B Convertible Preferred stock, par value $.0001 per share (the "New Series B Preferred") is limited to a maximum of 5,000,000 shares. These shares have a stated liquidation preference of $1.00 per share. They are subordinate to the New Series A Preferred, but have preference over and rank senior to (i) the New common stock, and (ii) all other classes and series of equity securities of the Company which by its terms do not rank senior to the New Series B Preferred stock. These shares contain a negative covenant prohibiting the Company from granting a security interest in the Company's Intellectual Property. The holders of record are entitled to receive cumulative dividends at the rate of 8% (the "Dividend Rate") of the stated liquidation preference amount annually. Such dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of New common stock or any other equity securities of the Company ranking junior. The Company will initially pay dividends at the Dividend Rate in additional shares of New Series B Preferred. The number of shares to be paid is to be based on the liquidation value of a share to the holder of the New Series B Preferred stock. Each year thereafter dividends are to be paid in shares or, in the sole discretion of the Board of Directors, in cash.

In September 2003, the Company recorded 260,989 issuable shares of this security as a first year dividend for an accrued dividend balance of $112,218. In December 2003, the language contained in the Certificate of Designation was re-evaluated and clarified; the results of which resulted in a reversal of the original transaction to record the issuable securities. Based on this clarification, the transaction was re-recorded with 112,212 issuable securities for an accrued dividend of $112,201. During 2004, the Company issued 122,392 securities for a dividend of $112,380 and 250,212 shares were converted into 88,736 shares of common stock. Preferred dividends of $64,079 and $61,093 have been accrued as of December 31, 2004 and 2003, respectively.

Voting Rights

Each share of New Series B Convertible Preferred stock shall entitle the holder thereof to vote on all matters voted on by holders of the New common stock of the Company voting together as a single class with the other shares entitled to vote.

Limited Conversion Rights

All New Series B Convertible Preferred stock not converted into shares of New common stock prior to the Confirmation of the Plan cannot be converted into New common stock until the first year anniversary of the date the New Series B Preferred was issued. On this first anniversary date and every six months thereafter, the holder of the New Series B Preferred may convert up to 25% of his/her/its remaining holdings of New Series B Preferred into New common stock. Preferred shares are converted based on the liquidation preference amount and the conversion price of the New common stock shall be equal to 90% of the twenty-day average closing ask price of the New common stock, but in no case shall this price be less than $3.00 per share.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

Redemption

The New Series B Preferred is not subject to redemption except as follows:

The Company shall redeem for cash at a price per share equal to (i) 105% of the New Series A Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed within one year of the date of issuance; (ii) 104% of the New Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed after one year but within two years of the date of issuance; or (iii) 103% of the New Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than two years from the date of issuance (the "Corresponding Redemption Price").

The Company may redeem all of the then outstanding shares of New Series B Convertible Preferred stock at the Corresponding Redemption Price at any time as long as proper notice of not less than 10 days nor more than 60 days prior to a redemption date set by the Company.

Other

On July 11, 2002, the Company issued 2,800,000 shares of restricted common stock, 700,000 Class A warrants (exercisable for two years at $1.00 per share), and 420,000 Class B warrants (exercisable for three years at $1.50 per share) in exchange for the $2,800,000 it raised in its private offering commenced in connection with the Company's Plan. The A and B warrants contain cashless conversion provisions, as defined. As of December 31, 2002, the Company had issued an additional 491,752 shares of restricted common stock, 122,938 Class A warrants, and 73,763 Class B warrants in exchange for additional financing totaling $491,753. For their services in the private offering, commissions of 10% of the sale price were paid to certain selling agents, with 50% of the commission amount paid in cash and 50% paid in shares of common stock (one share of common stock for each $1.00 of commission earned payable in stock). In 2002, the Company paid costs of $128,463 and issued a total of 128,463 shares of common stock to the selling agents. The Company also recorded an accrual for $7,750 for commissions on monies raised in November and December 2002.

During bankruptcy, the Company raised $800,000 in debtor-in-possession financing ("DIP Financing"). We executed promissory notes to each of these private investors providing the DIP Financing (the "DIP Lenders"). Upon emerging from bankruptcy, the DIP Lenders agreed to accept shares of common stock and warrants in lieu of cash under the same terms as offered to the investors in the private offering (for each $1.00 loaned, the DIP Lender receives one share of common stock, 1/4th of a Class A warrant and 3/20ths of a Class B warrant). The Company issued an aggregate of 825,290 shares of common stock, 206,323 Class A warrants, and 123,794 Class B warrants.

Since July 11, 2002, the Company has continued to pay its Allowed Claims and Equity Interests under the Plan. The following amounts of stock have been issued and or are issuable under the Plan in exchange for Allowed Claims and Equity Interests.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

Administrative Claims	513,779 Shares of New Common Stock
Administrative Claims - BDR, Inc.	85,966 Shares of New Common Stock
Class 1A - Holders of 12% Notes	1,086,155 Shares of New Common Stock 1,365,923 Shares of New Series A Convertible Preferred Stock
Class 1B - Holders of 10% Notes	1,402,650 Shares of New Common Stock 1,402,650 Shares of New Series B Convertible Preferred Stock
Class 1C - Claims of Charles Worden, Sr.	111,381 Shares of New Common Stock
Class 1D Claims - Claims under the Curative Royalty Agreement	No Securities
Class 2 Claims -Priority Employee Claims	32,730 Shares of New Common Stock
Class 3 Claims -General Unsecured Claims	181,576 Shares of New Common Stock
Class 4A Claims - Existing Series A Preferred Stock	353,356 Shares of New Common Stock (if the Company has revenues exceeding $10,000,000 in four consecutive quarters)
Class 4B Claims -Existing Series B Preferred Stock	No Securities
Class 5 Claims - Existing Common Stock	2,552,531 Shares of New Common Stock
Class 6 Claims - Existing Stock Options	No Securities
Class 7 Claims - Other Equity Interests	No Securities

On July 11, 2002, the Company's Board of Directors (the "Board") reached an agreement with HMA Advisors Inc. ("HMA") to provide assistance to the Company to reach the Company's financing goals. The Financial Services Agreement is for a term of a minimum of 12 months and shall renew automatically on a month-to-month basis thereafter unless either party gives written notice of termination. The Board of Directors granted HMA 600,000 Common Stock Purchase Warrants, which vested immediately and were exercisable at $1.00 per share, with an expiration date of August 1, 2007. The warrants were valued at $60,000 and recorded as deferred compensation and was being amortized over 12 months. $30,000 was amortized to expense for both December 31, 2003 and 2002.

Additionally, on July 11, 2002 and upon emergence from bankruptcy, the Board reached an agreement with BDR Consulting Inc. ("BDR"), a related party, to provide management, financing, marketing and strategic consulting services as requested by the Board of Directors. In exchange, the Company compensates BDR at the rate of $108,000 per annum paid on a monthly basis at the rate of $9,000 per month. Additionally, on August 7, 2002, the Board granted BDR a stock option for 300,000 shares of common stock. The option for 100,000 shares vested immediately with another 100,000 shares to fully vest on the first anniversary of the date of grant, the remaining 100,000 shares to be fully vested on the second anniversary of the date of grant. The exercise price of $1.50 was the fair market value on the date of grant. The option was valued at $151,000 and was recorded as deferred compensation. The option will be amortized over the length of the contract. As of December 31, 2002, $25,167 was amortized and recorded as compensation. In the event that the Company terminates the Agreement with 45-day notice, and in addition to any options already vested as of the termination date, an option for an additional 50,000 shares shall immediately vest; provided that the total number of shares under this Agreement shall not exceed the 300,000 shares. The option expires 10 years from the date of grant. In 2003, the options were revalued to $244,660 with $97,162 being amortized and recorded as compensation in 2003. In 2004, these options were revalued to $244,380 with $80,485 being amortized and recorded as compensation in 2004.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

On October 25, 2002, we issued shares of New common stock in lieu of cash to certain legal professionals rendering their services prior to and after July 11, 2002. The stock issued for services rendered after July 11, 2002 was issued pursuant to Section 4(2) of the Securities Act of 1933. As of December 31, 2002, the Company has issued 493,005 shares to the attorneys at Robert F. Coleman & Associates (who served as the Company's bankruptcy counsel) of which 68,014 shares were issued for services after July 11, 2002, 25,910 shares to the attorneys at Cummins & Cronin, LLC (who served as the Company's intellectual property counsel) of which 6,660 shares were issued for services after July 11, 2002 and 4,650 shares to the attorneys at Fitch Evans. Each of the above attorneys entered into an agreement with the Company subsequent to the emergence from bankruptcy, in which each attorney will be compensated 1/3 of their total billings in cash and 2/3 will be payable as common stock, with all expenses incurred being paid in cash. As a result, the Company adjusted their expense for the portion of their billings being paid in stock to the fair market value on the last day of the month in which the services are performed.

In December 2002, 10,000 shares of common stock were recorded as issuable for consulting services, valued at $10,000, incurred during the bankruptcy period.

Upon the implementation of a Board-sponsored reorganization plan, the Board resolved that Jimmy D. Swink, Jr., Robert Burkett, David Crews, and Kent Smith would receive a reorganization bonus, equal to 5% of all Plan-Issued Securities. ("Plan-Issued Securities" include all new securities to be issued under the Plan, exclusive of the following: (i) the Reorganization Bonus; (ii)the Long-Term Incentive Plan; (iii)the New Warrants; and (iv)all shares issued to new investors in the private offering in excess of the initial $1,700,000 raised. The Board approved a reorganization bonus of 4% for Jimmy D. Swink, Jr. for his efforts as reorganization manager, 1/3% for Messrs. Burkett and Crews for their services as directors, and 1/3% for Mr. Kent Smith for his services as Chief Executive Officer during the bankruptcy. On October 16, 2002, the Board determined that 5% of all Plan-Issued Securities equaled 487,218 shares of common stock. The Board resolved that 389,775 shares should be issued to Mr. Jimmy D. Swink, Jr. and that 32,481 shares each should be issued to Messrs. Burkett, Crews and Smith.

On November 26, 2002, the Board issued Lee Wilcox an option representing the right to purchase 20,000 shares under the Long-Term Incentive Plan. The option granted to Lee Wilcox was valued at $11,800 and recorded as accounting fee expense with an offset to additional paid-in capital. The options to purchase shares of common stock are $1.50 per share.

For the 12 months ended December 31, 2003, the Company issued 2,492,176 shares of common stock.

The Company received $177,500 of additional monies in the original private placement commenced in connection with the Plan and issued 177,500 shares of common stock, 44,375 Class A warrants and 26,625 Class B warrants before closing the private placement in April 2003. On May 29, 2003 an additional 25,500 shares of common stock was issued for commissions earned during this placement.

On June 4, 2003, the Company initiated a new private offering at $1.25 per share to provide the Company with working capital to begin implementation of a new business plan and to initiate execution of the Company's clinical trials with the FDA. As of June 30, 2003, the Company had raised $1,050,000 and issued 840,000 shares of common stock. From July 1 through September 30, 2003, an additional $1,449,000 was raised with an additional 1,159,200 common shares being issued. In conjunction with this private offering, the Company incurred legal expenses of $11,683 and accrued agents commissions of $101,940, payable equally in cash and stock. In June and November 2003, 15,000 and 10,200 shares, respectively, were issued representing $31,500 in commissions due with $31,500 being paid in cash. As of December 31, 2003, $38,940 remains to be paid which represents an additional 15,576 shares issuable.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

The Company has entered into various service agreements with its legal counsel that provides for compensation for services split between cash and common stock. On March 5, 2003, the Company issued an aggregate 105,076 shares of common stock to its attorneys at Robert F. Colemen & Associates representing legal expenditures incurred during the months of October, November and December 2002 of $165,234. On June 16, 2003, the Company issued an additional 68,318 shares to Coleman representing expenditures incurred during January, February and March 2003 of $91,168. On June 19, 2003, the Company issued 31,037 shares to Cummins and Cronin representing legal expenditures incurred by the Company from October 2002 through March 2003 of $15,537.

On July 7, 2003, the Company issued 20,345 common shares in exchange for warrants with a total exercise price of $24,160.

On August 27, 2003, the Company entered into an agreement with The Research Works, Inc., ("Research Works"), whereby Research Works would prepare an equity research report on the Company. This report was published on the Research Works website and periodically updated. The Company authorized and issued 40,000 shares at a market value of $68,000 as consideration under the agreement.

On March 26, 2004, the Company entered into a Series C Convertible Preferred Stock Purchase Agreement with several accredited investors providing for the sale and issuance of $2.8 million of Series C Convertible Preferred Stock ("Series C") representing 280 shares, at $10,000 per share, of preferred stock which are convertible into 2.8 million shares of common stock. The Series C Convertible Preferred Stock has a par value of $.00001 and a liquidation value of $10,000. The Company also issued Series C-1 and Series C-2 warrants allowing the holders thereof to purchase an aggregate of approximately 2.8 million shares of common stock at an exercise price of $1.50 per share. In connection with this Purchase Agreement, the Company entered into a registration rights agreement, whereby the Company agreed to register the resale of the common stock issuable upon conversion of the Series C Convertible Preferred Stock and the common stock issuable upon exercise of the Series C-1 and Series C-2 warrants. Upon effectiveness of the Company's registration statement, one half of the Series C Convertible Preferred stock automatically converted into common stock. Commencing one year following the effective date of the registration statement, the remaining outstanding shares of Series C Convertible Preferred stock will automatically convert if (i) commencing on the date the closing bid price of the common stock is equal to or exceeds $3.00 for a period of 10 consecutive days, provided that (ii) the registration statement is effective for a period of 60 consecutive calendar days. The Company received proceeds, net of commissions and expenses of $325,807, from this placement of $2,474,193. In addition to the commissions, the placement agent also received five-year warrants to purchase 280,000 shares of the Company's common stock at an exercise price of $1.00 per share and was awarded a six-month consulting agreement for future financing services in return for compensation of $5,000 per month and additional warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share.

The Company's stock price on March 26, 2004 was $2.06; consequently, pursuant to the requirements of EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5"), as amended by EITF 00-27 "Application of Issue 98-5 to Certain Convertible Instruments", the issuance of the Series C Preferred, which are convertible initially at $1.00 per share at any time, resulted in a beneficial conversion feature (the difference between the market price and the conversion price) recorded as a preferred stock dividend in the amount of $2,800,000.

During 2004, 196.05 Series C shares were converted to 1,960,500 shares of common stock. Based on the Series C Convertible Preferred Stock Agreement, 50% of the shares or 140 shares would convert to 1,400,000 shares of common stock upon the effectiveness of the Company's registration statement. This occurred on July 13, 2004. An additional 56.05 Series C shares were converted to 560,500 common shares on an elective basis. As of December 31, 2004, there was 83.95 shares outstanding and only eight shareholders of record remaining from the original sixty two. Additionally 276,630 of the original 380,000 placement and consulting warrants were exercised on a cashless basis resulting in the issuance of 160,078 shares of the Company's common stock and an additional 17,455 warrants were exercised on a cash basis resulting in the issuance of an additional 17,455 common shares and cash proceeds to the Company of $17,455.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

The Series C Convertible Preferred stock ranks junior to the Series A Preferred stock regarding distributions upon liquidation of the Company. Series C Convertible Preferred stock ranks junior to the Series B Preferred stock solely with respect to the priority security interest in the Company's Intellectual Property. The shares accrue dividends at 6% of the stated liquidation preference amount from the date of issuance and increase to 8% commencing on September 25, 2005, are payable annually in cash or shares of common stock at the option of the Company. The Series C Preferred stock ranks pari passu with Series A Preferred stock and Series B Preferred stock with respect to payment of dividends. The Series C Preferred stock has no voting rights except with respect to transactions upon which they are entitled to vote as a class. The Series C Preferred stock is convertible, and the Series C-1 and Series C-2 warrants are exercisable by the holder at any time; however, an exercise or conversion by a holder cannot result in the holder owning in excess of 9.999% of the outstanding shares of the Company's common stock. Each dollar of liquidation preference amount is initially converted in one share of common stock (subject to certain anti-dilution privileges).

The holders of Series C Preferred stock can require the Company to redeem the stock plus accrued dividends at 125% of the liquidation price upon the (i) consolidation, merger or business combination of the Company, (ii) sale of more than 50% of the Company's assets, or (iii) a sale of more than 50% of the outstanding shares of the Company's outstanding shares of common stock. However, the Company has the option to pay in cash or shares of common stock.

Preferred dividends of $72,060 have been accrued as of December 31, 2004.

The C-1 and C-2 warrants provide for a cashless exercise at the option of the warrant holder commencing one year following issuance at the option of the warrant holder provided that (i) the per share market price of one share of common stock is greater than the warrant price and (ii) a registration statement for the resale of warrant stock is not in effect. The Company has the option to call up to 100% of the C-1 and C-2 warrants commencing 12 months and 36 months, respectively, from the effective date of a registration statement registering the common stock that would result from the exercise of the warrant. However, in order to exercise the call option, the Company's common stock must have been trading at a price greater than $3.00 for 10 consecutive trading days prior to the call notice and a registration statement is then in effect and has been effective without lapse for a period of 60 consecutive days and trading in the Company's stock shall not have been suspended. The Company, upon calling the warrant and the expiration of 20 days without action by the warrant holder, will remit to the holder of the warrant $.01 per called warrant and issue a new warrant representing the number of warrants not subject to the call .

During 2004, 99,500 C-1 and 85,000 C-2 warrants were electively exercised by warrant holders resulting in the Company receiving proceeds of $276,750 and the issuing of 184,500 common shares

Simultaneous with the Series C placement, the Company commenced a separate private placement in which the Company offered for sale 4,500 units at $1,000 per unit, in return for a total of $4,500,000, consisting of cash and negotiable subscription promissory notes receivable. Each unit consists of 1,000 shares of common stock and a five-year warrant to purchase an additional 1,000 shares at $1.50 per share. As of March 31, 2004, the Company had received subscriptions of $4,500,000 with cash commitments of $2,612,500 and notes of $1,887,500 due in three equal payments in June, September, and December 2004. As compensation for their services, certain broker-dealers received cash commissions in the amount of 10% of the gross proceeds. The Company incurred $38,825 of professional fees related to this placement which have been netted against the proceeds. Through December 31, 2004, the Company has collected $3,239,409, net of brokers commissions of $450,000. Also, as of December 31, 2004, the Company had subscriptions in arrears of $831,599 consisting of $825,000 in principal with the remaining $6,599 being interest.

The warrants provide for a cashless exercise alternative at the option of the warrant holder under certain conditions. The warrants are exercisable by the holder at any time; however, exercise by a warrant holder cannot result in the individual owning in excess of 9.999% of the outstanding shares Company's common stock. This option commences

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

one year following the original issue date if (i) the per share market price of one share of common stock is greater than the warrant price and (ii) a registration statement for the resale of the common stock resulting from the exercise of the warrant is not in effect.

The warrants provide an option by the Company to call up to fifty percent of the outstanding warrants commencing twenty-four months following the effective date of a registration statement registering the common stock which would result from the exercise of the warrant. However, in order for the Company to call the warrants the per share market price of the common stock must be greater than $3.00 (as may be adjusted for any stock splits or combinations of the common stock) for a period of 10 consecutive trading days prior to the notice of the call. The Company upon calling the warrant will remit to holder of the warrant $.01 per called warrant and issue a new warrant representing the number of warrants not subject to the call.

On October 19, 2004, at a special meeting of shareholders, the shareholders amended the Company's amended and restated Articles of Incorporation in order to authorize an additional 25,000,000 shares of common stock.

Other Issuance of Securities:

During the first quarter of 2004, 12,300 shares were issued to agents relating to the commissions earned during the private placement undertaken by the Company in the second and third quarters of 2003 representing accrued commissions of $15,375.

On February 27, 2004, 100,000 shares of the Company's common stock were issued to a corporation upon exercise of 62,500 Class A and 37,500 Class B warrants. On March 5, 2004, an additional 5,000 shares were issued to an individual in exchange for 3,125 Class A and 1,875 Class B warrants. The Company issued 105,000 shares of common stock and received cash proceeds of $124,688 upon the exercise of the above warrants.

During the twelve months ended December 31, 2004, 928,363 Class A warrants were exercised resulting in cash proceeds to Company of $659,418 and the issuance of 752,918 shares of the Company's common stock. Additionally, 90,058 Class A warrants were not exercised by the exercise date and expired with no value. Of the original 1,073,636 Class A warrants issued, a total of 42,500 remain exercisable as of December 31, 2004.

During the twelve months ended December 31, 2004, 51,898 Class B warrants were exercised resulting in cash proceeds to the Company of $77,847 and the issuance of 51,898 shares of the Company's common stock. Of the original 644,182 Class B warrants issued, 584,655 remain exercisable as of December 31, 2004 with 530,317 expiring on July 29, 2005 with the remaining 54,338 expiring a various times through May of 2006.

During the fourth quarter of 2004, 500,000 other warrants issued to various advisors during 2003 were exercised resulting in cash proceeds to the Company of $525,000 and the issuance of 500,000 shares of the Company's common stock.

During the fourth quarter of 2004, 55,000 employee stock options were exercised by terminated employees resulting in cash proceeds to the Company of $82,500 and the issuance of 55,000 shares of the Company's common stock.

During the 12 months ended December 31, 2004, 17,999 shares of Series A Preferred stock and 250,212 shares of Series B Preferred stock were converted to 5,999 and 88,736 shares of the Company's common stock respectively.

On June 30, 2004, dividends were declared for the Series A Convertible Preferred stock and the Series B Convertible Preferred stock amounting to $118,312 and $122,392, respectively. In July, shares representing the declared dividend were issued to the respective shareholders.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 11 - CAPITAL STOCK ACTIVITY (Continued)

Pursuant to the Company's Long Term Incentive Plan as amended on October 19, 2004 and pursuant to shareholder approval, the Board awarded options representing the right to purchase an aggregate of 1,320,000 shares of the Company's common stock, pursuant to Section 4(2) of the Securities Act of 1933. Of this amount, 1,000,000 options, with an exercise price of $1.50, were granted to Dr. Kshitij Mohan in accordance with the management contract affective on April 20, 2004. The remaining 320,000 options, with exercise prices ranging from $1.50 through $2.13, were granted to members of the Board of Directors as consideration for their previous years service and as inducement for membership on the Board of Directors for members elected during 2004.

Additionally, 200,000 stock warrants, with an exercise price of $1.50, were issued to BDR Consulting as consideration for future service.

NOTE 12 - LONG-TERM INCENTIVE PLAN

As of July 11, 2002, all options granted by the Predecessor Company were void.

The Company's adoption of its new Long-Term Incentive Plan became effective with the effectiveness of the Company's Plan. The new Long-Term Incentive Plan permits incentive awards of options, SARs, restricted stock awards, phantom stock awards, performance unit awards, dividend equivalent awards or other stock-based awards. It provides that the Company is authorized to make awards of up to 15% of the fully diluted stock of the Company on the Effective Date. On October 16, 2002, the Board reserved and allocated 2,336,523 shares of common stock to the new plan, such number determined to be 15% of the Company's fully diluted stock. The term of the following options granted is 10 years. On October 19, 2004 at a special meeting of shareholders, the Company's Long-Term Incentive Plan was formally adopted by shareholders and was amended to allocate a total of 4,000,000 shares of common stock, an increase of 1,663,477 common shares.

On August 7, 2002, in accordance with the Company's 2002 Long-Term Incentive Plan, the Company's Board of Directors (the "Board") granted the following stock options:

oRobert Burkett, an option for 100,000 shares of common stock to vest immediately and with an exercise price at fair market value on date of grant of $1.50 per share.

oDavid Crews, an option for 100,000 shares of common stock to vest immediately and with an exercise price at fair market value on date of grant of $1.50 per share.

oKent T. Smith, an option for 521,928 shares of common stock with 70,000 shares vested immediately and 1/24th of the remaining amount vests on each monthly anniversary of the date of grant over a two-year period. The exercise price is the fair market value on date of grant of $1.50 per share. Smith terminated employment on 12/1/03 and all the above options were cancelled and replaced with 175,000, five year warrants issued on January 2, 2004 to purchase the Company's common stock at $1.50 per share.

oCarelyn P. Fylling, an option for 250,000 shares of common stock with 80,000 shares vested immediately and 1/24th of the remaining amount vests on each monthly anniversary of the date of grant over a two-year period. The exercise price is the fair market value on date of grant of $1.50 per share.

oBDR, Inc. an option for 300,000 shares of common stock with 100,000 shares vested immediately, and 100,000 shares to vest on the following two annual anniversaries at the date of grant. The exercise price is the fair market value on the date of grant of $1.50 per share.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 12 - LONG-TERM INCENTIVE PLAN (Continued)

On August 16, 2002, in accordance with the Company's 2002 Long Term Incentive Compensation Plan and as compensation for participation on the Company's Board of Directors, the Board granted Stephen Holden an option to purchase 33,000 shares of common stock at $1.50 per share to vest and become exercisable on August 16, 2003. Holden subsequently resigned from the Board and all options expired.

On November 26, 2002, the Board resolved to issue the following stock options under the Company's Long-Term Incentive Plan.

oJudy Beriou, an option for 20,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share.

oMike Chunn, an option for 15,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Chunn exercised these options during the fourth quarter of 2004 prior to his terminating employment in December.

oDennis Dees, an option for 50,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Pat Justice, an option for 12,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Ladye Schanley, an option for 20,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Schanley terminated employment in the first quarter of 2003 and all options were cancelled.

oLee Wilcox, an option for 20,000 shares of common stock to vest immediately with an exercise price less than fair market value on date of grant of $1.50 per share. Wilcox terminated services with the Company during the second quarter of 2003 and all options were cancelled.

On February 4, 2003, the Board resolved to grant to two employees a total of 50,000 options. The options to purchase common stock of the Company vested at the date of the grant. The exercise price of $1.50 per share exceeded the market value at the date of the grant. 40,000 of these options were granted to an employee who terminated employment in the fourth quarter of 2004 and who exercised those options within the time allowed under the grant.

On October 21, 2003, the Board resolved in accordance with the employment contracts of two individuals to grant the following stock options under the Company's Long Term Incentive Plan.

oKent Smith, an option for 47,693 shares of common stock to vest in accordance with his employment agreement as if issued on August 7, 2002 at an exercise price at the fair market value of $1.25 per share. In accordance with his agreement, 27,821 became vested immediately. Smith terminated employment on December 1, 2003 and all options were cancelled and replaced with 175,000, five year warrants issued on January 2, 2004 to purchase the Company's common stock at $1.50 per share.

oCarelyn Fylling, an option for 19,077 shares of common stock to vest in accordance with her employment agreement as if issued on August 7, 2002 at an exercise price at the fair market value of $1.25 per share. In accordance with her agreement, 11,128 shares became vested immediately.

On November 15, 2003, the Board resolved to grant the following stock options under the Company's Long-Term Incentive Plan.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 12 - LONG-TERM INCENTIVE PLAN (Continued)

o
Mark Cline, an option for 175,000 shares of common stock to vest in one year following the issuance of the grant with an exercise price greater than the fair market value on the date of grant of $1.50 per share. Cline resigned from the company on June 29, 2004 and all vested options were cancelled and replaced with 150,000, five year warrants issued with an effective date of June 29, 2004 to purchase the Company's common stock at $1.50 per share.

o
Bill Allender, an option for 175,000 shares of common stock to vest in one year following the issuance of the grant with an exercise price greater than the fair market value on the date of grant of $1.50 per share.

On March 23, 2004, the Board resolved to grant 200,000 options, 100,000 each to Robert Burkett and David Crews, with an exercise price greater than the fair market value on the date of grant of $1.50 per share. These options vested on the date of grant.

On April 20, 2004, the Board resolved to grant 1,000,000 options, at an exercise price of $1.50, to Dr. Kshitij Mohan in accordance with his employment agreement with 500,000 containing immediate vesting with the remaining 500,000 vesting at a rate of 250,000 for the next two years at the anniversary date of the contract. These options were granted at an exercise price less than the fair market value on the date of grant.

On August 18, 2004, the Board resolved to grant 60,000 options, 30,000 each to Mark T. McLoughlin and to David F. Drohan, with immediate vesting at an exercise price of $1.50 which was greater than the fair market value at the date of grant.

On December 17, 2004, the Board resolved to grant 60,000 options, 30,000 each to James Benson and to Arun K. Deva, with immediate vesting at an exercise price of $2.13 and $2.06, respectively, which was equal to the fair market value on the date of their respective appointments to the Board.

Stock option activity during the periods indicated is as follows:

	Number of	Weighted-Average
	Shares	Exercise Price
Balance at July 1, 2002 (Inception)	—	—

Granted	1,441,928	1.50

Balance at December 31, 2002	1,441,928	$1.50

Granted	513,770	1.50
Cancelled	115,000	1.50
Exercised	—	—

Balance at December 31, 2003	1,840,698	$1.50

Granted	1,320,000	1.53
Cancelled	749,121	1.50
Exercised	55,000	1.50

Balance at December 31, 2004	2,356,577	$1.52

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 12 - LONG-TERM INCENTIVE PLAN (Continued)

The following table summarizes information about fixed stock options outstanding as of December 31, 2004:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
	Number of	Weighted	Weighted	Number	Weighted
Range of	Outstanding Shares	Average	Average	Exercisable at	Average
Exercise	at December 31,	Remaining	Exercise	December 31,	Exercise
Prices	2004	Contract Life	Price	2004	Price

$1.25 - $2.13	2,356,577	8.7	1.51	1,856,577	1.52

The following table summarizes information about fixed stock options outstanding as of December 31, 2003:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
	Number of	Weighted	Weighted	Number	Weighted
Range of	Outstanding Shares	Average	Average	Exercisable at	Average
Exercise	at December 31,	Remaining	Exercise	December 31,	Exercise
Prices	2003	Contract Life	Price	2003	Price

$1.25 - $2.00	1,840,698	8.5	$1.50	1,261,131	1.47

NOTE 13 - DEFERRED COMPENSATION

The components of deferred compensation for the options granted are as follows at December 31:

	2004	2003

Beginning balance	$1,438,070	$155,833
Deferred compensation recorded	2,182,213	2,257,438
Amortization to stock-based compensation	(3,052,495)	(975,201)

	$567,788	$1,438,070

On July 11, 2002, the Company's Board of Directors reached an agreement with HMA Advisors Inc. ("HMA") to provide assistance to the Company to reach the Company's financing goals. The Financial Services Agreement is for a term of a minimum of 12 months and will renew automatically on a month-to-month basis thereafter unless either party gives written notice of termination. The Board of Directors granted HMA 600,000 Common Stock Purchase Warrants, which vested immediately and were exercisable at $1.00 per share, with an expiration date of August 1, 2007. The warrants were valued at $60,000, were recorded as deferred compensation and were amortized over 12 months. $30,000 was amortized to expense during each of the years ended December 31, 2003 and 2002.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 13 - DEFERRED COMPENSATION (Continued)

Additionally, on July 11, 2002 and upon emergence from bankruptcy, the Board reached an agreement with BDR Consulting Inc. ("BDR"), a related party, to provide management, financing, marketing and strategic consulting services as requested by the Board of Directors. In exchange, the Company compensates BDR at the rate of $108,000 per annum paid on a monthly basis at the rate of $9,000 per month. Additionally, on August 7, 2002, the Board granted BDR stock options for 300,000 shares of common stock. The option for 100,000 shares vested immediately with another 100,000 shares to fully vest on the first anniversary of the date of grant, the remaining 100,000 shares to vest on the second anniversary of the date of grant. The exercise price of $1.50 was the fair market value on the date of grant. The option was valued at $151,000 and was recorded as deferred compensation. The option will be amortized over the length of the contract. As of December 31, 2002, $25,167 was amortized and recorded as compensation. In the event that the Company terminates the agreement with 45-day notice, and in addition to any options already vested as of the termination date, an option for an additional 50,000 shares shall immediately vest; provided that the total number of shares under this agreement shall not exceed the 300,000 shares. The option expires 10 years from the date of grant. In 2003, the options were revalued to $244,660, an increase of $93,660, with $97,162 being amortized and recorded as compensation in 2003. During 2004, these initial 300,000 options granted on August 7, 2002 were revalued to $243,380, a decrease of $1,280, and $80,485 was amortized as a non-cash charge to the Company. Additionally, on February 24, 2004, the Board granted BDR another 200,000 options. The company recorded deferred compensation of $245,740 and non-cash amortization expense of $208,542 in 2004 pertaining to this grant.

On April 1, 2003, the Company entered into a consulting agreement with Nadine C. Smith (the "Consultant") to provide general business and financial consulting services for a period of twelve months. The Consultant would receive $125,000 per annum paid monthly as compensation for providing services to the Company. Additionally, the Consultant was also issued a warrant to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 with an expiration date of seven years. The first 500,000 shares vested and were exercisable immediately with the remaining 500,000 vested and exercisable at the one-year anniversary upon signing the consulting agreement. For the year ending December 31, 2003 the Company has recorded deferred compensation of $733,750 relating to this agreement, of which $550,312 has been amortized as a non-cash charge to the Company. During 2004, the Company recorded additional deferred compensation of $647,300, of which a total of $830,738 was amortized as a non-cash charge to the Company.

During the period between April through August 2003, the Company granted options to various independent sales representatives upon signing the agreement to represent the Company's products in their respective territories. Three of the sales representative received a total of 4,500, three-year options at an exercise price of $1.50 with one of the representatives receiving 500, three-year options with an exercise price of $1.90, which represented the fair market value at the date of agreement. On a cumulative basis for this group, the Company has recorded deferred compensation of $3,452 relating to these agreements, of which $2,038 has been amortized as a non-cash charge to the Company. During 2004, the remaining $1,414 was amortized as a non-cash charge to the Company.

On October 21, 2003, the Company entered into three agreements with various investment and financial advisory companies to compensate them for work performed prior to the date of the agreements and to compensate them for continued involvement with the Company. The three agreements were with Stern and Company, IVC Group and FEQ Investments, Inc. The Stern and Company agreement was for advisory services through December 31, 2004 and consisted of a grant of 100,000, three-year warrants at an exercise price per share of $1.25. The agreement with the IVC Group was for investment advisory services through December 31, 2004 with IVC receiving $2,500 per month plus a grant of 400,000, three-year warrants at an exercise price per share of $1.00. The agreement with FEQ Investments, Inc was for investment advisory services through December 31, 2004 with FEQ receiving $5,000 per month plus a grant of 775,000, three-year warrants at an exercise price of $1.00. The IVC Group and the FEQ Investments agreement can be terminated at any time for any cause. For the year ending December 31, 2003, the Company has recorded deferred compensation of $1,219,086 relating to these agreements, of which $243,817 has been amortized as a non-cash charge to the Company. During 2004, the remaining $975,269 was amortized as a non-cash charge to the Company relating to these agreements.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 13 - DEFERRED COMPENSATION (Continued)

On January 2, 2004, the Company entered into a termination agreement with Kent Smith that granted him 175,000 warrants to purchase the Company's common stock at $1.50 per share in exchange for all previously issued and vested stock options granted to him plus other considerations. The warrants vested immediately and expire in three years. The options that were cancelled under the agreement totaled 569,621, of which 403,080 were fully vested. On that date, the warrants were valued at $115,938 and the Company recorded deferred compensation of that amount. Subsequently, the Company amortized the entire $115,938 recording the expense to wages and salaries.

On January 10, 2004, the Company entered into an advisory contract with Dr. Charles Baxter to serve as chairman of the Company's Medical Advisory Board. As consideration for this agreement, Dr. Baxter was paid $500 per month and was awarded 10,000, five-year options to purchase the Company's common stock for $1.50. During 2004, the Company recorded deferred compensation and non-cash amortization of $10,250.

On January 14, 2004 an agreement was formally signed with an effective date of October 1, 2003 between the Company and the Carmen Group, Inc. to provide advisory services when dealing with the federal government. This involves issues relating to the FDA testing in addition to other issues. The agreement specifies a fixed monthly fee of $15,000 plus expenses and an irrevocable grant of 100,000 options at a price per share of $1.25 per share. The Company will also issue an additional 100,000 options at a price of $2.00 per share no later than September 30, 2004. For the year ending December 31, 2003, the Company recorded deferred compensation of $207,490 relating to this agreement of which $51,872 has been amortized as a non-cash charge to the Company. (See Note 16 relating to the Carmen Group). During 2004, the options were revalued and the Company recorded additional deferred compensation of $84,440, of which a total of $240,058 was amortized as a non-cash charge to the Company.

On March 19, 2004, the Company entered into a six-month advisory contract with Burnham-Hill Investments for investment advisory services. As consideration for this contract, the Company paid to Burnham-Hill $5,000 per month for six months and granted to the company 100,000 warrants to purchase the Company's common stock for $1.50. These warrants will expire in five years. The Company valued the warrants on the contract date at $111,430 with the total amount being amortized as a non-cash charge to the Company over the following six months.

On April 20, 2004, the Company awarded to Dr. Kshitij Mohan 1,000,000, ten year options to purchase the Company's common stock for $1.50 per share as part of the two-year contract between Mohan and the Company to accept the position as Chief Executive Officer. At the date of the award, the fair market value was $2.24 per share. In accordance with APB 25, the Company recorded deferred compensation of $740,000 at that date and during 2004, amortized $258,464 recording the expense to wages and salaries.

Effective May 7, 2004, the Company entered into a service agreement with Gary Maier for public relations services. In conjunction with the contract, Gary Maier received 12,000 warrants to purchase the Company's stock for $2.50. These warrants expire on December 31, 2008. The Company valued the warrants at $24,396 and recorded non-cash amortization of $15,908 during 2004.

On June 29, 2004, the Company entered into a termination agreement with Mark Cline that granted him 150,000, five year stock purchase warrants to purchase the Company's common stock at $1.50 per share in exchange for all previously issued and vested stock options granted to him plus other considerations. On that date, the warrants were valued at $204,000 and the Company recorded deferred compensation of that amount. Subsequently, the Company amortized the entire $204,000, recording the expense to wages and salaries.

Cytomedix, Inc.
(A Development Stage Entity)
Notes to Financial Statements

NOTE 14 - EMPLOYEE BENEFIT PLAN

The Company maintained a 401(k) plan, in which all employees are eligible to participate. The maximum compensation a participant may elect to defer is 15%. The employer may, at its sole discretion, contribute and allocate to each eligible participant's account a percentage of the participant's elective deferral contribution. For the years ended December 31, 2004 and 2003, the Company did not contribute to the plan.

NOTE 15 - SUPPLEMENTAL CASH FLOW DISCLOSURES - NONCASH TRANSACTIONS

Non-cash transactions for years ended December 31 include:

	Year Ended
	December 31,
	2004	2003
Commissions paid in stock	$15,374	$—
Accrued dividends on 6% preferred stock	79,195	—
Accrued dividends on 8% preferred stock	240,665	231,738
Preferred stock individual reorder at issuance due to beneficial conversion feature of Series C Preferred	2,800,000	—
Commissions accrued for at year end	—	47,940
Legal fees paid in stock	—	181,013

Stock issued or issuable for consulting	—	68,000
Preferred dividends paid by issuance of stock	240,704	221,759
Financing of insurance premiums	—	51,678

NOTE 16 - RELATED PARTY TRANSACTIONS

BDR Consulting Inc. ("BDR") is affiliated with BDR Investment LLC through common ownership. The principal in both entities, Jimmy D. Swink, Jr., provided consulting services to the Company amounting to $412,027 and $205,162 for the periods ended December 31, 2004 and 2003, respectively.

On February 23, 1999, the Company and BDR entered into a consulting agreement which was subsequently amended several times. The agreement was further amended on July 11, 2002 continuing until June 30, 2005. Under the agreement currently in place, BDR receives compensation of $108,000 per annum for services rendered to the Company. The successor Company granted stock options to BDR representing the right to purchase 300,000 shares of the Company's common stock at $1.50 per share, of which 100,000 became fully vested and exercisable on August 7, 2002, the date of grant, with the remaining 200,000 vesting over the next two years. The options expire ten years from the date they become exercisable. On February 25, 2004, the Board authorized an additional grant of 200,000, ten year options to purchase the Company's common stock at $1.50 per share. These options became exercisable immediately. As of the twelve months ended December 31, 2004, the Company revalued the options to $489,120, an increase of $244,660, from the prior years valuation, with $289,027 being amortized and recorded as compensation. For the twelve months ending December 31, 2003, the company recorded amortization expense as compensation of $97,162. For 2004 and 2003, BDR received cash compensation of $123,000 and $108,000, respectively.

In 1999, the Founder and then sole stockholder of the Company, Charles Worden, and the Company entered into an agreement where the Company was to pay the Founder a royalty.

Worden and the Company entered into a substitute royalty agreement with Court approval on November 14, 2001, which superseded the agreement dated October 29, 1999. The Company agreed to pay the Founder a royalty of five percent of the gross profit from the sale, licensing or other exploitation of the Worden patent. The royalty payment during any calendar year was limited to $600,000. The Company was to pay the Founder a minimum royalty of $6,250 per month in advance. For the years ended December 31, 2004 and 2003, the total royalty expense was $75,000 and $76,676, respectively. The Company granted a security interest and lien in the Worden patent. In addition, the Company granted a reversionary interest in the patent if the Company discontinues substantially all efforts to commercialize the Worden patent.

NOTE 16 - RELATED PARTY TRANSACTIONS (Continued)

On October 16, 2001, the Company's Board of Directors reached an agreement with Mr. Jimmy D. Swink, Jr. providing that in exchange for his full-time commitment to the Company's reorganization efforts as the Company's reorganization manager, the Board would provide in any Board-sponsored plan of reorganization for payment of a reorganization bonus to Mr. Swink, upon the effectiveness of that plan, equal to 4% of all Plan-Issued Securities. The Board also approved a reorganization bonus of 1/3% for Messrs. Burkett and Crews for their services as Board members and for Mr. Smith as president. The Plan defines "Plan-Issued Securities" as all New Securities to be issued under the Plan, exclusive of the following: (i) the Reorganization Bonus; (ii) the Long Term Incentive Plan;
(iii) New Warrants; and (iv) all shares issued to New Investors in excess of $1.7 million raised pursuant to the Private Placement offering. On October 16, 2002, the Company issued 389,775 shares to BDR for this reorganization bonus.

The Carmen Group, Inc. was engaged during the second quarter of 2003 as a business consultant to strategically position and represent the Company before the federal government. A director of the Company is also a senior consultant with the Carmen Group, Inc. Effective on October 1, 2003, a formal agreement was signed with the Carmen Group, Inc. for a period of one year to provide services for the Company for a flat fee of $15,000 per month plus expenses. Additionally, the agreement stipulates that the Company would issue to the Carmen Group, Inc. an option to purchase 100,000 shares immediately exercisable at $1.25 with an additional 100,000 shares being issuable one year from the date of agreement at an exercise price of $2.00. In 2004, the Carmen Group provided services to the Company amounting to $377,162, which included $240,057 of amortization expense attributable to the valuation of the options. In 2003, the Carmen Group, Inc. had provided services to the Company amounting to $198,569, which includes amortization expense relating to the options of $51,872.

NOTE 17 - OPERATING LEASES

For the years ended December 31, 2004 and 2003, the Company incurred rent expense of $31,899 and $30,008, respectively. From the date of inception (July 1, 2002) to December 31, 2004 rent expense was $76,928.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

Post-Bankruptcy Commitments and Contingencies

Under the Plan the predecessor Company's Existing Series A Preferred stock and the dividends accrued on the Series A Preferred stock are exchanged into one share of New common stock for every five shares of Existing Series A Preferred shares held as of the Effective Date. This exchange is contingent on the successor Company's attaining aggregate gross revenues for four consecutive quarters of at least $10,000,000.

We outsource the manufacturing of AutoloGel process kits to Tri-State Hospital Supply Corporation. Under a purchase agreement dated August 1, 2002, Cytomedix agreed to purchase kits in pre-established usage levels. Should the Company terminate the 36-month agreement, it is required to purchase unique components and finished goods inventory up to a maximum amount of approximately $50,000.

NOTE 19 - SUBSEQUENT EVENTS

For the period, January 1, 2005 through March 15, 2005, the Company issued 401,338 common shares in exchange for 1,204,014 Series B, Convertible and Preferred shares and 288,420 common shares in exchange for 865,260 Series A, Convertible and Preferred shares. The Company also issued 807,975 common shares resulting from the exercise of various warrants and options at differing exercise prices that resulted in additional cash to the Company of $1,210,538. Additionally, the Company has received $831,599 of the outstanding subscriptions receivable.

INTERIM FINANCIAL STATEMENT

CYTOMEDIX, INC.
(A DEVELOPMENT STAGE ENTITY)

Condensed Balance Sheets

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets
Cash	$3,921,383	$3,274,934
Accounts and royalties receivable, net	426,717	315,566
Prepaid expenses, other current assets and inventory	290,353	274,045
Total current assets	4,638,453	3,864,545
Cash – restricted	—	21,375
Property and equipment, net	98,210	194,719
Intangibles, net	1,989,473	2,084,210
Goodwill	2,021,623	2,021,623
Total assets	$8,747,759	$8,186,472

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,152,916	$1,015,185
Deferred revenues	89,900	81,448
Dividends payable on Series A, Series B and Series C preferred stock	19,500	199,891
Total current liabilities	1,262,316	1,296,524
Long-term liabilities
Deferred revenues	284,684	356,335
Total liabilities	1,547,000	1,652,859
Commitments and contingencies
Stockholders’ equity
Series A Convertible preferred stock; $.0001 par value, $1.00 liquidation value, authorized 5,000,000 shares; at September 30, 2005 issued – 322,171 shares; issuable 25,685 shares, at December 31, 2004 issued – 1,575,784 shares	34	157
Series B Convertible preferred stock; $.0001 par value, $1.00 liquidation value, authorized 5,000,000 shares; at September 30, 2005 issued – 78,281shares; issuable 6,323 shares, at December 31, 2004 issued – 1,387,042 shares,	8	138
Series C Convertible preferred stock: $.0001 par value, $10,000 liquidation Value, authorized 1,000 shares; at September 30, 2005 issued – 0.0 shares; at December 31, 2004 issued – 83.9 shares	—	—
Common stock; $.0001 par value, authorized 65,000,000 shares; at September 30, 2005 issued – 26,098,888 shares; at December 31, 2004 issued – 20,675,837, issuable 825,000 shares	2,611	2,151
Additional paid-in capital	31,272,888	25,674,088
Deferred compensation	(606,797)	(567,788)
Subscriptions receivable	—	(831,599)
Deficit accumulated in the development stage	(23,467,985)	(17,743,534)
Total stockholders’ equity	7,200,759	6,533,613
Total liabilities and stockholders’ equity	$8,747,759	$8,186,472

The accompanying notes are an integral part of these condensed financial statements.

CYTOMEDIX, INC.
(A DEVELOPMENT STAGE ENTITY)

Condensed Statements of Operations – Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,		July 1, 2002 (Inception) Through September 30, 2005
	2005	2004	2005	2004

Revenues
Sales	$58,999	$78,584	$217,883	$301,932	$1,349,646
Royalties	387,385	161,335	804,804	505,552	2,571,738
Total revenues	446,384	239,919	1,022,687	807,484	3,921,384
Cost of revenues
Cost of sales	32,296	22,505	86,936	93,231	448,795
Cost of royalties	162,986	130,129	466,793	410,276	1,902,975
Total cost of revenues	195,282	152,634	553,729	503,507	2,351,770
Gross profit	251,102	87,285	468,958	303,977	1,569,614
Operating expenses
Salaries and wages	1,422,081	398,834	2,533,088	1,379,227	5,653,555
Consulting expenses	267,100	446,006	735,031	2,054,277	4,536,804
Consulting expenses – related party	27,000	206,804	158,764	680,472	1,670,236
Professional fees	202,322	202,783	882,055	569,732	3,042,081
Royalty expenses – related party	18,750	18,750	56,250	56,250	245,426
Clinical trial related expenses	429,916	350,406	1,387,452	953,486	3,042,476
General and administrative expenses	297,189	322,714	1,171,879	951,665	4,173,127
Total operating expenses	2,664,358	1,946,297	6,924,519	6,645,109	22,363,705
Loss from operations	(2,413,256)	(1,859,012)	(6,455,561)	(6,341,132)	(20,794,091)
Other (income) expenses
Interest (income) expenses, net	(25,730)	(16,157)	(66,860)	(35,209)	(102,930)
Contract settlement and other expense	(7,366)	—	215,702	4,911	194,418
Patent litigation settlements, net	(98,212)	—	(956,212)	—	(956,212)
Total other (income) expenses	(131,308)	(16,157)	(807,370)	(30,298)	(864,724)
Net loss from continuing operations	(2,281,948)	(1,842,855)	(5,648,191)	(6,310,834)	(19,929,367)
Preferred dividend on Series A and B preferred stock	8,643	63,656	54,009	181,901	637,172
Preferred dividend on Series C preferred stock	368	22,003	22,251	2,865,899	2,901,446
Net loss to common stockholders	$(2,290,959)	$(1,928,514)	$(5,724,451)	$(9,358,634)	$(23,467,985)
Basic and diluted loss per common share	$(0.09)	$(0.10)	$(0.24)	$(0.54)	$(1.44)
Weighted average shares outstanding	25,534,393	20,174,455	23,869,661	17,179,508	16,253,340

The accompanying notes are an integral part of these condensed financial statements.

CYTOMEDIX, INC.
(A DEVELOPMENT STAGE ENTITY)

Condensed Statements of Cash Flows – Unaudited

	Nine Months Ended September 30,		July 1, 2002 (Inception) Through September 30, 2005
	2005	2004

Cash flows from operating activities:
Net loss	$(5,648,191)	$(6,310,834)	$(19,929,367)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	170,637	162,259	688,484
Amortization – deferred consulting fees	468,898	2,174,758	3,973,359
Amortization – stock based employee and director compensation	1,553,143	485,232	2,131,545
Amortization of stock issued for services	—	—	68,000
Consulting/legal expense for issuance of securities	—	—	113,904
Stock issued for reorganization bonus	—	—	487,218
Stock issued for contract settlement	227,500	—	227,500
Stock issued for consulting services	35,000	—	35,000
(Gain) Loss on disposal of assets	(7,066)	4,655	(2,411)
Interest earned on subscriptions outstanding	(866)	(15,907)	(21,874)
Other	—	—	(11,506)
Change in current assets	(127,459)	(161,526)	(152,039)
Change in current liabilities	146,186	148,857	33,455
Change in deferred revenue	(71,651)	(61,086)	(275,271)
Net cash used in operating activities	(3,253,869)	(3,573,592)	(12,634,003)
Cash flows from investing activities:
Purchase of equipment	—	(31,145)	(374,336)
Proceeds from sale of equipment	27,675	—	27,675
(Increase) Decrease in restricted cash	21,375	(480)	—
Net cash provided by (used in) investing activities	49,050	(31,625)	(346,661)
Cash flows from financing activities:
Proceeds from sale of common and preferred stock, net	832,465	5,292,150	12,281,265
Repayment of note payable	—	(13,066)	(140,841)
Proceeds from option and warrant exercises	3,109,392	711,514	4,748,357
Dividends paid	(90,589)	—	(90,589)
Net cash provided by financing activities	3,851,268	5,990,598	16,798,192
Net increase in cash	646,449	2,385,381	3,817,528
Cash, beginning of period	3,274,934	811,385	103,855
Cash, end of period	$3,921,383	$3,196,766	$3,921,383

The accompanying notes are an integral part of these condensed financial statements.

CYTOMEDIX, INC.
(A DEVELOPMENT STAGE ENTITY)

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited condensed financial statements included herein have been prepared by Cytomedix, Inc. (the “Company” and “Cytomedix”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly present such information. All such adjustments are of a normal recurring nature. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations.

These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s 2004 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for interim periods are not necessarily indicative of the results for any subsequent quarter or the entire fiscal year ending December 31, 2005.

Cytomedix is a development stage enterprise, and accordingly, certain additional financial information is required to be included in the condensed financial statements.

Basic and diluted net losses per common share are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share (“SFAS 128”), for all periods presented. In accordance with SFAS 128, basic and diluted net losses per common share have been computed using the weighted-average number of shares of common stock outstanding during the period. Shares associated with stock options, stock warrants, and convertible preferred stock are not included because the inclusion would be anti-dilutive (i.e., reduce the net loss per share). The total numbers of such shares excluded from diluted net loss per common share were 11,422,155 and 16,457,769 at September 30, 2005 and 2004, respectively.

As a Small Business filer, the Company has chosen to defer adoption of SFAS No. 123R until January 1, 2006 but will continue to disclose the impact of stock based employee compensation utilizing the provisions of SFAS No. 123 “Accounting for Stock Based Compensation (“SFAS 123”). As has been permitted under SFAS No. 123, the Company has continued to utilize APB 25 “Accounting for Stock Issued to Employees” in accounting for its stock-based compensation to employees. Had compensation expense for the nine months and three months ended September 30, 2005 and 2004 been determined under the fair value provisions of SFAS No. 123, as amended by SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of SFAS Statement No. 123”, the Company’s net loss to common shareholders and net loss to common shareholders per share would have differed as follows:

	Three Months Ended September 30		Nine Months Ended September 30,
	2005	2004	2005	2004

Net loss to common stockholders, as reported	$(2,290,772)	$(1,928,514)	$(5,724,264)	$(9,358,634)
Add: Stock-based employee compensation expense included in reported net loss determined under APB No. 25, net of related tax effects	177,868	93,260	725,435	165,204
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(489,252)	(314,117)	(1,748,330)	(478,568)
Pro forma net loss	$(2,602,156)	$(2,149,371)	$(6,747,159)	$(9,671,998)
Loss per share:
Basic and diluted – as reported	$(0.09)	$(0.10)	$(0.24)	$(0.54)
Basic and diluted – pro forma	$(0.10)	$(0.11)	$(0.28)	$(0.56)

Note 1 — Basis of Presentation (continued)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted was calculated using the Black-Scholes option pricing model. The following table summarizes the weighted average assumptions used in the model.

	Nine Months Ended September 30,
	2005	2004

Risk free rate	4.30%	3.93%
Expected years until exercise	10.0	9.6
Expected stock volatility	100%	100%
Dividend yield	—	—

Note 2 — Description of Business

Cytomedix, Inc. is a biotechnology company whose business model is premised upon developing, producing, and licensing autologous cellular therapies (i.e., therapies using the patient’s own body products) for the treatment of chronic non-healing wounds using propriety platelet gel and related product therapies. To create the proprietary platelet gel product, the patient’s own platelets and other essential blood components for the healing process are separated through centrifugation and formed into a gel (“AutoloGel™”) that is topically applied to a wound under the direction of a physician. The Company’s headquarters are in Rockville, Maryland.

Note 3 — Capital Stock Activity

The Company issued 1,209,188 and 4,598,050 shares respectively during the three months and nine months ended September 30, 2005. The following table lists the sources of and the proceeds from those issuances:

	Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005
Source	Common Stock Issued	Proceeds	Common Stock Issued	Proceeds

Conversion of series A convertible preferred shares(1)	18,219	—	431,532	—
Conversion of series B convertible preferred shares(1)	16,839	—	449,937	—
Conversion of series C convertible preferred shares	47,500	—	839,500	—
Exercise of class A warrants	—	—	42,500	$42,500
Exercise of class B warrants(2)	358,093	$498,765	503,258	$668,225
Exercise of class C-1 warrants	131,460	$197,190	441,760	$670,140
Exercise of class C-2 warrants	125,500	$188,250	458,700	$680,552
Exercise of unit offering warrants	—	—	250,000	$375,000
Exercise of options issued under the Long Term Incentive Plan(3)	179,000	$268,500	299,969	$310,500
Exercise of other warrants(2)	323,904	—	807,221	$362,475
Other issuances	8,673	—	73,673	—
Totals	1,209,188	$1,152,705	4,598,050	$3,109,392

——————

(1)

Includes, but is not limited to, the immediate conversion to common stock of certain dividends paid in preferred stock.

(2)

Includes common stock issued pursuant to cashless exercise provisions.

(3)

The issuance of these shares were registered by the Company’s S-8 filed on November 1, 2004.

The following table summarizes the stock options granted by the Company during the three months and nine months ended September 30, 2005. These options were granted to employees, board members, and professional service providers.

Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005
Options Granted	Price Range	Options Granted	Price Range

100,000	$5.07 - $6.00	500,000	$1.15 - $6.00

On June 30, 2005, as required by the Certificate of Designation filed with the Delaware Secretary of State, the Company declared a stock dividend on its series A and B convertible preferred shares. This dividend resulted in 25,685 and 6,323 issuable shares of series A and B convertible preferred shares respectively, and the issuance of 27,249 shares of common stock as a result of the automatic conversion of preferred shares issued as dividends to prior holders of series A and B convertible preferred shares that were converted to common stock prior to the payment of the preferred dividends.

In June 2005, the Company paid a cash dividend on series C convertible preferred shares at the rate of six percent per annum, amounting to approximately $91,000. The dividends were calculated based on the number of days the shareholder held the series C convertible preferred shares prior to conversion.

On July 15, 2005, the Company entered into a Separation Agreement and Release with William L. Allender. Under said Separation Agreement, Mr. Allender agreed to provide consulting services to the Company as needed and to provide for a smooth transition to his successor. The Company agreed to extend the expiration date of Mr. Allender’s options to purchase common stock and to allow cashless exercise of said options as part of his severance package. The extension of the expiration date of the options resulted in the Company recording approximately $798,000 of compensation expense.

Note 4 — Related Party Transactions

BDR Consulting, Inc. (“BDR”) is a consulting firm owned solely by Jimmy D. Swink, Jr. The Company entered into a consulting agreement with BDR, dated July 11, 2002 (the “Effective Date”). Pursuant to an extension, this agreement will expire on December 31, 2005. Under this agreement, BDR is to receive compensation of $108,000 per annum for services rendered to the Company. In addition, the Company granted BDR stock options representing the right to purchase 300,000 shares of the Company’s common stock at $1.50 per share (the fair market value on the date of grant). An option representing the right to purchase 100,000 shares vested immediately on the date of grant with the remaining 200,000 shares vesting annually over the next two years. Additionally, on February 25, 2004, the Company issued 10-year warrants to purchase an additional 200,000 shares of common stock at $1.50 to BDR, in connection with the consulting agreement. For the nine months ended September 30, 2005, the Company recorded expenses of $159,000 pertaining to this agreement of which, $81,000 was paid in cash with the remaining $78,000 being non-cash charges relating to the value of options granted to BDR, valued in accordance with FAS 123. For the three months ended September 30, 2005, the Company recorded expenses of $27,000 representing cash payments; there were no non-cash charges during this period. For the nine months ended September 30, 2004, the Company recorded expenses of $303,000 pertaining to this agreement of which, $96,000 was paid in cash with the remaining $207,000 being non-cash charges relating to the value of options granted to BDR, valued in accordance with FAS 123. For the three months ended September 30, 2004, the Company recorded expenses of $77,000 representing cash payments of $42,000 with the remaining $35,000 being non-cash charges.

Note 5 — Commitments and Contingencies

The nature of the operations of the Company exposes it to risk of claims and litigation in the normal course of its business and the Company has several legal proceedings pending resolution. Although the outcome of such matters cannot be determined, management believes the ultimate resolution of these matters will not have a material adverse effect on the financial position or operations of the Company.

The Company emerged from bankruptcy on July 11, 2002. Under the Bankruptcy Plan (the “Plan”), the Company’s prior “Existing series A preferred stock”, as defined by the Plan, and the dividends accrued on this “Existing series A preferred stock” held as of the effective date of the Plan may be exchanged into one share of the Company’s common stock for every five shares of prior “Existing Series A Preferred shares”. This exchange is contingent on the Company attaining aggregate gross revenues for four consecutive quarters of at least $10,000,000.

The Company is prohibited from granting a security interest in the Company’s patents and/or future royalty streams under the terms of the series A and B convertible preferred shares.

Note 6 — Patent Litigation Settlements

During the second quarter of 2005, the Company entered into three separate Settlement and License Agreements with Medtronic, Inc. (Medtronic), Harvest Technologies Corporation (Harvest), and Perfusion Partners & Associates, Inc and its affiliate, Transcorporeal, Inc. (PPAI). Under the terms of the respective agreements, payments of $1,430,000 for the discharge of past obligations were due to the Company. Additionally, the licensees are required to pay on-going royalties on defined classes of sales.

As of September 30, 2005, the Company has recorded revenues of approximately $1,289,000 for the amounts received for past obligations under the Medtronic, Harvest, and PPAI agreements. These revenues, net of associated costs of approximately $333,000 consisting of royalty and contingent legal fees payable by the Company, are reflected as “Patent litigation settlements, net” on the Statements of Operations. Due to PPAI’s recent emergence from bankruptcy, the Company records revenues when payments are received from PPAI. As of September 30, 2005, the Company had received and recorded $109,000 of the agreed $250,000 settlement for past obligations from PPAI. Since 2003, the Company has incurred expenses of $674,000 (excluding royalty and contingent legal fees) for patent enforcement actions. Of this amount, $477,000 was incurred during the first nine months of 2005. These fees have primarily been included in Professional fees.

Royalties earned after the effective dates of these agreements, together with the related costs, are included in the Statements of Operations as “Royalties” and “Cost of royalties”, respectively.

Note 7 — Reclassification

For comparability purposes, certain figures for the 2004 and cumulative periods have been reclassified where appropriate to conform with the financial statement presentation used in 2005. These reclassifications had no effect on the reported net loss.

Note 8 — Subsequent Events

On October 7, 2005, Cytomedix Inc., entered into a License Agreement with COBE Cardiovascular, Inc., a member of Sorin Group, whereby Cytomedix granted to COBE Cardiovascular a worldwide license to Cytomedix’s Knighton patent for all applications relating to the use of autologous platelet releasate therapies for healing purposes. Under the terms of the License Agreement, COBE Cardiovascular shall make an upfront royalty payment of $45,000 to Cytomedix plus pay royalties of 7.5% and 1.5% of net future sales of disposable products and hardware products, respectively, related to the manufacture, use and sale of platelet releasate therapies.

On October 12, 2005, Cytomedix, Inc. entered into a Settlement and License Agreement with SafeBlood Technologies, Inc. whereby Cytomedix granted to SafeBlood a non-exclusive license for services and therapies involving the practice of processes covered by Cytomedix’s patented technology. Cytomedix had filed a lawsuit against SafeBlood on June 6, 2003 in the United States District Court for the Eastern District of Arkansas. Under the terms of the settlement agreement, SafeBlood agreed to an up front royalty fee of $50,000, payable over three years, to Cytomedix plus royalties of between 8% and 9% of future gross sales of products and services related to the manufacture, use, and sale of platelet releasate therapies.

On October 21, 2005, the Company held its Annual Shareholders’ Meeting in Rockville, MD. Shareholders attending the meeting and those voting by proxy re-elected all six members of the Board of Directors for a one-year term. Shareholders also voted to ratify the appointment of L. J. Soldinger Associates, LLC, as the Company’s independent registered public accounts for the fiscal year ending December 31, 2005.